UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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DOMINION ENERGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dominion Energy®

Powering Your Every Day.℠

2024 Proxy Statement

Notice of 2024 Annual Meeting

of Shareholders

Date and Time Tuesday, May 7, 2024 9:30 a.m. Eastern Time	Location Exclusively online via webcast at www.virtualshareholdermeeting.com/D2024	Record Date March 1, 2024

Items of Business

The Board recommends a vote FOR the following Items:

Item 1: Election of the 11 director nominees named in this Proxy Statement

Item 2: Advisory vote on approval of executive compensation (Say on Pay)

Item 3: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending December 31, 2024

Item 4: Approval of the 2024 Incentive Compensation Plan

The Board recommends a vote AGAINST the following Items:

Item 5: Shareholder proposal – independent chair, if properly presented

Item 6: Shareholder proposal – benefit corporation conversion, if properly presented

Shareholders will also consider any other business properly presented at the meeting. More information about how to attend the meeting is under Questions and Answers About the 2024 Annual Meeting and Voting on page 92.

By Order of the Board of Directors,

Carlos M. Brown

President – Dominion Energy Services and Executive Vice President, Chief Legal Officer and Corporate Secretary

March 22, 2024

VOTING

Each share of Dominion Energy, Inc. (Dominion Energy, the company, we, our or us) common stock is entitled to one vote on each matter properly brought before the meeting. Please vote by proxy as soon as possible. Your vote is very important to us, and we want your shares to be represented at the meeting.

HOW TO VOTE

By Internet www.proxyvote.com/dominion (before the meeting) www.virtualshareholdermeeting.com/D2024 (during the meeting)

By Telephone

Call (800) 690-6903 if you are a registered shareholder or an employee savings plan participant. If you are a beneficial owner, call the number provided by the bank or broker holding your shares.

By Mail You can vote by mail by marking, dating and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.

This Notice and accompanying proxy materials are being made available to shareholders electronically on or about March 22, 2024, or mailed on or about the same date to those shareholders who have previously requested printed materials.

Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting of Shareholders to be held on May 7, 2024:

Dominion Energy’s Notice of Annual Meeting, 2024 Proxy Statement, 2023 Annual Report and 2023 Annual Report on Form 10-K are available on our website at investors.dominionenergy.com/proxy.

FORWARD-LOOKING

STATEMENTS

Certain statements contained in this Proxy Statement constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act. All statements other than statements of historical or current facts, including statements regarding future earnings and operations, our business review, our strategy, our environmental and other sustainability plans and goals, goals regarding our diverse hiring, and statements regarding ongoing and future projects and the expected availability and benefits of such projects, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. Our statements about the future are subject to various risks and uncertainties. For factors that could cause actual results to differ materially from expected results, see the risk and uncertainties described throughout our Annual Report on Form 10-K for the year ended December 31, 2023 (2023 Annual Report on Form 10-K) and particularly in Item 1A. Risk Factors and Forward-Looking Statements in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations. These forward-looking statements speak only as of the date of this Proxy Statement. Dominion Energy, Inc. assumes no obligation to provide any revisions to, or update, any projections and forward-looking statements contained herein.

Dominion Energy	1
Voting Roadmap	5
Item 1: Election of Directors	9
Director Nominees	10
Corporate Governance	22
Director Nominations and Board Refreshment	22
Board and Committee Evaluations	23
Director Independence	24
Board Leadership Structure	24
2023 Meetings and Attendance	27
The Committees of the Board	27
Our Board’s Oversight Role	29
Shareholder Engagement	33
Other Governance Practices and Policies	34
Compensation of Non-Employee Directors	36
Director Compensation Plan and Benefits	37
Non-Employee Director Stock Ownership	37
Item 2: Advisory Vote on Approval of Executive Compensation (Say on Pay)	38
Executive Compensation	39
Compensation Discussion and Analysis	39
Executive Summary	39
Our Performance	42
Our Compensation Elements	43
Our Process	58
Our Compensation Practices and Policies	60
Compensation and Talent Development Committee Report	62
Executive Compensation Tables	63
Equity Compensation Plans	75
CEO Pay Ratio	75
Pay versus Performance	76
Item 3: Ratification of Appointment of Independent Auditor	78
Audit Committee Matters	78
Auditor Fees and Pre-Approval Policy	78
Audit Committee Report	79
Item 4: Approval of the 2024 Incentive Compensation Plan	80
Item 5: Shareholder Proposal – Independent Chair	86
Item 6: Shareholder Proposal – Benefit Corporation Conversion	88
Security Ownership of Certain Beneficial Owners and Management	91
Questions and Answers About the 2024 Annual Meeting and Voting	92
Other Information	96
Appendix A – Reconciliation of Reported Earnings (GAAP) to Operating Earnings (non-GAAP)	A-1
Appendix B – Dominion Energy, Inc. 2024 Incentive Compensation Plan	B-1

Dominion Energy, headquartered in Richmond, Virginia,

is one of the nation’s largest producers and distributors

of energy. Dominion Energy is committed to providing the reliable,

affordable and increasingly clean energy that powers our customers every day. Dominion Energy operates in 15 states and serves

approximately 6 million customers.1

Our Core Values

Our core values are fundamental to who we are. We do what is right. We do it well. We do it together. Doing so helps ensure we maintain trust with those who matter most: our customers, investors, employees, communities, regulators and other stakeholders. Our customers rely on us to power their every day, so we deliver on our commitments.

Safety – Our first and most important goal is to send every employee home safe and sound, every day.

Ethics – We do not take shortcuts when reaching for our goals and fulfilling our obligations. Our reputation depends on ethical behavior.

Excellence – We work toward continuous improvement in all areas of our business.

Embrace Change – By welcoming new ideas, Dominion Energy champions innovation. Through innovation, we will continue to prosper in the years ahead.

One Dominion Energy – Our shared mission and purpose transcend organizational boundaries. Teamwork leads to strong, sustainable performance.

2023 Financial Highlights
$2.29	Reported earnings per share

$1.99	Operating earnings per share[2]

2023 Performance Highlights

0.45	OSHA recordable injury rate, our second-best ever

15	data centers accounting for 933 megawatts (MWs) of electric load connected to the grid

5.5%	projected annual peak summer demand growth in a region including our Virginia service area over the next decade

49.0%	diverse hiring rate[3]

47%	reduction in carbon dioxide emissions from 2005 through 2022

99.98%	power availability, excluding major storms, in the company’s Virginia and Carolinas service areas

1	As of March 7, 2024.
2	See Reconciliation of Reported Earnings under Generally Accepted Accounting Principles (GAAP) to Operating Earnings (non-GAAP) in Appendix A.
3

Dominion Energy defines diverse employees as those who identify their gender as female and/or their race/ethnicity as American Indian or Alaskan Native, Asian, Black or African American, Hispanic or Latino, Native Hawaiian or Other Pacific Islander or Two or More Races.

DOMINION ENERGY | 2024 PROXY STATEMENT 1

Our Strategy

In keeping with a sharpened focus on our core business, we refined our company mission to reflect our fundamental purpose: providing the reliable, affordable and increasingly clean energy that powers our customers every day. With our refined focus and the conclusion of a top-to-bottom business review led by our Chair, President and Chief Executive Officer (CEO) and overseen by our Board of Directors (Board of Directors or Board), the company is now on a path to provide compelling long-term value for shareholders, customers and employees.

As we advanced our strategic and financial repositioning during 2023, we continued the operational excellence that our shareholders and customers expect of us.

•	We had the lowest rate of injuries leading to lost days or restricted duty in company history, and the electric transmission division of Virginia Electric and Power Company (Dominion Energy Virginia) went 365 days without a recordable injury.

•	We invested $1.9 billion in transmission infrastructure in Virginia and the Carolinas.

•	We surpassed 2,000 miles of vulnerable lines placed underground in Virginia and worked to ensure that 98% of Dominion Energy South Carolina customers affected by Tropical Storm Idalia had their power restored within 14 hours.

•	We earned an A- rating on both the 2023 Climate CDP and 2023 Water CDP Reports.

•	We increased diverse workforce representation to 37.7%.

•	We spent $1.43 billion with diverse suppliers.

•	We donated $46.7 million in the communities where we operate.

•	Our employees volunteered over 110,000 hours of their time.

•	We paid annual dividends of $2.67 per share and marked 383 consecutive quarters of dividend payments.

•	We have an active, engaged and diverse Board of Directors with a mix of experiences and backgrounds to provide oversight of our business and sustainability-related activities.

•	Six new directors have been elected to the Board since 2019, including three since 2022, and our nominees are 45% gender and ethnically diverse.

“In my nearly two decades at Dominion Energy, I have never been as optimistic about the company as I am today.” Bob Blue Chair, President and CEO

2 DOMINION ENERGY | 2024 PROXY STATEMENT

Sustainability and Our Path to Net Zero

In early 2020, we announced our commitment to Net Zero Scope 1 carbon and methane emissions from our electric generation and natural gas operations by 2050.1 In February 2022, we expanded that commitment to include carbon and methane emissions from sources outside of our direct operations, including Scope 2 emissions and material categories of Scope 3 emissions. These commitments work in concert with many of our other goals to help us execute our mission to deliver the reliable, affordable and increasingly clean energy that powers our customers every day.

As we move to deliver increasingly clean energy for our customers, we take steps, informed by clear corporate policy and extensive stakeholder engagement, to ensure outcomes that are consistent with the principles of environmental justice and a just transition. Reliability and affordability remain fundamental to our clean-energy strategy, because the energy transition will not succeed unless customers can count on reliable, affordable service.

Dominion Energy has made significant progress toward our decarbonization goals. From 2005 through 2022, we reduced Scope 1 carbon emissions from electric generation by 47%. Likewise, we have reduced methane emissions from our natural gas business by 38% (2010 through 2022). These reductions position us well as we strive toward reaching Net Zero by 2050.

Scope 1 Emissions Reduction Progress Through 20222

Electric Business (carbon)	Gas Business (methane)

We take pride in our transparent reporting on climate, sustainability and diversity, equity and inclusion (DE&I) matters, and in 2023, we continued our efforts to provide relevant and actionable information to our investors.

Sustainability & Corporate Responsibility Report November 2023	Climate and Water CDP Reports 2023	Diversity, Equity and Inclusion Report May 2023

Provides information on our sustainability strategy, including governance, performance, comprehensive methane and carbon metrics and commitments	Received an A- on Climate and Water CDP Reports, the world’s largest environmental dataset for climate and water information	Highlights progress and initiatives toward building a more diverse and inclusive workforce and provides historical workforce data

Find links to these reports and more environmental, social and governance (ESG) and DE&I disclosures at esg.dominionenergy.com and dei.dominionenergy.com. Information on our website is not incorporated by reference into this Proxy Statement.

[1]

Scope 1 emissions refer to direct carbon and methane emissions from our operations. Scope 2 emissions refer to emissions from electricity the company consumes but does not generate. Scope 3 emissions refer to emissions from electricity purchased to power the grid, fossil fuel purchased for our power stations and gas distribution systems and consumption by our natural gas customers.

[2]

As of December 31, 2022. Electric baseline year 2005, Gas baseline year 2010. All environmental and other related metrics are inclusive of assets owned in 2022, except Hope Gas, Inc., which was sold in August 2022. The company expects future reporting will be adjusted to reflect the outcome of the companywide business review.

DOMINION ENERGY | 2024 PROXY STATEMENT 3

Human Capital Management

Every day we depend on our approximately 17,0001 Dominion Energy colleagues to provide the reliable, affordable and increasingly clean energy that powers our customers every day. To sustain that valuable workforce, we must continue to focus on attracting new and diverse talent, developing our employees and future leaders and providing an environment that is safe, supportive and inclusive.

Safety

•  Our commitment to safety starts at the top with our Board, which receives a report on the company’s safety performance at every regularly scheduled Board meeting.

•  Safety performance goals are incorporated into our Annual Incentive Plan (AIP).

Attracting and Developing Talent

•  We provide our employees with the tools and opportunities to develop and progress in their careers, including a dedicated employee engagement and development team and a variety of accessible employee training and other resources.

•  We also have a multi-level development program for leaders, including our Emerging Leader Program, New Leader Bootcamp and a multi-month Developing the Dominion Energy Leader program.

Employee Feedback

•  We conduct regular companywide engagement surveys that offer employees the opportunity to provide candid feedback on company performance in areas such as workplace culture, management, career opportunities and compensation. We use the survey results to strengthen our culture and refine our policies and operations. In 2023, we launched an updated internal Employee Experience page to engage with our employees on the survey results and related topics.

•  Our Board reviews the results from the engagement survey and the action plans that are developed in response to feedback following the completion of each survey.

Advancing Diversity, Equity and Inclusion

•  The Board receives regular updates on the company’s recruitment and DE&I initiatives from senior management.

•  We offer diverse interest groups, or Employee Resource Groups, that bring together employees with shared backgrounds, interests or perspectives.

•  We also make a special effort to recruit military veterans, seeking to strengthen our network within the communities we serve and support military servicemen and women while developing our talent pipeline.

[1]	As of December 31, 2023.

4 DOMINION ENERGY | 2024 PROXY STATEMENT

Voting Roadmap

ITEM 1

Election of Directors

You are being asked to vote on the election of the following 11 director nominees. Additional information about each director’s background, business experience and qualifications appears under the heading Item 1 – Election of Directors beginning on page 9.

Your Board of Directors recommends that you vote FOR each director nominee.

EXPERIENCE OF OUR DIRECTOR NOMINEES

Leadership

Industry

Financial or Accounting

Corporate Governance

Risk Management

Government, Public Policy or Legal

Human Capital/Talent Management

Innovation and Technology

Environmental

Customer and Community

CORPORATE GOVERNANCE HIGHLIGHTS

Board Composition and

Independence

•	All independent directors except for Board Chair

•	Independent Lead Director with clearly defined role and responsibilities

•	100% independent Board committees

•	Independent directors meet in executive session at each regularly scheduled Board meeting

Robust Shareholder Rights

•	Annual election of all directors

•	Majority voting standard for uncontested elections of directors with a resignation policy for directors who fail to receive majority support

•	Ability for shareholders to call a special shareholder meeting

•	Ability for shareholders to nominate directors through proxy access

Board and Committee Governance Practices

•	Regular Board refreshment, including two new directors added in 2023, and a resignation policy for directors who reach the age of 75

•	Annual Board and committee evaluations, including individual director interviews led by the independent Lead Director

•	Robust director and executive share ownership guidelines

COMPOSITION OF OUR DIRECTOR NOMINEES[1] 6.7 Average Years Tenure 61.4 Average Age [1] As of March 1, 2024.

DOMINION ENERGY | 2024 PROXY STATEMENT 5

Nominees for the Board of Directors

James A. Bennett INDEPENDENT Age: 62 Director Since: 2019 Executive Director of External Affairs, First-Citizens Bank & Trust Company	Robert M. Blue CHAIR, PRESIDENT AND CEO, DOMINION ENERGY, INC. Age: 56 Director Since: 2020	Paul M. Dabbar INDEPENDENT Age: 56 Director Since: 2023 Co-founder and CEO, Bohr Quantum Technology Corp.

D. Maybank Hagood INDEPENDENT Age: 62 Director Since: 2019 Chairman and CEO, Southern Diversified Distributors, Inc.	Mark J. Kington INDEPENDENT Age: 64 Director Since: 2005 Managing Director, Kington Management, LP	Kristin G. Lovejoy INDEPENDENT Age: 57 Director Since: 2022 Global Security and Resilience Practice Leader, Kyndryl Holdings, Inc.

Joseph M. Rigby INDEPENDENT Age: 67 Director Since: 2017 Retired Chairman, President and CEO, Pepco Holdings, Inc.	Pamela J. Royal, M.D. INDEPENDENT Age: 61 Director Since: 2013 President, Royal Dermatology and Aesthetic Skin Care, Inc.	Robert H. Spilman, Jr. INDEPENDENT LEAD DIRECTOR Age: 67 Director Since: 2009 Chairman, President and CEO, Bassett Furniture Industries, Inc.

Susan N. Story INDEPENDENT Age: 64 Director Since: 2017 Retired President and CEO, American Water Works Company, Inc.	Vanessa Allen Sutherland INDEPENDENT Age: 52 Director Since: 2023 Executive Vice President, Governmental Affairs, General Counsel and Corporate Secretary, Phillips 66 Company

Ages as of March 1, 2024

6 DOMINION ENERGY | 2024 PROXY STATEMENT

ITEM 2

Advisory Vote on Approval of Executive Compensation (Say on Pay)

You are being asked to vote on an advisory basis on the compensation paid to the company’s named executive officers (NEOs) as described in this Proxy Statement, including the Compensation Discussion and Analysis (CD&A), compensation tables and narrative discussion beginning on page 39.

Your Board of Directors recommends that you vote FOR this item.

BEST PRACTICES What We Do

COMPENSATION SNAPSHOT

The charts below illustrate the components of the annualized target total direct compensation opportunities provided to our CEO and target direct compensation opportunities of the other NEOs in 2023:

Place a substantial portion of NEO pay at risk and tied to enhanced shareholder value
Balance short-term and long-term incentives
Require significant stock ownership for our CEO, other NEOs and all other officers
Tie equity and cash-based incentive compensation to a clawback policy
Consider shareholder feedback, including results of prior year’s Say on Pay vote
What We Don’t Do
Offer long-term or indefinite employment agreements to our executive officers
Permit officers to hedge or pledge shares of our common stock
Offer excessive perquisites or provide tax gross-ups on executive perquisites, except for certain benefits provided through the company’s relocation program
Offer excessive change in control severance benefits

For 2023, our CEO’s long-term incentive awards were 100% performance-based, with 94% of the payout based on relative total shareholder return (TSR), requiring 65th percentile performance for at-target payout of the TSR metric. We believe this creates strong alignment with our shareholders and reinforces our pay-for-performance culture.

DOMINION ENERGY | 2024 PROXY STATEMENT 7

ITEM 3

Ratification of Appointment of Independent Auditor

The Audit Committee appointed Deloitte & Touche LLP (Deloitte) as the company’s independent registered public accounting firm (independent auditor) for the fiscal year ending December 31, 2024. The Audit Committee and the Board believe that the retention of Deloitte to continue serving as the company’s independent auditor is in the best interests of Dominion Energy and its shareholders.

You are being asked to ratify the appointment of Deloitte as the company’s independent auditor for fiscal year 2024. Additional details about the Audit Committee’s appointment of Deloitte as the company’s independent auditor for the fiscal year 2024, as well as the fees paid to Deloitte in 2023 and 2022, can be found beginning on page 78.

Your Board of Directors recommends that you vote FOR this item.

ITEM 4

Approval of the 2024 Incentive Compensation Plan

We use equity and equity-based awards to motivate our executive officers to increase the company’s performance over the long term, to align the interests of our executives with the interests of our shareholders and to support our share ownership guidelines.

You are being asked to approve the 2024 Incentive Compensation Plan (Incentive Compensation Plan or ICP), which would replace the 2014 Incentive Compensation Plan and allow a continuation of the current design of our executive compensation program. If approved, the 2024 Incentive Compensation Plan would authorize an aggregate of (i) 27,000,000 shares of common stock, less (ii) one share for every one share that was subject to an award granted under the 2014 Incentive Compensation Plan after December 31, 2023, and prior to the effective date of the 2024 Incentive Compensation Plan. In addition, any shares previously reserved for issuance under the 2014 Incentive Compensation Plan that are subject to outstanding awards under the 2014 Incentive Compensation Plan that expire, are forfeited or otherwise terminate will be added to the 2024 Incentive Compensation Plan share reserve.

Additional information on the 2024 Incentive Compensation Plan can be found beginning on page 80.

Your Board of Directors recommends that you vote FOR this item.

ITEM 5

Shareholder Proposal

You are being asked to vote on a shareholder proposal, if properly presented at the 2024 Annual Meeting, regarding a policy to require an independent chair of the Board of Directors.

Details of the proposal, as well as the company’s opposing statement, can be found beginning on page 86. We recommend a vote against the proposal in Item 5 for the reasons set forth in the opposing statement.

Your Board of Directors recommends that you vote AGAINST this item.

ITEM 6

Shareholder Proposal

You are being asked to vote on a shareholder proposal, if properly presented at the 2024 Annual Meeting, regarding conversion of the company to a benefit corporation.

Details of the proposal, as well as the company’s opposing statement, can be found beginning on page 88. We recommend a vote against the proposal in Item 6 for the reasons set forth in the opposing statement.

Your Board of Directors recommends that you vote AGAINST this item.

8 DOMINION ENERGY | 2024 PROXY STATEMENT

ITEM 1

Election of Directors

You are being asked to vote on the election of the following 11 director nominees. Information about each director’s background, business experience and qualifications is provided on the following pages.

Your Board of Directors recommends that you vote FOR each director nominee.

Our Board of Directors, based on the recommendation of the Nominating and Governance Committee (N&G Committee), has nominated 11 directors for election at the 2024 Annual Meeting to hold office until the next annual meeting or until their respective successors are duly elected or appointed and qualified. All nominees are currently directors, and all directors were elected by shareholders at the 2023 Annual Meeting, except for Ms. Sutherland and Mr. Dabbar who were elected to the Board effective December 1, 2023.

Ms. Sutherland and Mr. Dabbar were each identified as a potential director candidate by the N&G Committee and recommended to the Board as a director nominee. Ms. Sutherland and Mr. Dabbar further bolster the leadership, industry (including nuclear), corporate governance, environmental, government, public policy, legal and technology expertise on our Board of Directors, among other attributes.

Each nominee has agreed to be named in this Proxy Statement and to serve as director for another term, if elected. For additional information regarding the voting requirements to elect directors, see What are the voting requirements to elect the directors and to approve each of the other items in this Proxy Statement and what is the effect of abstentions and broker non-votes? on page 93.

Our Board selected the 11 nominees based on their diverse mix of skills, experiences and perspectives, and believes they provide quality advice and counsel to Dominion Energy’s management and effectively oversee the business and long-term interests of shareholders. These nominees bring to the Board a wide array of business and professional skills, as well as industry expertise. In addition, many of our Board members are connected to the communities that we serve, providing valuable feedback and insight into the impacts of Board decisions on customers. They are collegial, thoughtful, responsible and intelligent leaders who are diverse in terms of age, gender, ethnicity and professional experience. Our nominees are also diverse from a geographic perspective, with directors from five different states, including Virginia and South Carolina. Many of the nominees serve or have served on other public company boards, enabling our Board to stay apprised of best practices implemented at other companies and promoting informed and effective governance. Directors are given numerous opportunities to learn about the company through site visits as well as subject matter videos and presentations.

6 NEW DIRECTORS added since 2019, including two in 2023, bringing fresh perspectives to the Board

In November 2023, we announced the retirement of Messrs. Michael E. Szymanczyk and Ronald W. Jibson effective immediately following the completion of the 2024 Annual Meeting. We thank them both for their service, their guidance and oversight.

In lieu of designating substitutes at this time, our Board will reduce the number of directors to 11 effective immediately following the completion of the 2024 Annual Meeting. The Board expects to evaluate and vet candidates for election as directors as part of its normal course of business as described under Director Nominations and Board Refreshment on page 22. Proxies cannot be voted for a greater number of individuals than the number of nominees.

Although it is not anticipated that any of the individuals named below will be unable or unwilling to stand for election, in the event of such an occurrence, a proxy may be voted for a substitute designated by our Board, or in lieu of designating a substitute, our Board may reduce the number of directors.

DOMINION ENERGY | 2024 PROXY STATEMENT 9

Director Nominees

The Board attribute matrix below highlights the mix of key skills, qualifications, attributes and experiences that each director nominee brings to our Board. Nominees developed competencies in these skills through education, direct experience and oversight responsibilities. The Board believes that Dominion Energy directors should possess these skills, qualifications and experiences to provide oversight in line with our mission, core values and strategic plans.

Because the matrix is a summary, it is not intended to be a complete description of all the key skills, qualifications, attributes and experiences of each director.

Skills, Qualifications, Attributes and Experiences

Leadership. CEO, executive or senior management experience guiding complex organizations, including developing and implementing corporate strategies and long-term business plans.	●	●	●	●	●	●	●	●	●	●	●

Industry. Experience in utility, energy and/or nuclear energy operations, including the associated risks and public policy issues.		●	●				●			●	●

Financial or Accounting. Experience in finance or accounting, including oversight of financial reporting and internal control and/or raising debt and equity capital.	●	●	●	●	●	●	●	●	●	●	●

Corporate Governance. Experience with board oversight and management accountability, as well as protecting shareholder and stakeholder interests.	●	●	●	●	●		●	●	●	●	●

Risk Management. Experience overseeing or managing financial, operational and other significant risks that affect our business.	●	●	●	●	●	●	●	●	●	●	●

Government, Public Policy or Legal. Experience working with governmental agencies and advancing policy and legislative initiatives.	●	●	●		●	●	●			●	●

Human Capital/Talent Management. Experience in attracting, developing, motivating and retaining a talented workforce.	●	●	●	●	●	●	●	●	●	●	●

Innovation and Technology. Experience overseeing or driving technological trends, digital platforms, cybersecurity and development of new technologies.		●	●	●	●	●		●	●	●	●

Environmental. Experience overseeing or managing environmental, climate or sustainability practices, with an understanding of environmental policy, risks, regulations and compliance obligations.		●	●			●	●		●	●	●

Customer and Community. Experience in a customer-facing industry with an understanding of customer and community expectations, including transforming the customer experience.	●	●	●	●	●		●	●	●	●	●

Board Independence, Tenure and Diversity*

Independent	●		●	●	●	●	●	●	●	●	●

Tenure (# of years as of March 1, 2024)	5	3	<1	5	18	1	7	11	14	7	<1

Age (as of March 1, 2024)	62	56	56	62	64	57	67	61	67	64	52

Female						●		●		●	●

Male	●	●	●	●	●		●		●

African American or Black	●							●			●

White or Caucasian		●	●	●	●	●	●		●	●

*	No director self-identifies as Alaskan Native or Native American; Asian, Native Hawaiian or Other Pacific Islander; or Hispanic or Latino.

Information about each director nominee is presented on the following pages, including specific key experience and qualifications that led the N&G Committee and our Board to nominate him or her to serve as a director.

10 DOMINION ENERGY | 2024 PROXY STATEMENT

James A. Bennett
Age: 62 Director Since: 2019 Independent	Committees: Finance and Risk Oversight Nominating and Governance Sustainability and Corporate Responsibility

Experience

Mr. Bennett has served as Executive Director of External Affairs for First-Citizens Bank & Trust Company (First Citizens) in Columbia, South Carolina since January 2024, having previously served as South Region Mid-South Area Executive from January 2015 to January 2024, in addition to prior roles as Executive Vice President, Director of Public Affairs and Chief Diversity Officer. Before joining First Citizens, Mr. Bennett became the youngest bank president in South Carolina when he was named President of Victory Savings Bank in 1989.

Mr. Bennett has been actively involved with the Columbia Urban League for more than 35 years, serving previously as League Chairman, and is a former chairman of the board of Claflin University, a private, historically black university located in Orangeburg, South Carolina. Mr. Bennett currently serves as chair of the Midlands Business Leadership Group, as well as chair of the University of South Carolina Educational Foundation. He is a member of the board of directors of Blue Cross Blue Shield of South Carolina and former chair of the South Carolina Bankers Association.

Mr. Bennett received his undergraduate degree from the University of South Carolina and is a graduate of the South Carolina Bankers School.

Qualifications, Attributes and Skills

Mr. Bennett has extensive leadership and talent management skills from his management and operating responsibilities in the banking industry, including his past service as Chief Diversity Officer of First Citizens, which helps our Board with strategic planning and with its oversight of the company’s efforts to develop and retain a talented workforce.

He has financial and risk management expertise and familiarity with public policy and customer service concerns from his work in the regulated financial services sector, developing the skills needed to oversee the company’s financial needs and risk management.

He has demonstrated a commitment to the community and non-profit organizations within South Carolina, fostering connections with our customers.

Through his tenure on the board of directors of SCANA Corporation (SCANA), Mr. Bennett has relevant corporate governance and public company board experience, assisting our Board with transparency, accountability and effectiveness.

DOMINION ENERGY | 2024 PROXY STATEMENT 11

Robert M. Blue
Age: 56 Director Since: 2020 Chair, President and Chief Executive Officer, Dominion Energy

Experience

Mr. Blue has served as Chair of the Board of Dominion Energy since April 2021 and as President and Chief Executive Officer since October 2020, having previously served as Executive Vice President and Co-Chief Operating Officer from December 2019 through September 2020. He served as Executive Vice President and President & Chief Executive Officer – Power Delivery Group from May 2017 through November 2019, and in various Senior Vice President roles since 2008. Mr. Blue has also served as a director for Dominion Energy Virginia and Dominion Energy South Carolina, Inc., both wholly-owned operating subsidiaries of Dominion Energy, since November 2018 and October 2020, respectively.

Prior to joining Dominion Energy in 2005, Mr. Blue served as Counselor and Director of Policy for the Governor of Virginia.

He currently serves on the boards of the Nuclear Energy Institute, the Edison Electric Institute and the Institute of Nuclear Power Operations. He is a member of the boards of the Federal Reserve Bank of Richmond, Associated Electric & Gas Insurance Services Limited, the Greater Washington Partnership, Sports Backers, and Communities in Schools of Virginia, as well as a member of the University of Virginia’s Board of Visitors.

Mr. Blue received his undergraduate degree and Master of Business Administration from the University of Virginia and his law degree from Yale University.

Qualifications, Attributes and Skills

Mr. Blue has in-depth knowledge of the company’s industry, business and operations, with more than 19 years of experience at Dominion Energy.

He has oversight experience of cybersecurity and technological trends, which is key in providing reliable, affordable and increasingly clean energy to our customers.

As Dominion Energy’s Chair, President and CEO, Mr. Blue has demonstrated his leadership, financial, risk management, talent management and corporate governance skills in leading the company through its strategic business review.

He possesses an understanding of the environmental, regulatory, legal, governmental and public policy issues central to our core utility businesses, helping the company advance policy and legislative initiatives.

He has demonstrated a commitment to the communities we serve, fostering connections with our customers and other stakeholders.

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Paul M. Dabbar
Age: 56 Director Since: 2023 Independent	Committees: Finance and Risk Oversight

Experience

Mr. Dabbar has served as Co-founder and Chief Executive Officer of Bohr Quantum Technology Corp. (Bohr), which develops and deploys quantum information technologies for the emerging quantum internet, since 2021. Previously, he was Under Secretary of Energy for Science for the U.S. Department of Energy (DOE) from 2017 to 2021. Prior to his role at the DOE, Mr. Dabbar was a senior investment banker at J.P. Morgan with significant transaction experience across all energy sectors. In addition, he had a senior leadership role for J.P. Morgan’s commodity trading business, including power, oil and gas. Mr. Dabbar also served as a U.S. Navy officer aboard the nuclear submarine, USS Pintado.

He is a member of the U.S. Council on Foreign Relations and served on the DOE’s Research and Technology Investment Committee and the boards of the National Science and Technology Council, the Manhattan Project National Park, the Energy Storage Grand Challenge and the DOE’s Environmental Management Board. He is also a Senior Research Scholar at Columbia University’s Center on Global Energy Policy.

Mr. Dabbar received his undergraduate degree from the U.S. Naval Academy and his Master of Business Administration from Columbia University and is a graduate of the U.S. Navy’s Nuclear Power and Engineers programs.

Qualifications, Attributes and Skills

Mr. Dabbar has substantial technology and innovation experience from his role with Bohr, assisting our Board with its oversight of the company’s efforts to ensure the security of the electric grid and prevent interruptions in service due to cyberattacks.

He has environmental and industry experience from his work in the energy sector with particular expertise in nuclear operations, which is a fundamental component of our Net Zero commitment.

He has leadership, talent management, customer and corporate governance experience from serving as CEO of a private technology company and on the board of two special purpose acquisition companies, assisting our Board with transparency, accountability and effectiveness.

He has financial and risk management experience from his time in investment banking, which helps our Board with its oversight of the company’s strategies to navigate the financial and energy markets.

He possesses legal, government and public policy experience from his roles with the U.S. government, helping our Board’s oversight of policy and legislative initiatives.

Public Company Board Experience

•	Montana Technologies Corporation (formerly Power & Digital Infrastructure Acquisition II Corp.) (since 2022)
•	Power & Digital Infrastructure Acquisition Corp. (2021-2022)

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D. Maybank Hagood
Age: 62 Director Since: 2019 Independent	Committees: Audit Sustainability and Corporate Responsibility

Experience

Mr. Hagood has served as Chief Executive Officer of Southern Diversified Distributors, Inc. (SDD) since 2003 and as Chairman since 2012. SDD is the parent company of William M. Bird and Company, Inc. and TranSouth Logistics, LLC, providers of floor covering distribution and supplies, warehousing, logistics and transportation throughout the Southeast.

Mr. Hagood chairs the board of directors of the Lamb Institute, a non-profit organization based in Charleston, South Carolina. The Lamb Institute funds several ministries in Honduras providing funding, volunteer resources and support to a school, orphanage, bilingual elementary school and various other programs. He also serves on the board of Bravo Services, LLC, a consortium of 12 North American flooring companies representing over $2 billion in annual sales of floor covering and related supply products.

Mr. Hagood received both his undergraduate degree and Master of Business Administration from the University of Virginia.

Qualifications, Attributes and Skills

Mr. Hagood brings leadership, talent management, risk management and financial operations skills as the CEO of SDD, which helps our Board with strategic planning, its oversight of the company’s efforts to develop and retain a talented workforce and overseeing financial reporting and internal controls.

In his role as CEO of SDD, Mr. Hagood is responsible for overseeing its corporate information technology systems and strategy, customer service operations, supply chain management and marketing as well as addressing changing consumer preferences, which increases our Board’s understanding of cybersecurity issues as well as customer and community expectations.

Through his tenure as a member of the board of directors of SCANA, Mr. Hagood also brings relevant industry and corporate governance and public company board experience, assisting our Board with transparency, accountability and effectiveness.

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Mark J. Kington
Age: 64 Director Since: 2005 Independent	Committees: Compensation and Talent Development Finance and Risk Oversight (Chair)

Experience

Mr. Kington has been managing director of Kington Management, LP, a private investment firm, and its predecessor since 2012. He was managing director of X-10 Capital Management, LLC, a private investment firm, from 2004 to 2012.

Mr. Kington is and has been the principal officer and investor in several communications firms and was a founding member of Columbia Capital, LLC, a venture capital firm specializing in the communications and information technology industries.

He currently serves on the board of the University of Virginia Darden School Foundation. He has also served on the boards of Colonial Williamsburg, the National Trust for Historic Preservation, the Nature Conservancy in Virginia and the NPR Foundation.

Mr. Kington received his undergraduate degree from the University of Tennessee and Master of Business Administration from the University of Virginia.

Qualifications, Attributes and Skills

Mr. Kington has extensive experience in information technology, investment management and corporate finance, including derivatives and capital markets, which is valuable as the Chair of the Finance and Risk Oversight Committee and helps our Board navigate the energy and financial markets.

He also has regulatory and governmental expertise acquired during his tenure in the highly regulated telecommunications industry, helping our Board’s oversight of policies and legislative initiatives.

Through his service as a managing director, Mr. Kington brings leadership, talent management, corporate governance and risk management experience, assisting our Board with its oversight of the company’s efforts to develop and retain a talented workforce and overseeing the company’s financial needs and risks.

Mr. Kington also has demonstrated a commitment to community and non-profit organizations within Virginia, fostering connections with our customers and other stakeholders.

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Kristin G. Lovejoy
Age: 57 Director Since: 2022 Independent	Committees: Audit Finance and Risk Oversight

Experience

Ms. Lovejoy has been Global Security and Resilience Practice Leader for Kyndryl Holdings, Inc. (Kyndryl), a multinational, New York Stock Exchange (NYSE) listed information technology infrastructure services company, since November 2021.

Prior to joining Kyndryl, Ms. Lovejoy served as Global Cybersecurity Leader for Ernst & Young from February 2019 to November 2021, and was the founder and CEO of BluVector Inc. (BluVector), an AI-powered, sense-and-respond platform, from January 2017 through January 2019. Prior to that, she held senior positions at IBM, serving as Global Chief Information Security Officer and General Manager of the company’s Security Services Division, and was charged with building end-to-end security programs for IBM’s global clients.

Ms. Lovejoy holds U.S. and EU patents in areas around risk management and was named The Consulting Report’s “Top Cybersecurity Leader of 2021,” and one of the “Top 10 Guardians of Cyberspace” by The Cyber Express in 2022.

She currently serves as a director of Radiant Logic and as a technology mentor for the Columbia University Center for Technology Management.

Ms. Lovejoy received her undergraduate degree from Lafayette College.

Qualifications, Attributes and Skills

Ms. Lovejoy is a recognized thought leader in the fields of technology, risk management, resilience, compliance and governance. Ms. Lovejoy’s cybersecurity experience is invaluable to a utility company such as Dominion Energy, which must maintain the security of the electric grid and prevent interruptions in service due to cyberattacks.

Ms. Lovejoy brings innovation and technological experience as her other roles require her to stay abreast of developing technology and public policy trends, including cyber tactics, strategies and issue resolution.

Ms. Lovejoy also has leadership, talent management, financial and risk management experience acquired through her senior roles at Kyndryl and IBM, and as founder and CEO of BluVector, assisting our Board with its oversight of the company’s efforts to develop and retain a talented workforce and overseeing financial reporting and internal controls.

Her experience with Kyndryl includes oversight of data centers and their environmental impact, which play a key role in the company’s strategy around energy delivery.

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Joseph M. Rigby
Age: 67 Director Since: 2017 Independent	Committees: Audit (Chair) Nominating and Governance

Experience

Mr. Rigby served as Chairman, President and Chief Executive Officer of Pepco Holdings, Inc. (PHI), an energy delivery company serving the mid-Atlantic region, from May 2009 to March 2016. Prior to that, Mr. Rigby held other executive officer positions with PHI and its subsidiaries, including chief operating officer and chief financial officer (CFO). He currently serves as non-executive Chairman of South Jersey Industries, Inc. (South Jersey), an energy delivery company headquartered in Folsom, New Jersey, a position he has held since 2020 and through South Jersey’s acquisition in 2023. In December 2023, the New Jersey Chapter of the National Association of Corporate Directors recognized Mr. Rigby with the Lifetime Achievement in Governance award.

Mr. Rigby served on the boards of the Edison Electric Institute, U.S. Chamber of Commerce, and Rutgers University Advisory Board, among others.

He received his undergraduate degree in accounting from Rutgers University and a Master of Business Administration from Monmouth University and is a Certified Public Accountant.

Qualifications, Attributes and Skills

Mr. Rigby has extensive utility industry expertise, with in-depth knowledge of electric transmission and distribution operations and their environmental impact, acquired through more than 37 years of service with PHI and its subsidiaries.

From his role as CEO of PHI, he brings leadership, risk management, governmental, customer experience, talent management and finance skills, among other business disciplines. Mr. Rigby has expertise in mergers and acquisitions and was integrally involved in the merger of PHI with Exelon.

As CEO of PHI, Mr. Rigby has direct experience advancing policy and legislative initiatives, including with respect to rate case proceedings.

Mr. Rigby also provides financial and accounting expertise from his service as the CFO of PHI and his utility accounting background.

Through his tenure on the boards of PHI and South Jersey, Mr. Rigby has extensive experience with public company corporate governance requirements, assisting our Board with transparency, accountability and effectiveness.

Public Company Board Experience

•	South Jersey Industries, Inc. (2016-2023)

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Pamela J. Royal, M.D.
Age: 61 Director Since: 2013 Independent	Committees: Audit Nominating and Governance (Chair)

Experience

Dr. Royal has been the owner and President of Royal Dermatology and Aesthetic Skin Care, Inc. since 1990. She is also a practicing physician.

Dr. Royal currently serves on the boards of The Valentine Museum (former chair), the Virginia Museum of Fine Arts (fiscal oversight committee chair) and the YMCA of Greater Richmond and is a member of the local Advisory Board of Truist Bank. She previously served on numerous other boards, including The Community Foundation (former chair), the Executive Committee of Venture Richmond (secretary), Bon Secours Richmond Health System, St. Christopher’s School, the United Way of Greater Richmond and Petersburg (former chair), CenterStage Foundation (former vice chair), The Greater Richmond Chamber of Commerce, J. Sargeant Reynolds Community College Foundation and the Virginia Early Childhood Foundation.

Dr. Royal received her undergraduate degree from Hampton University and her medical degree from Eastern Virginia Medical School.

Qualifications, Attributes and Skills

As a recognized leader in the business and civic community and as president of her own medical practice in her native Richmond, Virginia, where our company is headquartered, Dr. Royal provides leadership, management and analytical skills to our Board.

She also brings broad experience with financial, risk management and regulatory matters, including privacy and cybersecurity technology and insurance expertise, developed through her experience running a successful business for over 30 years in the highly regulated medical industry.

Dr. Royal also has corporate governance oversight, talent management and management accountability experience through running her own business, leadership roles of numerous non-profit boards and her service on our Board.

As a business owner familiar with the local economies and the communities we serve, Dr. Royal represents a unique customer centric view on our Board and understands the criticality of meeting customer, community and other stakeholder expectations and the value of maintaining and building our brand and reputation.

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Robert H. Spilman, Jr.
Age: 67 Director Since: 2009 Independent Lead Director	Committees: Compensation and Talent Development Nominating and Governance

Experience

Mr. Spilman has been President and Chief Executive Officer of Bassett Furniture Industries, Incorporated (Bassett), a NASDAQ listed furniture manufacturer and distributor, since 2000. He has also served as Chairman of the Board of Bassett since 2016.

Mr. Spilman serves on the Virginia Foundation for Independent Colleges and previously was Chairman of the Board of Directors of New College Institute. He served as a director of Harris Teeter Supermarkets, Inc. from 2002 to 2014, including as lead director from 2012 to 2014.

Mr. Spilman received his undergraduate degree from Vanderbilt University.

Qualifications, Attributes and Skills

Mr. Spilman has knowledge of and expertise in customer expectations, brand management, product development and competitive consumer markets as CEO of a publicly traded national retailer, manufacturer and marketer of branded home furnishings.

He is familiar with talent management, information technology and environmental impact concerns associated with manufacturing and retail operations including e-commerce. Mr. Spilman provides financial, risk management, leadership and investor relations skills from his experience as the current CEO and Chair of a public company.

He also brings public company board and corporate governance experience as a former lead director of Harris Teeter Supermarkets, Inc. This experience includes transparency, accountability and board effectiveness.

Public Company Board Experience

•	Bassett Furniture Industries, Incorporated (since 1997)

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Susan N. Story
Age: 64 Director Since: 2017 Independent	Committees: Compensation and Talent Development Finance and Risk Oversight Sustainability and Corporate Responsibility (Chair)

Experience

Ms. Story served as President and Chief Executive Officer of American Water Works Company, Inc. (American Water), an NYSE listed company, from 2014 to April 2020, after joining American Water as Senior Vice President and Chief Financial Officer in 2013.

Prior to American Water, Ms. Story served as Executive Vice President of Southern Company (Southern), an NYSE listed electric power generation, transmission and distribution company, from 2003 through 2013, and in other executive positions with subsidiaries of Southern, including President and CEO of Southern Company Services from January 2011 to April 2013 and President of Gulf Power Company from April 2003 through December 2010.

Ms. Story serves or has served on a number of boards, including the Bipartisan Policy Center, the NYSE Board Advisory Council, the Council of CEOs, the Moffitt Cancer Center Advisory Board, the Alliance to Save Energy and the Electric Power Research Institute Advisory Council.

Ms. Story received her undergraduate degree in Industrial Engineering from Auburn University and a Master of Business Administration from the University of Alabama.

Qualifications, Attributes and Skills

Ms. Story brings leadership, operations, strategic planning, environmental, technology, cybersecurity and financial and risk management experience from her service as the President and CEO and the CFO of an S&P 500 publicly traded, regulated utility.

She developed extensive industry experience during her career at Southern and then American Water, including her tenure as President of Gulf Power Company, where she addressed many issues also faced by Dominion Energy, including, government and public policy issues, talent management, customer experience, nuclear operations, cybersecurity threats, regulatory compliance requirements, changing workforce demographics, strategic workforce planning and healthcare costs management.

As former lead director of Raymond James Financial, Inc. and as a current board member of Newmont Corporation and Carrier Global Corporation, Ms. Story has significant experience with public company corporate governance requirements, including transparency, accountability and board effectiveness.

Public Company Board Experience

•	Carrier Global Corporation (since 2023)

•	Newmont Corporation (since 2020)
•	American Water Works Company, Inc. (2014-2020)

•	Raymond James Financial, Inc. (2008-2023)

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Vanessa Allen Sutherland
Age: 52 Director Since: 2023 Independent	Committees: Audit

Experience

Ms. Sutherland has served as Executive Vice President, Government Affairs, General Counsel and Corporate Secretary at Phillips 66 Company (Phillips 66), a Fortune 50 diversified energy manufacturing and logistics company, since February 2022. Prior to her role at Phillips 66, Ms. Sutherland was Executive Vice President and Chief Legal Officer for Norfolk Southern Corporation (Norfolk Southern), a rail transportation and logistics company, from March 2020 through January 2022, having previously served in other executive roles with Norfolk Southern from June 2018 to March 2020. She also previously served in senior legal counsel roles for Altria Group, Inc. and Digex, Inc.

In addition, Ms. Sutherland served as Chairperson and Chief Executive Officer of the U.S. Chemical Safety and Hazard Investigation Board from 2015 to 2018 and as Chief Counsel at the U.S. Department of Transportation’s Pipeline and Hazardous Materials Safety Administration. She serves on the Virginia Symphony Orchestra Board in Norfolk, Virginia, and served as a member of the Board of Trustees of The Woodruff Arts Center in Atlanta, Georgia.

Ms. Sutherland received her undergraduate degree from Drew University and her law degree and Master of Business Administration from American University.

Qualifications, Attributes and Skills

Ms. Sutherland has industry, environmental, leadership, financial, customer and talent management experience from her governmental roles and service as a chief legal officer for a Fortune 50 energy company, assisting our Board’s oversight of the company’s strategies that address energy, environmental and workforce matters.

She has in-depth risk management, legal and corporate governance knowledge from serving in legal roles in the energy industry, assisting our Board’s oversight of risk while increasing transparency, accountability and effectiveness.

Ms. Sutherland brings substantial knowledge of government and public policy matters from her roles with the U.S. government, assisting our Board’s oversight of the company’s policy and legislative initiatives.

Ms. Sutherland provides technology expertise as a Certified Information Privacy Professional, assisting our Board’s oversight of the company’s efforts to ensure the security of the electric grid and prevent interruptions in service due to cyberattacks.

She has demonstrated a commitment to the Virginia community, fostering connections with our customers.

Public Company Board Experience

•	Southern Company Gas, a subsidiary of Southern Company (2021-2023)
•	Eastman Chemical Corporation (2021)

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Corporate Governance

Director Nominations and Board Refreshment

The N&G Committee is responsible for identifying, evaluating and recommending nominees for election to the Board. It also is charged with assessing the size and composition of our Board and determining whether its composition is appropriate for the company’s current and future strategic needs. As part of its assessment, the N&G Committee considers a variety of factors, including:

•  Feedback on attributes and performance through Board assessments and executive session discussions;

•  The existing and desired skills and experiences that would be beneficial to our Board and its committees;

•  The results of the Board’s evaluation process and identified areas of expertise of current directors;

•  Changes in our business strategy and operating environment;

•  Tenure of current Board members, with the goal of striking a balance between the knowledge, continuity and other benefits that longer-tenured directors provide to the Board with the new experience, insights and fresh perspectives that new directors contribute; and

•  Anticipated director retirements.

In evaluating a director candidate, the N&G Committee considers, among other things:

•  The candidate’s business or other relevant experience;

•  Whether the candidate’s skills and competencies align with the company’s strategic opportunities and challenges;

•  The candidate’s character, judgment, diversity of experience, business acumen and ability to act on behalf of shareholders;

•  The interplay of the candidate’s expertise, skills, knowledge and experience with that of other members of our Board; and

•  The candidate’s ability to contribute to the effectiveness of the Board.

Once a potential candidate is identified, the N&G Committee reviews the background of the candidate for potential conflicts and to determine whether the candidate would be independent under the independence standards of Dominion Energy and the NYSE. The Board then typically meets with candidates in small and large groups of directors and in informal and formal settings to allow for personal interaction and assessment. Both the N&G Committee and the Board meet in executive sessions to discuss the qualifications of the director candidate before the N&G Committee makes a final recommendation to the Board.

Commitment to Board Diversity

As required by the company’s Corporate Governance Guidelines, the N&G Committee is charged with selecting candidates who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions as well as those of its five committees. The N&G Committee recognizes that a Board with diverse skills, experiences and perspectives helps encourage critical thinking and innovative, strategic discussions, which in turn contributes to the continued success of the company. Representation of gender, racial, cultural, geographic and other diverse perspectives promotes the Board’s understanding of the needs and viewpoints of our investors, customers, employees, suppliers, communities and other stakeholders. While it does not have a formal policy regarding diversity, the N&G Committee is committed to actively seeking quality women and minority candidates for consideration. Our current Board includes five directors who are women, people of color or both, and our nominees this year are 45% diverse. Two of the Board’s five committees are currently led by chairs who are diverse.

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Director Candidate Recommendations

When identifying potential nominees, the N&G Committee considers candidates recommended by shareholders, current members of the Board or members of management, as well as any other well-qualified candidates who may come to the N&G Committee’s attention. The N&G Committee also utilizes an independent, third-party search firm to assist with an ongoing identification and vetting of potential candidates. Shareholder recommendations are reviewed in the same manner as candidates identified by or recommended to the N&G Committee. Any shareholder wishing to recommend a director candidate for consideration by the N&G Committee should send a written statement to the Corporate Secretary, identifying the candidate and providing relevant qualifications and biographical information.

Shareholder-Nominated Director Candidates

Dominion Energy’s Bylaws allow a shareholder, or a group of up to 20 shareholders, owning collectively 3% or more of the company’s outstanding common stock continuously for at least the previous three years, to nominate and include in the company’s proxy materials director nominees constituting up to the greater of 20% of the Board or two nominees provided that such shareholder(s) and nominee(s) satisfy the requirements set forth in Article XII of our Bylaws.

Our Bylaws also allow a shareholder to nominate persons for election as directors provided that the shareholder satisfies the requirements specified in Article XI of our Bylaws.

For additional information, see Business Proposals and Nominations by Shareholders on page 97.

Board and Committee Evaluations

Our Board conducts an annual evaluation designed to enhance its effectiveness and performance. Our Lead Director, together with the N&G Committee, oversees the Board’s annual evaluation process, including review of overall Board performance, the Board’s understanding of the company’s core businesses and strategy, Board and committee responsibilities, CEO and senior management succession planning, the flow of information from management and Board meeting agenda topics.

Each Board committee also conducts an annual evaluation of its effectiveness and performance. Similar to the Board, each committee member anonymously completes a written questionnaire soliciting feedback on topics such as committee size, member expertise, responsibilities, meeting materials provided by management and performance. A compilation of the responses is reviewed and discussed by each committee in executive session, and a summary of all committee assessment results is provided to the N&G Committee for its review and discussion.

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Director Independence

Our Corporate Governance Guidelines and the NYSE listing standards require that the Board be composed of a majority of independent directors. To assist in assessing director independence, the Board adopted independence standards that also meet the independence requirements of the NYSE listing standards. In applying our independence standards and applicable Securities and Exchange Commission (SEC) and NYSE criteria, the Board considers all relevant facts and circumstances.

Our independence analysis also identifies certain types of commercial and charitable relationships that are immaterial and, therefore, do not affect a director’s independence. As such, these categorical relationships are not considered by the Board when determining independence, though they are reported to the N&G Committee annually. The Board may determine that a director is independent even if that director has a relationship that does not fit within these categorical standards, provided that the relationship does not violate our independence standards or NYSE independence standards. If such a decision is made, the basis for the Board’s determination will be explained in the proxy statement for our next annual meeting of shareholders. Our independence standards are included in the appendix to our Corporate Governance Guidelines. The corporate governance documents referred to in this Proxy Statement can be found on our website. See Corporate Governance Materials Available on Our Website on page 96.

Based on the NYSE’s and Dominion Energy’s independence standards, and considering all relevant facts and circumstances, the Board affirmatively determined that the following director nominees are independent: Messrs. Bennett, Dabbar, Hagood, Kington, Rigby and Spilman, Dr. Royal and Mses. Lovejoy, Story and Sutherland. Although they are not standing for re-election, the Board also affirmatively determined that Messrs. Jibson and Szymanczyk are also independent.

In determining the independence of Mr. Jibson, the N&G Committee considered the employment of Mr. Jibson’s adult, financially independent son by Dominion Energy during 2023. Mr. Jibson’s son is employed by Dominion Energy Wexpro Services Company, a subsidiary of Dominion Energy, as a manager of joint operations and regulatory affairs. Mr. Jibson’s son is not an executive officer of Dominion Energy or any of its subsidiaries and receives compensation in accordance with the company’s compensation practices applicable to employees of equivalent qualifications, experiences and responsibilities. The N&G Committee recommended to the Board and the Board determined that the employment of Mr. Jibson’s son does not affect Mr. Jibson’s independence.

Additional Independence Requirements for the Audit Committee and Compensation and Talent Development (CTD) Committee Members. Our Audit Committee charter also contains additional independence requirements, including prohibiting its members from receiving any compensation from Dominion Energy, except in their capacity as a director or committee member, or as permitted by SEC rules with respect to fixed amounts of compensation under a retirement plan for prior services. Our CTD Committee charter also requires directors who serve on the committee to satisfy the independence requirements under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (Exchange Act).

Board Leadership Structure

Our Board regularly evaluates its leadership structure and considers alternative approaches as appropriate. The Board believes the company and its shareholders are best served by the Board retaining the flexibility to determine the appropriate leadership structure based on its assessment of company needs and circumstances, including whether the same individual should be Chair and CEO. Our Corporate Governance Guidelines provide that the Board will determine whether to combine or separate these roles, taking into consideration the needs of the company, succession planning, the skills and experience of the individual or individuals filling these positions and other relevant factors.

The Board believes that a combined Chair and CEO role allows the company to effectively convey its business strategy and core values to shareholders, employees, customers and other stakeholders in a single, consistent voice. The Board also recognizes the necessity of having a strong independent Lead Director with a clearly defined role and set of responsibilities (as detailed below) where there is a combined Chair and CEO or where the Chair is not independent. Their leadership is supplemented by engaged and expert committee chairs along with independent-minded, skilled and committed directors.

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The Board determined that the company and its shareholders are best served by having Mr. Blue serve as Chair and CEO and that this structure will serve the company well as we implement our repositioned strategy developed under his guidance. The Board believes this leadership structure provides the most effective governance framework for the company, and that Mr. Blue’s experience with and deep understanding of company operations, strategy and regulatory, environmental, and other matters are essential in executing the company’s repositioned strategy following the business review. His senior-level experience in state government and work with government at all levels are particularly valuable and relevant with our renewed focus on our regulated utilities.

The Board believes that a primarily independent Board (with Mr. Blue as the only non-independent board member) and a robust Lead Director role ensures engaged, independent oversight from the Board. While the Board determined that the combined roles of Chair and CEO under Mr. Blue is appropriate at this time, as part of its annual governance review, the Board will continue to evaluate its leadership structure, while considering the company’s specific needs and strategic objectives, as well as considering evolving industry norms and best practices.

The Board believes there is no single best leadership structure that is the most effective in all circumstances and that a rigid leadership structure could impede the Board’s effectiveness and ability to act in the best interests of the company, its shareholders and the customers and communities we serve. The diverse backgrounds and experiences of our directors provide the Board with broad perspectives from which to determine the leadership structure best suited for the company and the long-term interests of its shareholders.

STRONG INDEPENDENT BOARD OVERSIGHT

Our Board is composed of experienced and committed directors and, as noted above, all but one of the director nominees are independent. Our Board committees have experienced chairs and members, all of whom are independent. Under the leadership of the Lead Director, the Board is committed to strong independent Board leadership, with a number of practices in place for appropriate Board oversight. Many of these practices are outlined below, and we believe that these factors, taken together, provide for objective Board governance, effective engagement with and oversight of management and a voice that is independent from management and accountable to shareholders and other stakeholders. Our Lead Director, together with the other independent directors, exemplifies strong Board leadership and effectively engages and oversees management.

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Independent Lead Director

Under our Corporate Governance Guidelines, the Board annually elects a Chair of the Board, and if the Chair is not independent, the independent directors of the Board will elect one of their own to serve as the Lead Director.

Our Board believes that an active, empowered Lead Director with well-defined duties is key to providing strong, independent leadership for the Board. The independent Lead Director’s responsibilities include:

Board Leadership

•  Presiding over the non-management executive session held at each Board meeting

•  Calling meetings of the independent directors, as needed

•  Conferring with the committee chairs and the Chair on agenda planning to ensure coverage of key strategic issues

•  Ensuring the Board’s ability to periodically review and provide input on and monitor management’s execution of the company’s long-term strategy

•  Serving as the independent directors’ representative in crisis situations

•  Acting as a key advisor to the CEO

•  Being authorized, in consultation with the Board, to retain independent advisors

•  Engaging directly with key members of the leadership team

Board Culture

•  Serving as liaison between the Chair and the independent directors

•  Facilitating discussion among the independent directors on key issues and concerns

•  Ensuring Board discussions demonstrate constructive questioning of management

•  Promoting teamwork and communication among the independent directors

•  Fostering an environment that allows for engagement and commitment of Board members

Board Meetings

•  Approving meeting agendas and information sent to the Board

•  Approving meeting schedules and working with the Chair and committee chairs to ensure there is sufficient time for discussion of all agenda items

•  Presiding at all meetings or executive sessions of the Board at which the Chair is not present

Performance and Development

•  Leading, in conjunction with the CTD Committee, the annual performance assessment of the CEO

•  Facilitating the Board’s engagement with the CEO and CEO succession planning

•  Leading the Board’s annual self-assessment and recommendations for improvement, if any

Shareholder Engagement

•  Being available for direct engagement on matters related to Board governance and oversight, if requested by major shareholders

•  Providing appropriate Board oversight of key stakeholder and investor engagement and disclosures

Mr. Spilman currently serves as the Lead Director and does not chair any Board committees, which allows Mr. Spilman to focus on his Lead Director responsibilities.

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2023 Meetings and Attendance

The Board met 15 times in 2023. Each director serving in 2023 attended at least 75% of all Board meetings and the respective meetings of the committees on which he or she was a member held during the period for which he or she served as a director. As outlined in our Corporate Governance Guidelines, directors are expected to attend all Board and committee meetings. In addition, directors are expected to attend all annual meetings of shareholders. All of our directors standing for re-election at the 2023 Annual Meeting attended the 2023 Annual Meeting.

Meetings of Independent Directors

Executive sessions of our independent directors are held at each regularly scheduled Board meeting and are presided over by our Lead Director.

2023 OVERALL AVERAGE BOARD ATTENDANCE

The Committees of the Board

The Board established five standing committees (Audit, CTD, Finance and Risk Oversight, N&G and Sustainability and Corporate Responsibility (SCR)) to assist it with the performance of its responsibilities. Our N&G Committee reviews the chairs and membership of each committee on an annual basis, including succession, and makes recommendations to the full Board. All of our Board committees are composed of independent directors. Our Board elects the members of these committees and the committee chairs annually at its organizational meeting following our annual meeting of shareholders, taking into consideration the input of the N&G Committee. The chair of each committee develops with management the meeting agendas for that committee. After each meeting, each committee provides a full report to our Board. The Board has adopted charters for each of these committees. See Corporate Governance Materials Available on Our Website on page 96.

Information regarding the principal role, responsibilities and number of meetings held during 2023 of each committee is outlined below.

Audit Committee	MEETINGS HELD IN 2023: SEVEN
Joseph M. Rigby (Chair) D. Maybank Hagood Kristin G. Lovejoy Pamela J. Royal, M.D. Vanessa Allen Sutherland

ROLE & RESPONSIBILITIES

The Audit Committee’s primary responsibilities include:

•  Overseeing the integrity of the company’s consolidated financial statements and financial reporting practices;

•  Overseeing the company’s compliance with legal and regulatory requirements and our systems of disclosure controls and internal control over financial reporting;

•  Appointing and retaining the independent auditor and evaluating its qualification, independence, performance and fees;

•  Overseeing the performance of the company’s internal audit function;

•  Discussing and reviewing the company’s policies with respect to risk assessment and risk management; and

•  Overseeing the company’s Ethics & Compliance program.

This committee periodically meets with both the independent auditor and internal auditor in separate sessions without management present and consults with the independent and internal auditors regarding audits of the company’s consolidated financial statements and adequacy of internal control over financial reporting. The Audit Committee’s report is on page 79.

Each member meets the financial literacy requirements for Audit Committee membership under the NYSE’s rules and the rules and regulations of the SEC. The Board has determined that Dr. Royal, Ms. Sutherland and Messrs. Hagood and Rigby are “audit committee financial experts,” as defined under SEC rules.

DOMINION ENERGY | 2024 PROXY STATEMENT 27

Compensation and Talent Development Committee	MEETINGS HELD IN 2023: FIVE
Michael E. Szymanczyk (Chair) Mark J. Kington Robert H. Spilman, Jr. Susan N. Story

ROLE & RESPONSIBILITIES

The CTD Committee’s primary responsibilities include:

•  Overseeing the company’s executive compensation plan, policies and programs;

•  Reviewing and evaluating the performance and compensation of the CEO;

•  Reviewing the management succession plans for the CEO and other senior executive positions with the CEO; and

•  Overseeing strategies and policies related to human capital management, including DE&I, employee engagement and employee recruitment, retention and development.

The CTD Committee consults directly with its independent compensation consultant, Frederic W. Cook & Co., Inc. (FW Cook), as needed, in reviewing and approving the company’s executive compensation program. This includes the program’s philosophy and strategy and ensuring that the program is based on sound compensation practices. For more information on the responsibilities and activities of the CTD Committee, see CD&A beginning on page 39. The CTD Committee’s report to shareholders is on page 62.

Finance and Risk Oversight Committee	MEETINGS HELD IN 2023: FOUR
Mark J. Kington (Chair) James A. Bennett Paul M. Dabbar Ronald W. Jibson Kristin G. Lovejoy Susan N. Story

ROLE & RESPONSIBILITIES

The Finance and Risk Oversight Committee’s primary responsibilities include:

•  Overseeing the company’s financial policies and objectives;

•  Reviewing the company’s capital structure, financing activity and appropriateness of its dividend policy;

•  Overseeing the implementation of the company’s risk assessment and risk management policies and objectives; and

•  Reviewing the company’s insurance coverage.

This committee receives presentations and reports throughout the year on risk and cybersecurity matters from the company’s most senior risk officer and the Chief Security Officer. This committee also receives presentations and reviews and discusses periodic reports that management, including the Chief Nuclear Officer, prepares pertaining to the oversight of the company’s nuclear operations.

Nominating and Governance Committee	MEETINGS HELD IN 2023: FOUR
Pamela J. Royal, M.D. (Chair) James A. Bennett Joseph M. Rigby Robert H. Spilman, Jr.

ROLE & RESPONSIBILITIES

The N&G Committee’s primary responsibilities include:

•  Directing the search for, evaluating the qualifications of and recommending candidates for nomination to the Board;

•  Reviewing and making recommendations to the Board concerning the appointment and composition of each Board committee and its chair;

•  Overseeing the annual self-evaluation of the Board’s effectiveness and the overall evaluation process; and

•  Reviewing and ensuring compliance with our Corporate Governance Guidelines.

The N&G Committee also annually reviews and assesses the compensation paid to Board members and recommends to the Board any changes to compensation and benefit plans it believes are appropriate.

The N&G Committee is also briefed on any relevant regulatory or administrative requirements or developments (NYSE, SEC, etc.) and provides updates to the full Board on potential impacts and next steps.

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Sustainability and Corporate Responsibility Committee	MEETINGS HELD IN 2023: THREE
Susan N. Story (Chair) James A. Bennett D. Maybank Hagood Ronald W. Jibson Michael E. Szymanczyk

ROLE & RESPONSIBILITIES

The SCR Committee’s primary responsibilities include:

•  Assisting the Board in its oversight of the company’s performance as a sustainable organization and responsible corporate citizen;

•  Overseeing strategies, activities, policies and standards regarding environmental sustainability, corporate social responsibility and public policy issues of significance and related innovation matters that may affect the various stakeholders of the company;

•  Reviewing sustainability and corporate responsibility reports and other significant communications and reporting to stakeholders on environmental and social responsibility initiatives and activities;

•  Reviewing sustainability targets and commitments established by the company and receiving reports from management on the company’s progress in achieving these targets and commitments; and

•  Overseeing the company’s initiatives to support innovation, technology and sustainability.

Compensation Committee Interlocks and Insider Participation

No member of the CTD Committee has served as an officer or employee of Dominion Energy at any time. No Dominion Energy executive officer serves as a member of the compensation committee or on the board of directors of any company at which a member of Dominion Energy’s CTD Committee or Board of Directors serves as an executive officer.

Our Board’s Oversight Role

The Board is elected by shareholders to oversee their interests in the long-term health and overall success of the company and to oversee management. In fulfilling this role, each director must exercise their good faith business judgement of the best interests of the company and its shareholders. The Board and its committees work closely with management to balance and align strategy, risk, corporate social responsibility and other areas while considering feedback from shareholders. Essential to the Board’s oversight role is a transparent and active dialogue between the Board and its committees and management.

Oversight of Strategy

Oversight of the company’s business strategy and strategic planning is a key responsibility of the Board. The Board believes that overseeing and monitoring strategy is a continuous process and involves a multilayered approach. While the Board oversees strategic planning, management is charged with developing and executing the company’s business strategy. The Board’s oversight and management’s execution of business strategy are viewed with a long-term mindset and a focus on assessing opportunities and potential risks to the company.

The Board oversees strategy through ongoing robust and constructive engagement with management, taking into consideration the company’s key priorities, trends impacting our business and industry and regulatory developments, among other things. The Board recognizes that the true measure of its stewardship is an effective long-term growth strategy that addresses the interests of shareholders and other constituencies, including customers, employees, suppliers, neighbors in the communities we serve and the environment.

Given the iterative nature of strategy development, the Board’s oversight of strategy is continuous and embedded in its governance activities throughout the year, including:

Oversight of the company’s long-term financial plan	Review of the company’s safety, sustainability, workforce development, DE&I and innovation initiatives	Regular updates on the company’s execution of major construction and infrastructure initiatives

Regular public policy updates	Oversight of the company’s Net Zero strategy and progress	Oversight of the company’s Ethics & Compliance program

DOMINION ENERGY | 2024 PROXY STATEMENT 29

As part of its ongoing oversight of strategy, including meetings focused on strategy and long-term planning, the Board discusses with management the development and execution of our strategic plans as well as events that may impact those plans. To enhance the Board’s understanding of the company’s future, the Board meets periodically with outside consultants and industry leaders. In 2023, the Board met with a representative from Accenture to discuss the use of generative artificial intelligence and the President and CEO of the Electric Power Research Institute to discuss the future of the electric industry, including potential future disruptors of the industry.

The Board also conducts visits to operational sites to learn more about the company’s operations, technologies and workforce. In 2023, the Board visited:

•

The company’s substation training facility, where the Board observed examples of substation security fencing and attended training demonstrations, including installation processes for 500kV transmission towers.

•

The company’s System Operations Center, where the Board observed the real-time transmission grid operations and design features of the facility that ensure redundancy and resilience to weather events, physical threats, electromagnetic interference and cyber threats.

•	The company’s Surry Power Station, where the Board viewed certain subsequent license renewal projects and a simulator of the future main control room.

In November 2022, Dominion Energy publicly announced a top-to-bottom business review designed to seek ways to enhance the company’s long-term value proposition, which concluded with an investor meeting on March 1, 2024. As part of the review, the company focused on creating durable, predictable and high-quality growth based on strong regulatory frameworks, improved financial positioning and optimal capital allocation while maintaining the safe and reliable delivery of affordable and increasingly clean energy. Throughout the review, the Board was very engaged in the oversight of the review, receiving frequent and comprehensive updates on the progress of the review, hearing from and interacting with both financial and strategic advisors and providing input and guidance to the management team.

Oversight of Risk

As noted above, the Board’s oversight of our business strategy necessarily involves its oversight of potential risks to the company. The Board oversees the company’s risk profile and management’s processes for assessing and managing risk, through both the whole Board and its committees. In performing its oversight responsibilities, the Board has implemented a risk governance framework designed to help the directors:

Understand critical risks to the company’s business and its strategic plan	Allocate responsibilities for risk oversight among the full Board and its committees	Evaluate the company’s risk management processes and whether they are functioning adequately	Facilitate open dialogue between management and directors	Foster a culture of risk awareness throughout the company

Dominion Energy has embedded robust enterprise risk management processes throughout the organization to help identify, assess and manage risk. Management seeks to mitigate and report risks pursuant to our risk-management policies. The Board and its committees regularly receive and discuss reports from members of management, including the most senior risk officer and others involved in risk assessment and risk management. We identify and assess, at least annually, major risks associated with each of our key business segments. Risk assessments are also conducted at a corporate level for Dominion Energy. These assessments include a wide range of educated assumptions about what the future will look like, especially regarding external factors outside our control.

30 DOMINION ENERGY | 2024 PROXY STATEMENT

The Board

The full Board has primary responsibility for risk oversight. Each of the Board’s committees assist the Board in fulfilling this important role by overseeing the risks in areas over which it is responsible.

Audit Committee

Oversees the integrity of the company’s financial statements and other disclosures, the effectiveness of the internal control environment, the internal audit function and the independent auditor. Oversees risks related to political participation and contributions.

Compensation and Talent Development Committee

Oversees risks associated with the company’s compensation program and policies, including workforce-related risks, to align with the company’s risk management objectives.

Nominating and Governance Committee Oversees risks related to our overall corporate governance, including board effectiveness, composition and succession planning.

Sustainability and Corporate

Responsibility Committee

Oversees the company’s approach to environmental, social, economic and reputational matters, including ESG practices and disclosures, philanthropy and innovation strategy and related risks.

Finance and Risk

Oversight Committee

Oversees financial-related risks, including liquidity, capital structure and financing activities. Oversees implementation of risk assessment and risk management policies and procedures, including regular reports from the most senior risk officer. Oversees risks related to nuclear operations, physical security and cybersecurity.

Management Management has day-to-day responsibility for identifying, assessing, managing and monitoring risks by utilizing enterprise risk management processes and controls.

To learn more about risks facing the company, you can review the risks described in Item 1A. Risk Factors in the 2023 Annual Report on Form 10-K. The risks described in the 2023 Annual Report on Form 10-K are not the only risks facing the company. Additional risks and uncertainties also may materially adversely affect the company’s business, financial condition or results of operations in future periods.

Oversight of Cybersecurity

Recognizing cybersecurity as a key risk for our company, our Board devotes significant time and attention to data and systems protection, including cybersecurity and information security risk. The company utilizes a converged security model that brings together cybersecurity, physical security and threat intelligence within one department led by the Chief Security Officer, who joined the company from the Federal Bureau of Investigation after a more than 20-year career focused on criminal, counter-terrorism, counter-intelligence and cyber investigations.

Our Board and Finance and Risk Oversight Committee receive presentations and reports throughout the year on cybersecurity and information security risk from management, including the company’s Chief Security Officer, Director of Cybersecurity and Chief Information Officer. These presentations and reports address a broad range of topics, including updates on the company’s cyber risk management program, recent cybersecurity threats and incidents across the industry, policies and practices, industry trends, threat environment and vulnerability assessments, specific and ongoing efforts to prevent, detect and respond to internal and external critical threats and the company’s hosting of its second practical exercise with external federal, state and local incident response partners. In addition, the Board receives briefings from time to time from outside experts for an independent view on cybersecurity risks, including an assessment by an independent consulting firm of management’s response in a ransomware tabletop drill. With cyber tactics and strategies constantly evolving, our educational and refreshment processes are structured so that the Board can evaluate management’s and the company’s efforts to protect and preserve the confidentiality, integrity and availability of data and systems.

DOMINION ENERGY | 2024 PROXY STATEMENT 31

Management also has an executive cyber risk council, which includes executive officers responsible for administrative services, corporate affairs, supply chain and corporate risk along with legal counsel and the corporate secretary. The company maintains a robust, tested and regularly revised Cyber Security Incident Response Plan and a Vendor Compromise Response Plan that provide clear direction for escalation of information to leadership, including to the Board as appropriate. To learn more about the company’s risk management, strategy and governance matters related to cybersecurity, review the information described in Item 1C. Cybersecurity in the 2023 Annual Report on Form 10-K.

Oversight of Sustainability and Corporate Responsibility

We are striving to build a clean and sustainable energy future for our customers, employees and shareholders, and the communities in which we operate. Consistent with the prominent role of our clean energy transition in our business strategy, sustainability and corporate responsibility are key areas of Board oversight. The Board receives and discusses regular reports on sustainability and corporate responsibility matters, including those related to safety, implementation of the company’s Net Zero emission plan, environmental compliance, innovation and technology and sustainability initiatives across the company. Our SCR Committee oversees the company’s approach to environmental, social, economic and reputational matters and our innovation efforts in these areas. With its meeting agenda devoted primarily to ESG matters, the SCR Committee receives reports and presentations on the company’s charitable contribution and community service program, environmental justice, updates on carbon and methane emission reduction targets and other ESG-related matters.

Under the oversight of the SCR Committee, in November 2023, the company published its annual Sustainability & Corporate Responsibility Report, which provides updates on our material ESG priorities, our performance in these areas and targets for further improvement. For additional information, see Sustainability and Our Path to Net Zero beginning on page 3.

In support of effective climate governance, Dominion Energy operates an executive-level Climate Council supported by working groups and strategy teams in developing and overseeing climate-related strategy, initiatives, commitments and performance. To evaluate the alignment of our capital investments with our business strategy, including our decarbonization strategy, we have a management-level Investment Review Committee that oversees the review of all significant proposed investments, including review of ESG and environmental justice considerations, among other factors.

Oversight of Political Contributions and Lobbying

Ethics is one of our five core values and the driver of our commitment to transparency in what we do. Our transparency of political giving has long been recognized by the Center for Political Accountability (CPA), and we have been named a “trendsetter” by the CPA for transparency regarding political contributions disclosure since 2018. We have a lobbying and political contributions policy, which governs Dominion Energy’s lobbying activities, including direct, indirect and grassroots lobbying, our participation in trade associations and our political contributions. Our policy includes a prohibition on contributions to independent-only political expenditure committees in support of or in opposition to a campaign (also known as Super PACs). As a company whose operations are subject to extensive regulation throughout its multi-state service territory, Dominion Energy actively participates in political processes at local, state and national levels. Our goal is to contribute to legislative and rule-making activities affecting our business consistent with our corporate values and strategies, and to educate and inform public officials of the practical effects of public policy decisions and objectives they consider. Our efforts consistently balance several primary, related goals: to create and preserve long-term shareholder value; to provide reliable, affordable and increasingly clean energy to our customers; and to preserve and improve the natural environment consistent with our corporate commitments.

We strive to conduct our business transparently, build public trust and form lasting and mutually beneficial relationships by engaging with public officials, regulators, community and business leaders and environmental and safety agencies and advocates. In addition, we align our lobbying activities and trade association participation with our core business and our bedrock principles of environmental sustainability, energy reliability, customer affordability and shareholder value. On an annual basis, our Senior Vice President – Corporate Affairs & Communications reports to the Audit Committee on the company’s political and lobbying activities, expenditures and governing policies. This includes payments to trade associations and other tax-exempt organizations that may be used for political purposes.

32 DOMINION ENERGY | 2024 PROXY STATEMENT

To promote transparency of our political activity, we also publish the following information on our website: (i) all contributions to 527 tax-exempt political organizations; (ii) contributions to certain 501(c)(4) tax-exempt organizations that appear to utilize some funds for political purposes; (iii) with respect to trade associations and other tax-exempt organizations to which we contribute $50,000 or more, the portions of our payments attributable to lobbying; (iv) payments greater than $50,000 in the aggregate to national 501(c)(3) tax-exempt organizations whose predominant purpose is to provide venues for the exchange of ideas on matters of public policy; and (v) political contributions by our state and federal political action committee.

Shareholder Engagement

We have a year-round shareholder engagement program that allows us to better understand our shareholders’ priorities and perspectives and provides an opportunity to foster constructive dialogue. In addition to the typical investor engagement calls and presentations relating to finance and other business issues, we have a cross-functional management team that regularly engages with shareholders on a variety of other topics, including governance, human capital management, executive compensation, environmental matters, sustainability and other current and emerging issues that are important to our shareholders. Board members also join shareholder engagement calls when requested.

In addition, feedback from these engagements is considered by management, shared with the Board on a regular basis and reflected in enhancements to policies and practices, as appropriate. We also engaged with proponents who submitted the shareholder proposal that was voted on at the 2023 Annual Meeting and who submitted the shareholder proposals included in this Proxy Statement to more fully understand the proposals and why they were submitted, and to help the proponents better understand our goals, business and operations.

Our approach to engaging openly with our shareholders provides increased accountability and transparency and ultimately drives long-term value.

DOMINION ENERGY | 2024 PROXY STATEMENT 33

In 2023, we reached out to shareholders representing approximately 54% of our outstanding common stock. We held meetings with holders of approximately 43% of our outstanding common stock.

Participants:

A cross-functional team, including members of management from the corporate secretary, investor relations, sustainability, environmental, public policy and executive compensation teams. Our independent directors also joined some of these meetings.

Topics Discussed:

•  The company’s strategic business review

•  Corporate governance, including Board leadership structure, diversity, refreshment and oversight and 2023 amendments to the company’s Bylaws

•  Executive compensation, including short and long-term incentive plan metrics

•  Human capital management, including DE&I

•  Environmental matters, including climate disclosure and emission reduction targets

Other Governance Practices and Policies

Corporate Governance Guidelines

Dominion Energy’s Corporate Governance Guidelines are intended to support the Board in its oversight role and in fulfilling its obligation to shareholders.

Our Corporate Governance Guidelines address, among other things:

•	The composition and responsibilities of the Board;

•	Director independence standards;

•	The duties and responsibilities of our Lead Director;

•	Share ownership requirements and compensation of non-employee directors;
•	Management succession planning; and

•	The recovery of performance-based compensation in the event financial results are restated due to fraud or intentional misconduct.

Our Corporate Governance Guidelines can be found on our website. See Corporate Governance Materials Available on Our Website on page 96.

Certain Relationships and Related Party Transactions

The Board adopted Related Party Transaction Guidelines for the purpose of identifying potential conflicts of interest arising out of financial transactions, arrangements and relationships between Dominion Energy and any related person. Under our guidelines, a related person is a director, executive officer, director nominee, beneficial owner of more than 5% of Dominion Energy’s common stock or any immediate family member of one of the foregoing persons. A related party transaction is any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in excess of $120,000 in which Dominion Energy (and/or any of its consolidated subsidiaries) is a participant and in which a related person has or will have a direct or indirect material interest. The full text of the guidelines can be found on our website. See Corporate Governance Materials Available on Our Website on page 96.

The N&G Committee conducts a reasonable prior review of all related party transactions and considers the relevant facts and circumstances in determining whether to approve a related party transaction. The N&G Committee approves only those transactions that are in, or are not inconsistent with, the best interests of Dominion Energy and its shareholders and that comply with our Code of Ethics and Business Conduct.

Other than as described below, since January 1, 2023, there have been no related party transactions that were required to be approved under Dominion Energy’s Related Party Transaction Guidelines or reported under the SEC’s related party transaction rules.

34 DOMINION ENERGY | 2024 PROXY STATEMENT

During 2023, Mr. Paul Jibson, the son of Mr. Ronald W. Jibson, a director who is not standing for re-election, was employed by Dominion Energy Wexpro Services Company, a subsidiary of Dominion Energy, as a manager of joint operations and regulatory affairs. Mr. Paul Jibson received compensation in 2023 of approximately $300,000, consisting of salary, AIP payout, dividend payments on unvested restricted stock and other benefits. The compensation paid to Mr. Paul Jibson was in accordance with the company’s compensation practices applicable to employees of equivalent qualifications, experience and responsibilities. Furthermore, Mr. Paul Jibson’s compensation was approved by the N&G Committee in accordance with Dominion Energy’s Related Party Transaction Guidelines.

During 2023, two providers of asset management services to Dominion Energy were also beneficial owners of at least 5% of Dominion Energy common stock: The Vanguard Group (Vanguard) and BlackRock, Inc. (BlackRock). The nature and value of services provided by these 5% shareholders and their affiliates are described below.

•

Affiliates of Vanguard provided asset management services to various trusts associated with the company’s employee benefit plans and received approximately $800,700 in fees for such services during 2023.

•

Affiliates of BlackRock provided asset management services to various trusts associated with the company’s employee benefit plans and received approximately $969,100 in fees for such services during 2023.

In each of these cases, the investment management agreements were entered into on an arm’s-length basis in the ordinary course of business. These transactions were reviewed and approved in accordance with Dominion Energy’s related party transaction guidelines.

Code of Ethics and Business Conduct

At Dominion Energy, our core value of ethics reminds us that doing the right thing is imperative to maintaining the trust of investors, customers, regulators, co-workers and others. To that end, the company has a Code of Ethics and Business Conduct that applies to our Board, our principal executive, financial and accounting officers and all other employees. The Code of Ethics and Business Conduct is intended to promote lawful and ethical behavior by all Dominion Energy employees and Board members. It covers a wide range of professional conduct, including conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information, compliance with applicable laws and regulations and oversight of ethics and compliance by employees of the company. Additionally, it details each individual’s duty to report any unethical behavior or other violation of company policy or law and how to make such reports, including anonymously through the Dominion Energy Compliance Line or electronically through the Dominion Energy Compliance Line Online.

The Code of Ethics and Business Conduct, which was most recently reviewed and updated in 2023, can be found on our website. See Corporate Governance Materials Available on Our Website on page 96.

Any waivers or changes to our Code of Ethics and Business Conduct relating to our executive officers will be posted to our website.

DOMINION ENERGY | 2024 PROXY STATEMENT 35

Compensation of Non-Employee Directors

Our non-employee director compensation program is designed to attract and retain highly qualified directors and align their interests with those of our shareholders. We compensate our non-employee directors with a combination of cash and equity awards, along with certain other benefits as described below.

During its annual review of the non-employee director compensation program for 2023, the N&G Committee considered an analysis prepared by its independent consultant, FW Cook, which summarized director compensation trends for non-employee directors and pay levels at the same peer companies used to evaluate the compensation of our NEOs. Following this review, and after considering the analysis of FW Cook, the N&G Committee recommended no changes to the non-employee director compensation program.

For 2023, our non-employee director compensation program consisted of the following:

Annual Retainer

Additional Annual Cash Retainers and Fees
$50,000	Lead Director

$25,000	Audit Committee and CTD Committee chairs

$20,000	Finance and Risk Oversight Committee, N&G Committee and SCR Committee chairs

$2,000	Excess meeting fee to each director who attends more than 25 meetings per calendar year, including Board and committee meetings, but not special education sessions

The following table and footnotes reflect the compensation and fees received in 2023 by our non-employee directors for their services. Mr. Blue does not receive any separate compensation for service as a director.

Name	Fees Earned or Paid In Cash(1)	Stock Awards(2)	All Other Compensation	Total

James A. Bennett	$117,500	$167,523	—	$285,023

Paul M. Dabbar(3)	49,958	69,778	—	119,736

Helen E. Dragas(4)	—	113,000	—	113,000

James O. Ellis, Jr.(4)	—	113,000	—	113,000

D. Maybank Hagood	117,500	167,523	—	285,023

Ronald W. Jibson	117,500	167,523	—	285,023

Mark J. Kington	137,500	167,523	—	305,023

Kristin G. Lovejoy	117,500	167,523	—	285,023

Joseph M. Rigby	144,500	167,523	—	312,023

Pamela J. Royal, M.D.	139,500	167,523	—	307,023

Robert H. Spilman, Jr.	167,500	167,523	—	335,023

Susan N. Story	137,500	167,523	—	305,023

Vanessa Allen Sutherland(3)	49,958	69,778	—	119,736

Michael E. Szymanczyk	142,500	167,523	—	310,023

(1)

Mses. Lovejoy and Story and Mr. Kington deferred their 2023 annual cash retainer and Mr. Rigby deferred 20% of his 2023 annual cash retainer to a stock unit account in lieu of cash. Dr. Royal and Mr. Rigby each received an excess meeting fee for 2023 in the amount of $2,000. Mr. Rigby deferred his excess meeting fee. When elected to the Board effective December 1, 2023, Ms. Sutherland deferred her pro-rated cash retainer to a stock unit account in lieu of cash.

(2)

Each non-employee director who was elected at the 2023 Annual Meeting received an annual stock retainer valued at $167,523, which was equal to 2,965 shares, valued at $56.50 per share based on the closing price of Dominion Energy common stock on May 9, 2023. Directors may defer all or a portion of this stock retainer. (See the Security Ownership of Certain Beneficial Owners and Management table for March 7, 2024 share ownership balances.) A total of 29,650 shares of stock, in aggregate, were distributed to these directors, or to a trust account for deferrals, for their annual stock retainers. No options have been granted to directors since 2001. Ms. Dragas and Mr. Ellis served as directors until May 2023 and were paid a departure stock grant valued at $113,000.

(3)

Ms. Sutherland and Mr. Dabbar were elected to the Board effective December 1, 2023 and received pro-rated compensation for their service through the date of this Annual Meeting, which was equal to 1,539 shares, valued at $45.34 per share based on the closing price of Dominion Energy common stock on November 30, 2023.

(4)	Ms. Dragas and Mr. Ellis served as directors until May 2023.

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Director Compensation Plan and Benefits

Non-Employee Directors Compensation Plan

Our non-employee directors are paid their annual retainers and meeting fees under the Non-Employee Directors Compensation Plan. A director may elect to receive all or a portion of his or her meeting fees in the form of cash or stock. If a director does not make an election, meeting fees are paid in cash. This plan also allows directors to defer all or a portion of their annual cash retainer and meeting fees into stock unit or cash accounts and all or a portion of their annual stock retainer into stock unit accounts. Stock unit accounts are credited quarterly with additional stock units equal in value to dividends paid on Dominion Energy common stock, and cash accounts are credited monthly with interest (none of the directors currently have any deferred cash account balances). Shares of Dominion Energy common stock equal in value to stock units held for directors under this plan are issued into a trust and directors retain all voting and other rights as shareholders. Distributions under this plan are made when a director ceases to serve on the Board. Additionally, if a director has served at least five years, he or she will receive a departure stock grant of 1,000 shares of Dominion Energy common stock upon departure from the Board. If that director also served as a committee chair or Lead Director in the year preceding the year of departure, he or she will be granted an additional 1,000 shares of Dominion Energy common stock for each such position held upon departure from the Board. In addition, this plan allows for grants of restricted stock awards and stock options to Board members. However, no stock options or restricted stock awards were granted under this plan in 2023 and no such awards are outstanding.

Matching Gifts Program

Dominion Energy’s philanthropic arm, the Dominion Energy Charitable Foundation, will match a director’s donations, on a one-to-one basis, to one or more 501(c)(3) organizations up to a maximum of $5,000 per year. If the donation is to an organization on whose board the director serves or for which the director volunteers more than 50 hours of work during a year, the Dominion Energy Charitable Foundation will match the donation on a two-to-one basis, up to the $5,000 maximum. This benefit is also available to all Dominion Energy employees.

Expense Reimbursements

We pay and/or reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings and for other business-related travel. In addition, directors and their spouses may accompany the CEO or other senior executives on the corporate aircraft for both business and personal travel. We do not provide tax gross-ups on any imputed income for the directors.

Non-Employee Director Stock Ownership

Within four years of their election to the Board, each non-employee director is expected to acquire and hold the lesser of 12,000 shares of Dominion Energy common stock or an amount of shares equal in value to five times the annual cash and stock retainers combined. Each of our non-employee directors who have been members of the Board for at least four years have met their share ownership requirements.

We prohibit our directors and their designees from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that hedge or offset, or that are designed to hedge or offset, any decrease in the market value of shares of our common stock or other equity securities, granted to them as compensation or otherwise held, directly or indirectly, by them. Our directors are also prohibited from using margin accounts and pledging shares of our common stock or other equity securities as collateral.

DOMINION ENERGY | 2024 PROXY STATEMENT 37

ITEM 2

Advisory Vote on Approval of Executive Compensation (Say on Pay)

You are being asked to vote on an advisory basis on the compensation paid to the company’s NEOs as described in this Proxy Statement, including the CD&A, compensation tables and narrative discussion on the following pages.

Your Board of Directors recommends that you vote FOR this item.

We provide shareholders with a Say on Pay vote every year at the annual meeting of shareholders. While the vote is non-binding, the Board and the CTD Committee take the results of the vote into consideration when evaluating the executive compensation program. In connection with this proposal, the Board encourages shareholders to review, in detail, the description of the executive compensation program for our NEOs that is set forth in the CD&A section in this Proxy Statement, as well as the information contained in the compensation tables and narrative discussion in this Proxy Statement.

Our executive compensation program is designed to attract, develop and retain an experienced and highly qualified executive team; motivate and reward superior performance that supports our business and strategic plans and contributes to Dominion Energy’s long-term success; and reinforce our five core values of safety, ethics, excellence, embrace change and One Dominion Energy, our term for teamwork. The guiding principle of our compensation philosophy is to link executive pay to company performance. We align the interests of our executive officers, including our NEOs, with those of our shareholders, customers, communities and other stakeholders by making a substantial portion of pay subject to performance goals that, if achieved, are expected to increase TSR, enhance customer service and foster community well-being.

For 2023, we demonstrated our commitment to our pay for performance philosophy:

•

Approximately 89% of our CEO’s target pay and approximately 72% of our other NEOs’ target pay was either equity-based or tied to company performance goals. In addition, our CEO received long-term incentive awards that were 100% performance-based, with 94% of the payout based on our relative TSR and requiring 65th percentile performance for at-target payout of the TSR metric.

•

For our NEOs other than the CEO, we tied 60% of our long-term performance awards directly to how our TSR compares to that of our peers, strongly incentivizing our executive team to manage the company in the best long-term interests of our shareholders.

•

Long-term performance awards granted in 2021 received below-target payouts at 51.2%, primarily because our 2021 - 2023 TSR was the lowest of our peers. At the CEO’s request, the CTD Committee exercised discretion to lower the payout for his 2021 long-term performance award to $0.

•

We emphasized safety, our customers and colleagues, and environmental stewardship and sustainability, tying a significant portion of our executive team’s annual incentive awards to the achievement of these goals.

As reflected in the Pay versus Performance section of this Proxy Statement, we believe our executive compensation program is aligned with our performance.

We are asking shareholders to approve the following advisory resolution at the 2024 Annual Meeting:

RESOLVED, that the compensation paid to the company’s named executive officers as described in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.

38 DOMINION ENERGY | 2024 PROXY STATEMENT

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

Our executive compensation program supports our business goals by rewarding performance that creates shareholder value and serves our customers and communities. This CD&A focuses on the 2023 compensation of our CEO, our CFO and our three other most highly compensated officers who were deemed to be executive officers by our Board pursuant to SEC rules. In addition, we include information related to Daniel G. Stoddard, who served as Senior Vice President, Chief Nuclear Officer and President – Contracted Assets for a portion of 2023 and who would have been included in our three other most highly compensated officers had he still been serving as an executive officer at the end of the year. Collectively, these named executive officers are referred to as the NEOs.

Dominion Energy’s NEOs for 2023 were:

Robert M. Blue Chair, President and Chief Executive Officer	Steven D. Ridge Senior Vice President and Chief Financial Officer	Diane Leopold Executive Vice President, Chief Operating Officer and President – Contracted Energy

Carlos M. Brown Senior Vice President, Chief Legal Officer and General Counsel	Edward H. Baine President – Dominion Energy Virginia	Daniel G. Stoddard Former Senior Vice President, Chief Nuclear Officer and President – Contracted Assets (until August 1, 2023)

Throughout the CD&A and the tables that follow, any references to the CTD Committee include the Compensation, Governance and Nominating Committee (CGN Committee) for periods prior to the date of the 2021 Annual Meeting (May 5, 2021), when the CGN Committee became two separate standing committees, the CTD Committee and the N&G Committee.

2023 Leadership Announcements

In October 2023, we announced the promotions of Mr. Ridge to Executive Vice President and Chief Financial Officer and Mr. Brown to President – Dominion Energy Services and Executive Vice President, Chief Legal Officer and Corporate Secretary of Dominion Energy. These changes were effective January 1, 2024.

In connection with his impending retirement, Mr. Stoddard transitioned to Senior Vice President and President – Contracted Assets effective July 1, 2023. He retired on August 1, 2023.

Compensation Philosophy

Pay for performance, making a substantial portion of NEO compensation equity-based or subject to performance goals	Attract, develop and retain an experienced and highly qualified executive officer team	Motivate and reward superior performance that supports our business and strategic plans

Align executive management’s interests with those of our shareholders, customers, communities and other stakeholders		Drive short-term and long-term goal achievement while reinforcing our five core values of safety, ethics, excellence, embrace change and One Dominion Energy, our term for teamwork

To determine if we are meeting these objectives, the CTD Committee compares the company’s actual performance to our short-term and long-term goals and to our peer companies’ performance.

DOMINION ENERGY | 2024 PROXY STATEMENT 39

2023 Compensation Program: Paying for Performance

Consistent with our objective to reward strong performance—based on achievement of short-term and long-term goals—a significant portion of total cash and total direct compensation is variable. Approximately 89% of Mr. Blue’s targeted 2023 total direct compensation was performance-based (tied to pre-approved performance metrics, including operating earnings per share (EPS) and relative TSR) or equity-based compensation. For the other NEOs, approximately 72% of their targeted 2023 total direct compensation was performance-based or equity-based compensation.

The charts below illustrate the components of the annualized target total direct compensation opportunities provided to Mr. Blue and target direct compensation opportunities of the other NEOs.

Allocation of Mr. Blue’s Total Direct Compensation Opportunities	Allocation of Total Direct Compensation Opportunities for Other NEOs

Shareholder Outreach and Say on Pay

We have a long tradition of engaging with our shareholders to understand and consider their perspectives. Our management engages with shareholders on a variety of topics throughout the year to solicit input and discuss and answer questions on the company’s policies and practices, including executive compensation. Shareholder feedback is considered by management, shared with our Board and reflected in enhancements to our policies and practices, as appropriate.

During 2023, we engaged with shareholders who, in the aggregate, represented approximately 43% of our outstanding shares. We discussed a wide variety of issues, including our executive compensation program. Shareholders were generally supportive of our executive compensation program and appreciated our Proxy Statement’s clear disclosure.

We received 91.7% support from our shareholders for our executive compensation program pursuant to the Say on Pay vote at our 2023 Annual Meeting. Shareholders currently have an opportunity annually to cast an advisory vote to approve our executive compensation program.

40 DOMINION ENERGY | 2024 PROXY STATEMENT

Below is an overview of the executive compensation topics that we discussed with our shareholders and our responses.

What We Heard	How We Responded

Shareholders provided general support for the alignment between CEO pay and financial performance and the overall pay designs

For 2023, our CEO received long-term incentive awards that were 100% performance-based, with 94% of the payout based on relative TSR with target payout set at the 65th percentile. In addition, the cash performance award portion of his original award was modified to eliminate the opportunity for him to earn a portion of the payout based on our relative price-earnings (P/E) ratio.

At our CEO’s request, the CTD Committee exercised negative discretion for his 2021 performance grant payout, lowering his payout to $0, despite goal achievement of 51.2%.

For 2024, our CEO again received long-term incentive awards that were 100% performance-based, with 65% of the payout based on relative TSR with target payout set at the 65th percentile.

Shareholders provided feedback on the mix of our equity and performance awards in our Long-Term Incentive Program (LTIP)

For 2024, we revamped our LTIP for all officers. Under the 2024 program, the cash performance grant has been replaced with performance share units (PSUs), to further align compensation with shareholder outcomes. In addition, the portion of the total LTIP grant attributable to restricted stock has been reduced from 40% to 30%, with 70% attributable to the new PSU grant. Our CEO received a performance share award in lieu of the restricted stock portion of his 2024 LTIP.

Shareholders provided feedback on the LTIP’s P/E ratio modifier	The ability to earn any payout based on our relative P/E ratio modifier was eliminated from the CEO’s 2023 LTIP and has been eliminated for all officers starting with the 2024 LTIP.

More information on these changes may be found under Long-Term Incentive Program on page 48. We strongly value input from our shareholders and will continue our outreach efforts on a variety of topics, including executive compensation, as our compensation program evolves in the future.

Our Compensation Practices and Policies

Dominion Energy supports our culture of good governance with compensation practices that promote pay and performance alignment and strategic risk management.

What We Do	What We Don’t Do

Make a substantial portion of NEO pay equity-based or subject to performance goals that tie to enhanced shareholder value

Integrate key performance metrics in our AIP and LTIP relating to safety, environmental stewardship and sustainability, and customer experience

Balance short-term and long-term incentives

Require significant stock ownership, including 6x base salary for our CEO, 4x base salary for our Executive Vice Presidents and 3x base salary for our other NEOs

Tie equity and cash-based incentive compensation to a clawback policy

Include a non-compete clause in our executive retirement plans

Consider shareholder feedback, including results of prior years’ Say on Pay votes

Require two triggers for the payment of most change in control benefits

Allow payout of AIP awards or performance grants greater than 200% of target

Offer long-term or indefinite employment agreements to our executive officers

Include long-term incentive awards in retirement or severance calculations (other than prorated payout of outstanding awards)

Permit officers to hedge or pledge shares of our common stock

Offer excessive executive perquisites or provide tax gross-ups on executive perquisites except for certain benefits provided through the company’s relocation program

Dilute shareholder value by issuing excessive equity compensation

Offer excessive change in control severance benefits

Provide excise tax gross-ups in change in control agreements for new officers (first elected after February 1, 2013)

DOMINION ENERGY | 2024 PROXY STATEMENT 41

Our Performance

Dominion Energy is committed to a simple but critical mission: to provide the reliable, affordable and increasingly clean energy that powers our customers every day. During 2023, we continued to demonstrate operational excellence and a strategic vision that positions the company to create shareholder value for years to come.

Business Highlights

Our 2023 business highlights include the following:

Achieved companywide OSHA recordable incident rate of 0.45, the second lowest rate on record, and had the lowest rate of injuries leading to lost days or restricted duty in company history	Contributed $46.7 million in 2023 to community causes through our Dominion Energy Charitable Foundation, our EnergyShare program and other sources	Invested $1.9 billion in new or upgraded transmission in Virginia and the Carolinas and more than 12 gigawatts (GWs) of renewable energy in service or under development	Provided reliable service to our customers — with customers having power 99.98% of the time, excluding major storms in the company’s Virginia and Carolinas service areas

Reduced carbon emissions in our electric operations 47% from 2005 through 2022, and reduced methane emissions from natural gas infrastructure operations by 38% from 2010 through 2022

Remained committed to affordability – rates in Virginia have remained below national and regional averages for nearly two decades. As of the rate case settlement we filed in November 2023, Virginia residential customer rates were 18% below the national average and 33% below the East Coast average. In South Carolina, our electric rates for residential customers are 8% below the national average

Closed on the sale of our remaining interest in Cove Point LNG to Berkshire Hathaway Energy and announced agreements to sell our gas distribution companies based in Cleveland, OH; Salt Lake City, UT; and Gastonia, NC, to Enbridge

Obtained final federal approvals from the Bureau of Ocean Energy Management, U.S. Army Corps of Engineers and National Marine Fisheries Service to move forward with CVOW construction

Dominion Energy Virginia

99.98% power availability to customers – the best performance in six years

Surpassed 2,000 miles of strategic undergrounding since 2014, which places the most outage-prone lines below ground, and have replaced more than 9,000 poles and associated equipment across 275 miles of distribution to strengthen overhead lines

Dominion Energy South Carolina

98% of customers affected by Tropical Storm Idalia restored within 14 hours	Began construction on peaker plants in Goose Creek and Jenkinsville, SC, to provide reliable back-up power during periods of high demand

Gas Distribution

Saw customer growth at or above 2% in North Carolina and our Western states	Made substantial progress on important growth projects, including our Magna LNG storage facility in Utah and our Moriah LNG facility in North Carolina

Financial Performance

•	We achieved reported earnings of $2.29 per share in 2023, while operating EPS was $1.99.*

•	We paid annual dividends of $2.67 per share and marked 383 consecutive quarters of dividend payments.

*	See Reconciliation of Reported Earnings (GAAP) to Operating Earnings (non-GAAP) in Appendix A.

42 DOMINION ENERGY | 2024 PROXY STATEMENT

2023 Compensation Highlights

2023 Annual Incentive Plan funded at 96% due to below-target consolidated operating EPS performance	2021 Performance Grant paid at 51.2% of target primarily due to missed relative TSR goal	100% of the CEO’s 2023 long-term incentive awards were performance-based The CEO declined a payment for his 2021 long-term performance award

Our Compensation Elements

Our 2023 executive compensation program was constructed of four building blocks: base salary, Annual Incentive Plan, Long-Term Incentive Program and benefits. Each element served a distinct purpose. These complementary components appropriately balanced risk with reward and short-term goals with long-term strategies, while providing total compensation that is competitive with our peers.

DOMINION ENERGY | 2024 PROXY STATEMENT 43

Base Salary

Competitive base pay is necessary to attract, motivate and retain talent. For our NEOs, base salaries are generally targeted at the Compensation Peer Group median, subject to individual and companywide considerations discussed under Compensation Philosophy and Individual Factors in Setting Compensation.

Considering these factors, the CTD Committee approved the following base salary increases, effective March 1, 2023: 3.5% for Ms. Leopold and Messrs. Baine and Stoddard, 8.3% for Mr. Ridge and 8.2% for Mr. Brown to recognize their continued contributions to Dominion Energy’s success and, relative to Messrs. Ridge and Brown, to better align their salaries with companies in the Compensation Peer Group (see The Compensation Peer Group for listing of our peer companies). Mr. Blue did not receive a base salary increase for fiscal year 2023.

	2022 Base Salary*	2023 Base Salary

Robert M. Blue	$1,225,000	$1,225,000

Steven D. Ridge	600,000	650,000

Diane Leopold	901,765	933,327

Carlos M. Brown	600,490	650,000

Edward H. Baine	513,864	531,849

Daniel G. Stoddard	741,331	767,278

*	Salary as of 12/31/2022

Annual Incentive Plan

The 2023 AIP is a cash-based program focused on short-term goals and is designed to:

•	Tie interests of our shareholders, customers, communities and employees closely together;

•	Focus our workforce on company, operating group, team and individual goals that ultimately drive operational and financial results;

•	Reward strong annual earnings performance;

•	Reward safety, DE&I, customer service, environmental, sustainability and other operating and stewardship goal successes;

•	Emphasize teamwork by focusing on common goals; and

•	Provide a competitive total compensation opportunity.

For the NEOs, funding of the 2023 AIP was tied solely to achievement of predetermined consolidated operating EPS goals. However, the CTD Committee retained discretion to reduce the AIP payout of each NEO for any reason, including failure to satisfy operating and stewardship goals.

The CTD Committee calculated 2023 AIP payouts for the NEOs as follows:

*	The funding level is based on consolidated operating EPS.

**	The payout goal score is based on individual performance with only negative adjustment.

Target Award Percentage

Each NEO’s compensation opportunity under the AIP is a percentage of their base salary at year end. AIP target award percentages are set to be consistent with our intent to keep a significant portion of NEO compensation tied to our stock performance or other company goals, considering the items described above under Compensation Philosophy. No changes were made to the target annual award opportunities of any of the NEOs in 2023, each of which is listed below.

Name	2023 AIP Target Award Percentage*

Robert M. Blue	130%

Steven D. Ridge	70%

Diane Leopold	90%

Carlos M. Brown	70%

Edward H. Baine	70%

Daniel G. Stoddard	70%

*	As a percentage of base salary.

44 DOMINION ENERGY | 2024 PROXY STATEMENT

2023 AIP Metrics

Funding Level

For NEOs, the AIP funding level is determined solely by our consolidated operating EPS, which is our reported EPS determined in accordance with GAAP, adjusted for certain items as described in greater detail in Appendix A. We believe that this funding mechanism encourages behavior and performance that will help achieve the objectives listed above.

For the NEOs and all other employees, the CTD Committee originally set the 2023 AIP funding goal subject to adjustment based on final business review outcomes. The original consolidated operating EPS goal to provide for 100% AIP funding was set at a range of $3.00 – $3.40 per share, inclusive of funding (as compared to $4.10 per share for the 2022 AIP funding target). The goal for maximum funding of 200% was originally set at $3.60 consolidated operating EPS, and the funding threshold, providing for 50% funding, was set at a consolidated operating EPS of $2.80 per share, with no funding if below that threshold. The changes related to the business review that ultimately affected the consolidated operating EPS goals were the sale of our gas distribution businesses, the sale of our remaining stake in Cove Point and a change in accounting treatment of investment tax credits. As a result of these outcomes, the 2023 AIP goal was subsequently adjusted by the CTD Committee to a new range for 100% funding of $2.01 – $2.41 per share. The goal for maximum funding of 200% was adjusted to $2.61 per share, and the funding threshold, providing for 50% funding, was adjusted to $1.81 per share, with no funding if below that adjusted threshold.

	Funding Level	Adjusted Operating EPS

Threshold	50%	$1.81

Target	100%	$2.01 – 2.41

Maximum	200%	$2.61

Payout Goals

In determining the AIP payout for NEOs, the CTD Committee typically considers each NEO’s achievement of operating and stewardship goals, weighted according to each NEO’s responsibilities. In February 2023, the CTD Committee established companywide operating and stewardship goals for all employees, including the NEOs, related to safety, customers and colleagues, and the environment and sustainability. The minimum weighting for each companywide goal was 10 percentage points for all employee participants other than the CEO and Executive Vice Presidents who carried the safety goal at 10 percentage points and the other goals at five percentage points each.

Highlights

•  Operating and stewardship goals used in determining the AIP payout for NEOs

•  Applicable to all NEOs

•  In the spirit of One Dominion Energy, our term for teamwork, all business segments shared these goals and received the same score for each category

DOMINION ENERGY | 2024 PROXY STATEMENT 45

2023 Companywide Operating & Stewardship Goals

Safety

Companywide safety goal focused on three areas:

1.  reduction in companywide lost-days/restricted duty (LD/RD) rate, or achievement of targeted serious injury and fatality (SIF) rate;

2.  reduction in companywide OSHA recordable incident rate; and

3.  innovative safety initiatives from each business segment and one enterprise-wide solution.

Customers & Colleagues

Companywide customers and colleagues goal had four components for leaders:

1.  companywide spending of 16.5% with diverse suppliers;

2.  participation in a diverse supplier showcase series where leaders and decision-makers from each business segment met with a minimum of ten diverse suppliers over the course of the year;

3.  diversity training whereby 95% of leaders will complete a workplace civility and inclusion training hosted by officers; and

4.  all business units will complete one key customer journey redesign aligned with net promoter score data and will implement two or more customer experience improvements by year end.

Environmental & Sustainability

Companywide environmental and sustainability goal focused on two areas:

1.  sustainability engagement in which leaders and employees develop and complete one action to support the company’s sustainability commitments; and

2.  focus on reduction of the company’s reportable environmental events through tracking and performance of root cause analysis.

In addition to the companywide goals, Messrs. Brown, Baine and Stoddard had additional operating and stewardship goals collectively weighted 20%:

•	Mr. Brown’s additional goals related to: (1) customer experience training; (2) data analytics strategy; and (3) process improvement.

•	Mr. Baine’s additional goals related to: (1) availability of generating units; (2) distribution reliability; (3) clean energy growth; and (4) execution of transmission projects.

•

Mr. Stoddard’s additional goals related to: (1) nuclear safety (based on fleet-wide total number of station event-free day clock resets) and on-line radiation exposure; (2) fleet capacity factor; (3) nuclear strategic planning; and (4) fleet refueling outage days.

2023 AIP Results

Dominion Energy’s consolidated operating earnings for the year ended December 31, 2023 were $1.66 billion, or $1.99 per share*, which fell short of the target range of $2.01 – $2.41 per share and, based on the pre-established funding range, resulted in AIP funding at 96%.

*	See Reconciliation of Reported Earnings (GAAP) to Operating Earnings (non-GAAP) in Appendix A.

46 DOMINION ENERGY | 2024 PROXY STATEMENT

Payout Goal Score

The CTD Committee evaluated performance against the pre-determined companywide operating and stewardship goals (as well as the additional goals for Messrs. Brown, Baine and Stoddard) in determining the AIP payout for NEOs.

Safety Fully Achieved

•  We achieved a companywide LD/RD rate of 0.22, the company’s lowest rate on record. Although our SIF rate was above target, when combined with the achievement of the LD/RD goal, full points were met.

•  We achieved a companywide OSHA recordable incident rate of 0.45, which surpassed our goal and is the second-lowest rate on record.

•  All business segments identified and implemented innovative solutions:

•  The business segments jointly with Dominion Energy Services created an online resource for safety teams to share incident reviews and discuss best practices.

•  Dominion Energy Services focused on mental health education of employees through mental health messages and in-person seminars.

•  Dominion Energy Virginia employees implemented a new electronic pre-job briefing and job observation platform.

•  Dominion Energy South Carolina implemented a job safety observation application to help identify safety trends and weaknesses.

•  Gas Distribution employees completed awareness training on human performance tools, focusing on error precursors and defenses.

Customers & Colleagues Fully Achieved

•  We achieved companywide spending of 16.9%, or $1.43 billion, with diverse suppliers, surpassing our original goal of 16.5%, and reflecting our commitment to using small, local and diverse companies for goods and services.

•  Over 99.5% of leaders attended workplace civility and inclusion training.

•  Each business segment participated in a diverse supplier showcase and over 45 supplier meetings were held with diverse suppliers and decision-makers. These meetings allowed the company to both learn about new suppliers who have not previously done business with the company and to open up new opportunities for existing suppliers. In several cases, these meetings have led to bid opportunities and ultimately purchase awards, expanding our network of diverse suppliers.

•  Each business segment completed one key customer journey redesign aligned with net promoter score data and implemented two or more customer experience improvements by year end.

Environmental & Sustainability Fully Achieved

•  Each business segment adopted a sustainability commitment:

•  Dominion Energy Services developed a team to review sustainable messaging, updated company guidance involving single-use materials and leveraged innovative technology to pilot monitoring of remote construction sites.

•  Dominion Energy Virginia digitized electronic inspection forms and developed a tracking process for future conversion of gas-powered equipment.

•  Dominion Energy South Carolina focused on reducing waste by implementing paperless billing for customers and digitizing inspection reports and safety data sheets.

•  Employees in the Nuclear organization established an education program on sustainability and created a dashboard to review reportable environmental events.

•  Employees in Gas Distribution focused on education about and advocacy for natural gas.

•  Root cause analyses were performed on reportable environmental events, with appropriate corrective actions determined for 92% of such events occurring prior to September 30, 2023. Tracking events and analyzing root causes enables the company to modify policies and procedures to avoid such events in the future.

Met

DOMINION ENERGY | 2024 PROXY STATEMENT 47

CTD Committee Adjustments

Messrs. Brown and Baine each accomplished their respective additional operating and stewardship goals. Mr. Stoddard did not achieve points for his fleet capacity factor and fleet refueling outage days goals, each weighted 5%.

Based on the achievement of the safety, customers and colleagues, environmental and sustainability, and additional operating and stewardship goals, as applicable, the CTD Committee approved 100% payout scores for Messrs. Blue, Ridge, Brown, and Baine and Ms. Leopold, and 90% for Mr. Stoddard.

Final AIP Payout

The CTD Committee calculated final 2023 AIP payouts as shown below:

Name	Base Salary		Target Award Percentage		Funding Level		Payout Goal Score		Final AIP Payout

Robert M. Blue	$1,225,000	x	130%	x	96%	x	100%	=	$1,528,800

Steven D. Ridge	650,000	x	70%	x	96%	x	100%	=	436,800

Diane Leopold	933,327	x	90%	x	96%	x	100%	=	806,395

Carlos M. Brown	650,000	x	70%	x	96%	x	100%	=	436,800

Edward H. Baine	531,849	x	70%	x	96%	x	100%	=	357,403

Daniel G. Stoddard*	447,579	x	70%	x	96%	x	90%	=	270,696

*	Mr. Stoddard’s base salary shown above has been prorated due to his retirement on August 1 at 7/12 of his annual base salary as of July 31.

Long-Term Incentive Program

Our LTIP focuses on Dominion Energy’s longer-term strategic goals and the retention of our executive officers. Each year, our NEOs receive a long-term incentive award consisting of two components. In recent years, awards have consisted of performance grants and restricted stock with time-based vesting. Performance grants can be issued as cash- or stock-based awards and are designed to encourage and reward executive officers for making decisions and investments that we believe will create and maintain long-term shareholder value and benefit our customers and communities. Similarly, we believe restricted stock serves as a strong retention tool and creates a focus on Dominion Energy’s stock price to further align the interests of executive officers with the interests of our shareholders, customers and communities.

2023 LTIP Overview

In recognition of the unique conditions of the strategic business review initiated in late 2022 and shareholder feedback, the CTD Committee approved separate award parameters for the CEO’s LTIP award for 2023 compared to the awards for the other NEOs, including modifying the CEO’s award to be 100% performance-based and increasing the percentile achievement level required for at-target payouts under his underlying relative TSR performance goals. As shown in the table below, Mr. Blue’s 2023 LTIP award is comprised entirely of performance grants, 60% in the form of a cash performance grant and 40% in the form of performance-based stock. For the other NEOs, 60% of the total target value consists of performance grants, while the remaining 40% consists of restricted stock with time-based vesting.

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2023 Long-Term Incentive Award Opportunities

2023 LTIP Award for Mr. Blue

60% Cash Performance Grant

Three-year vesting period, subject to three performance goals:

•  50% weighting: Three-year (2023 – 2025) relative TSR, with 65th percentile achievement required for target payout

•  40% weighting: Two-year (2024 – 2025) relative TSR, with 65th percentile achievement required for target payout

•  10% weighting: Non-Carbon Emitting Generation Capacity

40% Performance-Based Stock Three-year performance period based on three-year (2023 – 2025) relative TSR (100% weighting), with 65th percentile achievement required for target payout
2023 LTIP Award for Other NEOs

60% Performance Grant

Three-year vesting period, subject to three performance goals:

•  50% weighting: Three-year (2023 – 2025) relative TSR, with 50th percentile achievement required for target payout, modified by relative P/E ratio, if earned

•  40% weighting: Two-year (2024 – 2025) relative TSR, with 50th percentile achievement required for target payout

•  10% weighting: Non-Carbon Emitting Generation Capacity

40% Restricted Stock Three-year cliff vesting based solely on time

2024 LTIP Awards. For 2024 LTIP awards, the CTD Committee increased the performance portion of the award from 60% to 70%, replaced the cash performance grant with performance share units and approved the elimination of the opportunity to earn a portion of the payout based on relative P/E ratio for all officers. In addition, it anticipates replacing the two-year relative TSR metric with another three-year strategic measure determined in connection with the conclusion of the business review. The grant for Mr. Blue will continue to require relative TSR performance at the 65th percentile for at-target payouts under each award.

Target Values for the 2023 LTIP Awards

The CTD Committee approves long-term incentive awards in January each year. In setting long-term award levels for each NEO, the CTD Committee applies the concepts and individual factors discussed under Individual Factors in Setting Compensation. In January 2023, the CTD Committee approved a $1,090,000 increase for Mr. Ridge, a $250,000 increase for Mr. Brown and a $150,000 increase for Mr. Baine to increase their at-risk compensation and further align their compensation with the market median. No changes were made to Messrs. Blue’s or Stoddard’s or Ms. Leopold’s targets. The CTD Committee also considered each officer’s leadership experience and accomplishments, as well as Dominion Energy’s overall performance in determining any adjustments to each NEO’s long-term incentive target awards. The 2023 LTIP target awards for each of the NEOs were as follows:

Name	2023 Target Performance Grant	2023 Restricted Stock Grant	2023 Total Target Long-Term Incentive Award

Robert M. Blue*	$8,300,000	$0	$8,300,000

Steven D. Ridge	810,000	540,000	1,350,000

Diane Leopold	1,200,000	800,000	2,000,000

Carlos M. Brown	600,000	400,000	1,000,000

Edward H. Baine	390,000	260,000	650,000

Daniel G. Stoddard	900,000	600,000	1,500,000

*

Mr. Blue did not receive restricted stock as part of his 2023 LTIP award. Instead, his 2023 LTIP award consisted entirely of performance grants, with 60% of the total target value ($4,980,000) in the form of a cash performance grant and 40% of the total target value ($3,320,000) in the form of performance-based stock. See below under Mr. Blue’s 2023 Long-Term Incentive Award Opportunities below for further details.

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2023 Performance Grants

In January 2023, the CTD Committee approved cash performance grants for the NEOs (other than Mr. Ridge, who received a performance-based stock grant as described below), effective February 10, 2023 (2023 Performance Grants). The performance period commenced on January 1, 2023 and will end on December 31, 2025.

The 2023 Performance Grants are denominated as a target dollar value (in the case of cash-based grants) or target number of shares of our common stock (in the case of stock-based grants), with potential payouts ranging from 0% to 200% of the target based on Dominion Energy’s three-year (2023 – 2025) TSR relative to the companies in the 2023 Compensation Peer Group (50%) modified by relative P/E ratio performance (excluding CEO), if earned; Dominion Energy’s two-year (2024 – 2025) TSR relative to the companies in the 2023 Compensation Peer Group (40%); and Non-Carbon Emitting Generation Capacity (NCGC) Performance (10%).

As originally approved by the CTD Committee in January 2023, only 50% of performance goals were set for the 2023 Performance Grants, based on the achievement of a three-year relative TSR metric, modified by relative P/E ratio performance (excluding CEO). As a result of the ongoing business review, the CTD Committee did not initially set goals for the remaining 50% of the 2023 Performance Grants, which in the prior year had consisted of a cumulative operating EPS goal (40%) and NCGC Performance (10%). The intent was to set the remaining goals for the 2023 Performance Grants when there was additional clarity on the company’s long-term financial strategy. While the business review remained ongoing throughout 2023, the CTD Committee preferred to set all goals for the 2023 Performance Grants by year-end 2023. Therefore, in December 2023, the CTD Committee approved the remaining goals for the 2023 Performance Grants – relative TSR over a two-year performance period beginning January 1, 2024 and ending December 31, 2025 (40%) and NCGC Performance (10%). The period of 2024 – 2025 was selected for this additional relative TSR metric instead of 2023 – 2025 because 2023 was substantially complete by December. In the 2024 LTIP, the CTD Committee expects to replace the two-year relative TSR metric with another three-year strategic metric determined in connection with the conclusion of the business review.

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As a result of these changes, 90% of the 2023 Performance Grants measure the company’s relative TSR (50% measuring three-year TSR from 2023 – 2025 and 40% measuring two-year TSR from 2024 – 2025). In addition, for our CEO, 94% of his total 2023 LTIP award is tied to relative TSR, when the performance-based stock grant that comprises 40% of his total 2023 LTIP award is taken into account.

Three-Year Relative TSR (50% weighting). The three-year (2023 – 2025) relative TSR targets and corresponding payout scores for the 2023 Performance Grants for NEOs other than the CEO are as follows:

Relative TSR Performance Percentile Ranking	Goal Achievement %*

85th or above	200%

50th	100%

25th	50%

Below 25th	0%

*	Relative TSR weighting is interpolated between the top and bottom of the percentages within a quartile.

The members of the Compensation Peer Group used to measure performance under the 2023 Performance Grants are listed below under The Compensation Peer Group.

For NEOs other than the CEO, a portion of the 2023 Performance Grants may be earned based on the company’s relative P/E ratio for the performance period, to reward strong P/E ratio performance relative to the company’s peers. Specifically, and regardless of the company’s relative TSR, the following P/E ratio modifier may be earned:

(i)

if the company’s P/E ratio is at or above the 50th percentile but lower than the top third of the Compensation Peer Group, then an additional 25% will be added to the relative TSR goal achievement percentage; or

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(ii)

if the company’s P/E ratio is at or above the top third of the Compensation Peer Group, then an additional 50% will be added to the relative TSR goal achievement percentage, provided that the aggregate relative TSR goal achievement percentage may not exceed 250% and the overall percentage payment under the entire performance grant may not exceed 200% of the target amount.

For this purpose, P/E ratio is determined by the CTD Committee as the forward price-earnings ratio (i.e., the share price on the last day of the performance period divided by the expected earnings per share for the year following the end of the performance period) reported as of the last day of the performance period. The CTD Committee may reduce or eliminate payment of the relative P/E ratio modifier in its sole discretion.

Two-Year Relative TSR (40% weighting). The two-year (2024 – 2025) relative TSR targets and corresponding payout scores for the 2023 Performance Grants for all NEOs other than the CEO are as follows:

Relative TSR Performance Percentile Ranking	Goal Achievement %*

85th or above	200%

50th	100%

25th	50%

Below 25th	0%

*	Relative TSR weighting is interpolated between the top and bottom of the percentages within a quartile.

The members of the Compensation Peer Group used to measure performance under the 2023 Performance Grants are listed below under The Compensation Peer Group. The relative P/E ratio modifier does not apply to the two-year relative TSR performance goal.

NCGC Performance (10% weighting). The NCGC Performance goal measures the company’s wind, solar, nuclear and conventional hydro generation capacity as a percentage of its total generation capacity (Non-Carbon Emitting Generation Capacity Percentage). The company’s Non-Carbon Emitting Generation Capacity Percentage is determined as of the last day of the performance period and is calculated as follows:

*

Non-Carbon Emitting Generation Capacity means the company’s wind, solar, nuclear and conventional hydro generation capacity. Capacity means MW capacity from (x) in service facilities as of the last day of the performance period plus (y) facilities proposed to be in service by the last day of the performance period and submitted for regulatory approval (even if subsequently rejected). A facility will only be counted once in any given performance period. MWs that are not intermittent resources are defined as installed summer maximum capacity. MWs for intermittent renewable resources are defined as the original installed or proposed nameplate capacity. MWs included in the calculation will be those owned by or serving Dominion Energy regulated entities (by contract or agreement), and include the following: cost of service, ringfence projects, power purchase agreements, distributed energy resources and behind the meter generation (non-utility generators).

**	Net Generation Capacity means the company’s total generation capacity minus pumped hydro/battery storage.

The NCGC targets and corresponding payout scores for the 2023 Performance Grants (including for Mr. Blue) are as follows:

Non-Carbon Emitting Generation Capacity Percentage	Goal Achievement %*

Maximum (42.8% or above)	200%

Target Range (36.0% - 39.5%)	100%

Minimum (33.3%)	50%

Below Minimum	0%

*	NCGC Performance weighting is interpolated between the top and bottom of the percentages within a quartile.

The NCGC Performance goal and corresponding payout scores are subject to possible revisions or adjustments, at the CTD Committee’s sole discretion, if generation retirements do not occur as currently planned during the performance period.

Form of Performance Grant Award

Because officers are expected to retain ownership of shares upon vesting of restricted stock awards, as explained in Share Ownership Guidelines, the cash performance grant balances the long-term program and allows a portion of the LTIP award to be accessible to our NEOs during their employment.

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Generally, officers who have not yet achieved 50% of their targeted share ownership guideline receive performance-based stock grants instead of a cash performance grant. The performance-based stock grants have the same performance goals and other terms as the cash-based performance grants but are denominated and paid in shares of our common stock instead of cash. Dividend equivalents are not paid on these performance-based grants. All of our NEOs (other than Mr. Ridge) had achieved more than 50% of their full targeted share ownership guidelines as of the February 10, 2023 grant date and received the 2023 Performance Grant as a cash-based grant. Mr. Ridge received his 2023 Performance Grant in the form of performance-based stock.

Mr. Blue received an additional performance grant in lieu of a restricted stock grant to more closely align his compensation with long-term share price performance. The performance grant was issued as goal-based shares.

Mr. Blue’s 2023 Long-Term Incentive Award Opportunities

In February 2023, the CTD Committee approved certain modifications to Mr. Blue’s 2023 LTIP award to more closely align his compensation with long-term share price performance, consistent with the objectives of the company’s strategic business review. As modified, Mr. Blue’s 2023 LTIP award consists entirely of performance grants, 60% of the total target value ($4,980,000) in the form of a cash performance grant and 40% of the total target value ($3,320,000) in the form of performance-based stock. The cash performance grant excludes the P/E ratio modifier which eliminates his opportunity to earn a portion of the payout based on relative P/E ratio. Payout of this award will be between 0% and 200% of target. The sole performance metric for the award of performance-based stock is relative TSR over a three-year period. Payout of this award will be between 0% and 125% of target.

In December 2023, the CTD Committee modified Mr. Blue’s cash performance grant further by increasing the relative TSR performance necessary for an at-target payout from the 50th percentile to the 65th percentile, thereby aligning with the performance required for an at-target payout under the award of performance-based stock. Each of the grants has a three-year performance period ending December 31, 2025. Accordingly, 100% of Mr. Blue’s 2023 LTIP award is performance-based and the percentage of the total target award value that is based on relative TSR is 94%. The following tables provide the percentile rankings for his grants.

2023 Cash Performance Grant Percentile Rankings:

Three-Year Relative TSR (50% weighting). The three-year (2023 – 2025) relative TSR targets and corresponding payout scores for the 2023 cash Performance Grant for Mr. Blue are as follows:

Relative TSR Performance Percentile Ranking	Goal Achievement %*

85th or above	200%

65th	100%

25th	50%

Below 25th	0%

*	Relative TSR weighting is interpolated between the top and bottom of the percentages within a quartile.

Two-Year Relative TSR (40% weighting). The two-year (2024 – 2025) relative TSR targets and corresponding payout scores for the 2023 cash Performance Grant for Mr. Blue are as follows:

Relative TSR Performance Percentile Ranking	Goal Achievement %*

85th or above	200%

65th	100%

25th	50%

Below 25th	0%

*	Relative TSR weighting is interpolated between the top and bottom of the percentages within a quartile.

NCGC Performance (10% weighting). The NCGC targets and corresponding payout scores for the 2023 cash Performance Grant for Mr. Blue are as follows:

Non-Carbon Emitting Generation Capacity Percentage	Goal Achievement %*

Maximum (42.8% or above)	200%

Target Range (36.0% - 39.5%)	100%

Minimum (33.3%)	50%

Below Minimum	0%

*	NCGC Performance weighting is interpolated between the top and bottom of the percentages within a quartile.

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2023 Performance-Based Stock Percentile Rankings:

The three-year (2023 – 2025) relative TSR targets and corresponding payout scores for the 2023 performance-based stock award for Mr. Blue are as follows:

Relative TSR Performance Percentile Ranking	Goal Achievement %*

75th or above	125%

65th	100%

Below 25th	0%

*	Relative TSR weighting is interpolated between the top and bottom of the percentages for scores falling between the 25th and 65th percentiles or between the 65th and 75th percentiles.

2023 Restricted Stock Grants

All NEOs, except for Mr. Blue, received a restricted stock grant in February 2023, based on the dollar value set forth above in the table under Target Values for the 2023 LTIP Awards. The number of shares awarded was determined by dividing the dollar value above by the closing price of Dominion Energy’s common stock on February 10, 2023. Each of these grants cliff vests in three years on February 1, 2026. Dividends are paid to officers during the restricted period, and they are entitled to vote the shares, prior to vesting.

2021 Performance Grants Payout

In January 2021, the CTD Committee approved performance grants for the NEOs (2021 Performance Grants). For NEOs other than Messrs. Ridge and Brown, the 2021 Performance Grants were made in the form of cash performance grants, effective February 16, 2021, for the three-year performance period commencing January 1, 2021 and ending December 31, 2023. Messrs. Ridge and Brown, neither of whom had achieved 50% of their requisite share ownership guidelines at the time of the grant, received their 2021 Performance Grant in the form of a performance-based stock award, with performance goals and other terms identical to the cash-based performance grants, but denominated and payable in shares of our common stock instead of cash.

In January 2024, payouts were made under the 2021 Performance Grants. The 2021 Performance Grants were based on two goals: TSR for the three-year period ending December 31, 2023, relative to the companies in the Compensation Peer Group as of the February 16, 2021 grant date, as adjusted for mergers and other similar events occurring during the performance period (weighted 50%), and return on invested capital (ROIC) for the same three-year period (weighted 50%). The members of the Compensation Peer Group used to measure performance under the 2021 Performance Grants were as follows:

•	Ameren Corporation

•	American Electric Power Company, Inc.

•	CenterPoint Energy, Inc.

•	CMS Energy Corporation

•	Consolidated Edison, Inc.

•	Duke Energy Corporation
•	Edison International

•	Entergy Corporation

•	Eversource Energy

•	Exelon Corporation

•	FirstEnergy Corp.

•	NextEra Energy, Inc.

•	NiSource Inc.

•	Public Service Enterprise Group Incorporated

•	The Southern Company

•	WEC Energy Group

•	Xcel Energy Inc.

Relative TSR (50% weighting). The relative TSR targets and corresponding payout scores for the 2021 Performance Grants were as follows:

Relative TSR Performance Percentile Ranking	Goal Achievement %*

85th or above	200%

50th	100%

25th	50%

Below 25th	0%

*	TSR weighting is interpolated between the top and bottom of the percentages within a quartile.

The 2021 Performance Grants provided that regardless of the company’s relative TSR performance, the following could have been earned: (i) an additional payment of 25% of the TSR percentage if the company’s P/E ratio was at or above the 50th percentile and below the top third of the group of companies (inclusive of the company) used to measure relative TSR performance or (ii) an additional payment of 50% of the TSR percentage if the company’s P/E ratio was at or above the top third of the group of

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companies (inclusive of the company) used to measure relative TSR performance. The CTD Committee was able to reduce or eliminate payment of the relative P/E ratio modifier in its sole discretion and the overall percentage payment under the entire performance grant could not exceed 200% of the target amount.

Actual relative TSR performance for the 2021 – 2023 period was the lowest in the peer group, which produced a relative TSR goal achievement percentage of 0%. Dominion Energy’s P/E ratio of 14.97 for the three-year performance period was in the 52.9th percentile of the Compensation Peer Group, resulting in 25 percentage points being added to the TSR goal achievement percentage. For this purpose, P/E ratio was determined by the CTD Committee as the forward price-earnings ratio (i.e., the share price on the last day of the performance period divided by the expected earnings per share for the year following the end of the performance period) reported as of the last day of the performance period.

ROIC (50% weighting). We designed our ROIC goals for the 2021 Performance Grants to provide 100% payout if the company achieved an ROIC of 6.55% over the three-year performance period. The ROIC performance targets and corresponding payout scores for the 2021 Performance Grants were as follows:

ROIC Performance	Goal Achievement %*

7.22% and above	200%

6.71%	125%

6.55%	100%

6.22%	50%

Below 6.22%	0%

*	ROIC percentage payout is interpolated between the top and bottom of the percentages for any range.

Actual ROIC performance for the 2021 – 2023 period was 6.40%, which produced a ROIC goal achievement percentage of 77.3%:

ROIC for this purpose was defined as the company’s total return divided by average invested capital for the performance period, with total return defined as the company’s consolidated operating earnings plus its after-tax interest and related charges and average invested capital (the average balances for long-term and short-term debt plus preferred equity plus common shareholders’ equity).

Based on the achievement of the TSR and ROIC performance goals (including the P/E ratio modifier), the CTD Committee approved a 51.2% payout for the 2021 Performance Grants, determined as follows:

Measure	Goal Weight %		Goal Achievement %		Payout %

TSR with P/E Ratio modifier	50%	×	25%	=	12.5%
ROIC	50%	×	77.3%	=	38.7%

	Combined Overall Performance Score 51.2%

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At Mr. Blue’s request, the CTD Committee exercised negative discretion to lower Mr. Blue’s 2021 payout to $0. The resulting payout amounts for the NEOs, other than Messrs. Ridge and Brown, for the cash-based 2021 Performance Grants are shown below:

Name	2021 Performance Grant Target Award		Overall Performance Score		Calculated Performance Grant Payout
Robert M. Blue	$3,250,000	×	51.2%	=	$0
Diane Leopold	1,000,000	×	51.2%	=	512,000
Edward H. Baine	250,000	×	51.2%	=	128,000
Daniel G. Stoddard*	642,857	×	51.2%	=	329,143

*	Mr. Stoddard retired on August 1, 2023. His 2021 performance grant award was prorated based on the number of months worked during the performance period.

The corresponding payouts for Messrs. Ridge and Brown’s stock-based 2021 Performance Grant were as follows:

Name	2021 Performance-Based Stock Target Award (# of Shares)		Overall Performance Score		Calculated Performance- Based Stock Award Payout (# of Shares)
Steven D. Ridge	1,477	×	51.2%	=	756
Carlos M. Brown	4,218	×	51.2%	=	2,159

Employee and Executive Benefits

Benefit plans and limited perquisites compose the fourth element of our compensation program. These benefits serve as a retention tool and reward long-term employment.

Retirement Plans

All eligible non-union employees participate in a 401(k) plan that includes a company match, and, if hired prior to July 1, 2021, and unless they have elected to participate solely in our 401(k) plan, a tax-qualified defined benefit pension plan (Pension Plan). Effective July 1, 2021, we also adopted a nonqualified defined contribution plan, the Dominion Energy, Inc. Deferred Compensation Plan (DCP), to allow eligible officers to defer salary in excess of Internal Revenue Service (IRS) limits, annual bonuses and long-term incentive awards, and, effective May 10, 2023, retention awards. Officers who participate in our 401(k) plan are unable to save a proportionate amount of their eligible compensation for retirement within the plan, due to limits that the IRS imposes on qualified plans; the DCP allows the officers to bridge this gap. Officers who have deferred salary above IRS limits to the DCP receive a company match on those deferrals at the same rates and subject to the same vesting conditions as under our 401(k) plan. These matching contributions are credited to them under the DCP unless they elect to receive them as a taxable cash payment. In addition, officers whose matching contributions under our 401(k) plan are limited by the Internal Revenue Code (Code) and who do not participate in the salary deferral program under the DCP receive a taxable cash payment each year to make them whole for the company match that is lost because of these limits. Employees hired after July 1, 2021, as well as employees hired prior to that date who have elected to participate solely in our 401(k) plan, are also eligible to receive nonelective company contributions under the 401(k) plan in addition to any matching contributions. Eligible officers may receive excess nonelective contributions under the DCP to the extent their 401(k) nonelective contributions are subject to IRS limits, at the same rates and subject to the same vesting conditions as under the 401(k) plan. The company matching and nonelective contributions to the 401(k) plan and the DCP and the cash payments of company matching contributions above the Code limits for the NEOs are included in the All Other Compensation column of the Summary Compensation Table.

We also maintain two defined benefit nonqualified retirement plans for our executive officers, the Retirement Benefit Restoration Plan (BRP) and the frozen Executive Supplemental Retirement Plan (Frozen ESRP). The BRP helps us to retain executive talent by restoring benefits that cannot be paid under the Pension Plan due to Code limits. Due to these Code limits, and because a more substantial portion of total compensation for our officers is paid as incentive compensation than for other employees, the Pension Plan and 401(k) plan alone would produce a lower percentage of replacement income in retirement for officers than these plans will provide for other employees.

The Frozen ESRP provides a benefit that covers a portion (25%) of final base salary and target annual incentive compensation (determined at the earlier of a participant’s retirement or October 1, 2019) to partially make up for this gap in retirement income.

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Effective July 1, 2013, the Frozen ESRP was closed to any new participants. Messrs. Ridge and Brown did not become officers until after July 2013 and, therefore, do not participate in the Frozen ESRP. Effective October 1, 2019, due to variations in our officer eligibility for the plan and changing market trends, we froze future benefit accruals under the Frozen ESRP as well. Benefits under the Frozen ESRP will continue to be credited with annual cost-of-living increases as described below under Pension Benefits.

The Pension Plan, 401(k) plan, BRP and Frozen ESRP do not include long-term incentive compensation in benefit calculations and, therefore, a significant portion of the potential compensation for our officers is excluded from calculation in any retirement plan benefit. As consideration for the benefits earned under the BRP and Frozen ESRP, all officers agree to comply with confidentiality and one-year non-competition requirements set forth in the plan documents following their retirement or other termination of employment. The present value of the accumulated benefits under these retirement plans is disclosed in the Pension Benefits table and the terms of the plans are more fully explained in the narrative following that table.

For purposes of calculating benefits under the BRP, additional age and service may be earned under the terms of an officer’s Employment Continuity Agreement in the event of a change in control, as described in Change in Control under Potential Payments Upon Termination or Change in Control.

Other Benefit Programs

Dominion Energy’s officers participate in the benefit programs available to other Dominion Energy employees. The core benefit programs generally include medical, dental and vision benefit plans, a health savings account, health and dependent care flexible spending accounts, group term life insurance, travel accident coverage, long-term disability coverage and a paid time off program.

We also maintain an executive life insurance program for officers, fully insured by individual policies, that provides death benefits at a fixed amount depending on an officer’s salary tier. This life insurance coverage is in addition to the group term insurance provided to all employees. The officer is the owner of the policy and the company makes premium payments until the later of 10 years from enrollment date or the date the officer attains age 64. Officers are taxed on the premiums paid by the company. The premiums for these policies are included in the All Other Compensation column of the Summary Compensation Table.

Perquisites

We provide a limited number of perquisites for our officers to enable them to perform their duties and responsibilities as efficiently as possible and to minimize distractions. The CTD Committee annually reviews the perquisites to ensure they are an effective and efficient use of corporate resources. We believe the benefits we receive from offering these perquisites outweigh the costs of providing them. We offer the following perquisites to all officers:

•

An allowance of up to $9,500 a year to be used for health club memberships and wellness programs, comprehensive executive officer physical exams and financial and estate planning. Dominion Energy wants officers to be proactive with preventive healthcare and wants executive officers to use professional, independent financial and estate planning consultants to ensure proper tax reporting of company-provided compensation and to help officers optimize their use of Dominion Energy’s retirement and other employee benefit programs.

•

In limited circumstances, use of corporate aircraft for personal travel by executive officers. For security and other reasons, the Board has encouraged Mr. Blue to use the corporate aircraft for air travel, including personal travel. Mr. Blue’s family and guests may accompany him on any personal trips. The use of corporate aircraft for personal travel by other executive officers is limited and usually related to (i) travel with the CEO or (ii) personal travel to accommodate business demands on an executive officer’s schedule. Except for Mr. Blue, personal use of corporate aircraft is not available when there is a company need for the aircraft, unless approved by the CEO. Mr. Blue is required to reimburse the company for any incremental costs for personal travel exceeding $150,000 on the corporate aircraft. Use of corporate aircraft saves substantial time and allows us to have better access to our executive officers for business purposes.

Other than costs associated with comprehensive executive officer physical exams (which are exempt from taxation under the Code), these perquisites are fully taxable to officers. There is no tax gross-up for imputed income on perquisites, except for certain benefits provided through the company’s relocation program.

Employment Continuity Agreements

Dominion Energy has entered into Employment Continuity Agreements with all officers to ensure continuity in the event of a change in control of the company. We believe these agreements are consistent with competitive practice for our peer companies, and they protect the company in the event of an anticipated or actual change in control. In a time of transition, it is critical to protect shareholder value by retaining and continuing to motivate the company’s core management team. In a change in control

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situation, workloads typically increase dramatically, outside competitors are more likely to attempt to recruit top performers away from the company, and officers and other key employees may consider other opportunities when faced with uncertainties at their own company. The Employment Continuity Agreements provide security and protection to officers in such circumstances for the long-term benefit of the company and its shareholders.

In determining appropriate compensation and benefits payable upon a change in control, the company evaluated peer group and general practices and considered the levels of protection necessary to retain officers in such situations. The Employment Continuity Agreements are double-trigger, meaning they require both a change in control and a qualifying termination of employment to trigger most benefits. The specific terms of the Employment Continuity Agreements are discussed in Potential Payments Upon Termination or Change in Control.

Other than the Employment Continuity Agreements, Dominion Energy does not have comprehensive employment agreements or severance agreements with its NEOs.

Our Process

The CTD Committee is responsible for reviewing and approving NEO compensation and our overall executive compensation program. Each year, the CTD Committee reviews a comprehensive analysis of the executive compensation program, including the elements of each NEO’s compensation, with input from senior management and the CTD Committee’s independent compensation consultant. As part of its assessment, the CTD Committee reviews the performance of the CEO and other executive officers, reviews succession planning for the company’s senior officers, reviews executive officer share ownership guidelines and compliance and establishes compensation programs designed to achieve Dominion Energy’s objectives.

The CTD Committee evaluates each NEO’s base salary, total cash compensation (base salary plus target AIP award) and total direct compensation (base salary plus target AIP award and target LTIP award) against data from our Compensation Peer Group. To ensure the compensation levels are appropriately competitive and consistent with the company’s overall strategy, the CTD Committee considers the peer data together with the considerations described under Individual Factors in Setting Compensation. Additionally, the CTD Committee reviews general market survey data for each position as part of the review process. Neither the peer comparison nor the individual factors are assigned any specific weighting. As part of its analysis, the CTD Committee also considers Dominion Energy’s progress on our commitment to Net Zero, Dominion Energy’s size, including market capitalization and complexity compared to the companies in our Compensation Peer Group, as well as the tenure of the NEO as compared to executive officers in a similar position in a Compensation Peer Group company.

Individual Factors in Setting Compensation

In addition to Dominion Energy’s goals and performance, the CTD Committee considers several factors when setting compensation for each NEO, including:

Performance Job and leadership performance	Job Responsibilities Scope, complexity and significance of job responsibilities	Internal Pay Equity Internal pay equity, such as relative importance of a position or an individual officer to Dominion Energy’s strategy and success

Experience Experience, background and tenure	Retention Retention and market competitive concerns	Succession Planning The executive officer’s role in any succession plan for other key positions

These factors are important considerations in setting base pay and other compensation opportunities.

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The Compensation Peer Group

The CTD Committee uses the Compensation Peer Group to assess the competitiveness of the compensation of our NEOs. This same group is used to evaluate the relative TSR performance of the company for purposes of our 2023 Performance Grants.

In the fall of each year, with input and advice from its independent consultant, the CTD Committee reviews and approves the Compensation Peer Group. In selecting the Compensation Peer Group, we identify companies in our industry that compete for executive talent and investment capital and have similar business models and strategic focus. We screen this group based on size and usually eliminate companies that fall outside of a reasonable size range as compared to Dominion Energy in revenues, assets, or market capitalization. For 2023, the Compensation Peer Group was unchanged from 2022.

Dominion Energy’s 2023 Compensation Peer Group was composed of the following companies:

•	Ameren Corporation

•	American Electric Power Company, Inc.

•	CenterPoint Energy, Inc.

•	CMS Energy Corporation

•	Consolidated Edison, Inc.

•	Duke Energy Corporation
•	Edison International

•	Entergy Corporation

•	Eversource Energy

•	Exelon Corporation

•	FirstEnergy Corp.

•	NextEra Energy, Inc.
•	NiSource Inc.

•	Public Service Enterprise Group Incorporated

•	The Southern Company

•	WEC Energy Group, Inc.

•	Xcel Energy Inc.

The CTD Committee and management use the Compensation Peer Group to: (i) compare Dominion Energy’s stock and financial performance against these peers using a number of different metrics and time periods to evaluate how we are performing; (ii) analyze compensation practices within our industry; (iii) evaluate peer company practices and determine peer ranges for base pay, annual incentive pay, long-term incentive pay and total direct compensation, both generally and for specific positions; and (iv) to compare our benefits and perquisites. In setting the levels for base pay, annual incentive pay, long-term incentive pay and total direct compensation, the CTD Committee also takes into consideration Dominion Energy’s size compared with the median of the Compensation Peer Group and the complexity of its business. As compared to the Compensation Peer Group, as of December 31, 2023, Dominion Energy ranked 5th in market capitalization, 4th in assets and 8th in revenues, as reported by Bloomberg.

For purposes of the 2023 Performance Grants, the comparison companies may be adjusted during the performance period as follows: (i) in the event of a merger, acquisition or business combination of a comparison company with or by another comparison company, the surviving entity will remain and the non-surviving entity will cease to be a comparison company (provided that the latter will be retroactively reinstated as a comparison company if the proposed transaction is subsequently terminated before the relative TSR performance is calculated); (ii) in the event it is publicly announced that a comparison company will be acquired by an entity that is not a comparison company, or in the event a “going private transaction” is publicly announced where the comparison company will not be the surviving entity or will otherwise no longer be publicly traded, the company will cease to be a comparison company (provided that the company will be retroactively reinstated as a comparison company if the proposed transaction is subsequently terminated before the relative TSR performance is calculated); (iii) in the event of a spinoff, divestiture or sale of a substantial portion of assets of a comparison company, the company will no longer be a comparison company if such company’s reported revenue (in its GAAP accounts) for the four most recently reported quarters ending on or before the last day of the performance period falls below 40% of the company’s reported revenue (in its GAAP accounts) for the four most recently reported

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quarters ending on or before the last day of the performance period; and (iv) in the event of a bankruptcy of a comparison company, such company will remain a comparison company and its stock price will continue to be tracked for purposes of relative TSR performance. If such company liquidates, it will remain a comparison company and its stock price will be reduced to zero for the remaining performance period.

Survey and Other Data

Survey compensation data and information on local companies with whom we compete for talent and other companies with market capitalization comparable to Dominion Energy are used only to provide a general understanding of compensation practices and trends, not as benchmarks for compensation decisions. The CTD Committee considers individual and company-specific factors, including internal pay equity, along with data from the Compensation Peer Group, in establishing compensation opportunities. The CTD Committee believes this reflects Dominion Energy’s specific needs in its distinct competitive market and with respect to its size and complexity versus its peers.

CEO Compensation Relative to Other NEOs

Our CEO generally participates in the same compensation programs and receives compensation based on the same philosophy and factors as the other NEOs. Application of the same philosophy and factors to the CEO’s position results in overall CEO compensation that is higher than the compensation of the other NEOs. The CEO’s compensation is commensurate with his greater responsibilities and decision-making authority, broader scope of duties encompassing the entirety of the company (as compared to the other NEOs who are responsible for significant but distinct areas within the company) and his overall responsibility for corporate strategy. The CEO’s compensation also reflects his role as our principal corporate representative to investors, customers, regulators, analysts, legislators, the industry, the communities in which we operate and the media.

We consider CEO compensation trends as compared to the next highest-paid officer, as well as to our executive officers as a group, over a multi-year period to monitor the ratio of the CEO’s pay relative to the pay of other executive officers. The CTD Committee did not make any adjustments to the compensation of any NEOs based on this review for 2023.

Our Compensation Practices and Policies

Annual Compensation Risk Review

Dominion Energy’s management, including Dominion Energy’s senior risk officer and other executive officers, annually reviews the overall structure of the company’s executive compensation program and policies to ensure that they are consistent with effective management of enterprise key risks and that they do not encourage executive officers to take unnecessary or excessive risks that could threaten the value of the enterprise. With respect to the programs and policies that apply to our NEOs, this review includes analysis of:

•	How different elements of our compensation programs may increase or mitigate risk-taking;

•	Performance metrics used for short-term and long-term incentive programs and the relation of such incentives to the objectives of the company;

•	Whether the performance measurement periods for short-term and long-term incentive compensation are appropriate; and

•	The overall structure of compensation programs as related to business risks.

Among the factors considered in management’s assessment are: (i) the balance of our overall program design, including the mix of cash and equity compensation; (ii) the mix of fixed and variable compensation; (iii) the balance of short-term and long-term objectives of our incentive compensation; (iv) the performance metrics, performance targets, threshold performance requirements and capped payouts related to our incentive compensation; (v) our clawback provisions on incentive compensation; (vi) our share ownership guidelines, including share ownership levels, retention practices and prohibitions on hedging, pledging and other derivative transactions related to Dominion Energy common stock; (vii) the CTD Committee’s ability to exercise negative discretion to reduce the amount of the annual and long-term incentive awards; and (viii) internal controls and oversight structures in place at Dominion Energy.

Based on management’s review, the CTD Committee believes the company’s well-balanced mix of salary and short-term and long-term incentives, as well as the performance metrics that are included in the incentive programs, are appropriate, consistent with the company’s risk management practices and overall strategies, and do not encourage our executive officers, including the NEOs, to take unnecessary or excessive risks.

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Share Ownership Guidelines

We require executive officers to own and retain significant amounts of Dominion Energy common stock to align their interests with those of our shareholders by promoting a long-term focus through share ownership. The guidelines ensure that management maintains a personal stake in the company through significant equity investment in the company.

Targeted ownership levels are the following values:

Position	Value of Shares

Chair, President and Chief Executive Officer	6 x salary

Executive Vice President – Dominion Energy	4 x salary

President – Dominion Energy Subsidiaries	3 x salary

Senior Vice President – Dominion Energy & Subsidiaries	3 x salary

Vice President – Dominion Energy & Subsidiaries	2 x salary

The levels of ownership reflect the increasing level of responsibility for each officer’s position. Shares owned by an officer and their immediate family members, shares held under company benefit plans, and unvested time-based restricted stock count toward the ownership targets. Performance-based stock and shares underlying stock options do not count toward the ownership targets until the shares vest or the options are exercised.

Until an officer meets their ownership target, an officer must retain all after-tax shares from the vesting of restricted stock and performance-based stock awards. We refer to shares held by an officer that are more than 15% above their ownership target as qualifying excess shares. Unvested time-based restricted stock is excluded from the officer’s share ownership balance when determining qualifying excess shares. An officer may sell, gift or transfer qualifying excess shares at any time, subject to insider-trading rules and other policy provisions, if the sale, gift or transfer does not cause an executive officer to fall below their ownership target.

To encourage officers to meet their share ownership guidelines and facilitate their ownership of company stock, the company offers an Executive Stock Purchase Tool Kit program (Tool Kit) to any officer who is subject to share ownership guidelines and is not currently in compliance with their guideline because of new hire, promotion or any other reason. The Tool Kit provides eligible officers with an opportunity to purchase shares of company stock at a discount, either by electing to exchange a portion (up to 100%) of the officer’s AIP payout for shares of company stock or by purchasing shares through Dominion Energy Direct®. An officer who elects to participate in the Tool Kit receives an additional payment equal to 25% of the amount they have elected to invest in shares of company stock. The additional payment, net of applicable taxes, is also paid or required to be invested in shares of company stock. Tool Kit shares are issued under the company’s 2014 Incentive Compensation Plan.

The CTD Committee annually reviews the share ownership guidelines and monitors compliance by executive officers, both individually and by the officer group as a whole.

Anti-Hedging & Pledging Policy

We prohibit our directors, officers and employees and their designees from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that hedge or offset, or that are designed to hedge or offset, any decrease in the market value of shares of our common stock or other equity securities, granted to them as compensation or otherwise held, directly or indirectly, by them. Our directors and officers are also prohibited from using margin accounts and pledging shares as collateral.

Recovery of Incentive Compensation

Effective October 2, 2023, Dominion Energy implemented its Policy for Recovery of Previously Awarded Compensation (the Clawback Policy), which is intended to comply with the provisions of Exchange Act Section 10D, Exchange Act Rule 10D-1 and Section 303A.14 of the NYSE Listed Company Manual, which requires companies to adopt a formal policy outlining the recovery of incentive-based compensation in the event of certain accounting restatements. The Board has delegated the administration of the Clawback Policy to the CTD Committee which has full and final authority to make all determinations under the Clawback Policy.

The Clawback Policy applies to all incentive-based compensation received by our executive officers after the effective date of the policy. In the event of a triggering accounting restatement, the CTD Committee is tasked with recovering in a reasonably prompt

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timeframe all incentive-based compensation received by a covered executive officer during the applicable recovery period in excess of the compensation that would have been received had the compensation been determined using the restated amounts.

Additionally, Dominion Energy’s Corporate Governance Guidelines authorize the Board to seek recovery of cash and equity performance-based compensation paid to officers who are found to be personally responsible for fraud or intentional misconduct that causes a restatement of financial results filed with the SEC. Our AIP and LTIP grant documents include a broader clawback provision that authorizes the CTD Committee, in its discretion and based on facts and circumstances, to recoup AIP and LTIP grant payouts from any employee whose fraudulent or intentional misconduct: (i) directly causes or partially causes the need for a restatement of a financial statement; or (ii) relates to or materially affects the company’s operations or the employee’s duties at the company. The company reserves the right to recover a payout by seeking repayment from the employee by reducing the amount that would otherwise be payable to the employee under another company benefit plan or compensation program to the extent permitted by applicable law, by withholding future incentive compensation, or any combination of these actions.

All clawback provisions are in addition to, and not in lieu of, other actions the company may take to remedy or discipline misconduct, including termination of employment or a legal action for breach of fiduciary duty, and any actions imposed by law enforcement agencies.

Tax Deductibility of Compensation

Section 162(m) of the Code generally disallows a deduction for annual compensation in excess of $1 million that we pay to our CEO, CFO, our next three most highly compensated officers and any other individual who has served as one of our covered executive officers after 2016. Compensation decisions for our NEOs are driven by market competitiveness and the other factors described above in this CD&A and the CTD Committee approves non-deductible compensation whenever it believes that corporate objectives justify the cost of being unable to deduct such compensation.

Accounting for Stock-Based Compensation

We measure and recognize compensation expense in accordance with the Financial Accounting Standards Board (FASB) guidance for stock-based payments, which requires that compensation expense relating to stock-based payment transactions be recognized in the financial statements based on the fair value of the equity or liability instruments issued. The CTD Committee considers the accounting treatment of equity and performance-based compensation when approving awards.

Compensation and Talent Development Committee Report

The CTD Committee is responsible for the oversight of Dominion Energy’s compensation programs and compensation of Dominion Energy’s executives per the CTD Committee’s charter. In preparation for filing this Proxy Statement, the CTD Committee reviewed and discussed the preceding Compensation Discussion and Analysis with management. Based on this review and discussion, we recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into Dominion Energy’s 2023 Annual Report on Form 10-K.

Michael E. Szymanczyk, Chair

Mark J. Kington

Robert H. Spilman, Jr.

Susan N. Story

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Executive Compensation Tables

Summary Compensation Table – An Overview

The Summary Compensation Table provides information in accordance with SEC requirements regarding compensation earned by our NEOs, stock awards made to our NEOs, as well as amounts accrued or accumulated during years reported with respect to retirement plans and other items. The NEOs include our CEO, our CFO and our three other most highly compensated officers who are deemed to be executive officers by our Board pursuant to SEC rules other than our CEO and CFO. In addition, we include information related to Mr. Stoddard, who would have been among our three other most highly compensated officers had he still been serving as an executive officer at the end of 2023.

The following highlights some of the disclosures contained in this table.

•	Salary. The amounts in this column are the base salaries earned by the NEOs for the years indicated.

•

Stock Awards. The amounts in this column reflect the grant date fair value of the stock awards for accounting purposes for the respective year. Stock awards are reported in the year in which the awards are granted regardless of when or if the awards vest.

•

Non-Equity Incentive Plan Compensation. This column includes amounts earned under two performance-based programs: the AIP and cash-based performance grant awards under our LTIP. These performance programs are based on performance criteria established by the CTD Committee, with actual performance scored at the end of the performance period.

•

Change in Pension Value and Nonqualified Deferred Compensation Earnings. This column shows any year-over-year increases in the annual accrual of pension and supplemental retirement benefits for our NEOs. These are accruals for future benefits under the terms of our retirement plans and are not actual payments made during the year to our NEOs. The amounts disclosed reflect the annual change in the actuarial present value of benefits under defined benefit plans sponsored by the company, which include the company’s tax-qualified pension plan and the nonqualified plans described in the narrative following the Pension Benefits table. The annual change equals the difference in the accumulated amount for the current fiscal year and the accumulated amount for the prior fiscal year, generally using the same actuarial assumptions used for the company’s audited financial statements for the applicable fiscal year. Accrued benefit calculations are based on assumptions that the NEOs would retire at the earliest age at which they are projected to become eligible for full, unreduced pension benefits (including the effect of future service for eligibility purposes), instead of their unreduced retirement age based on current years of service. The application of these assumptions results in a greater increase in the accumulated amount of pension benefits for certain NEOs than would result without the application of these assumptions. This method of calculation does not increase actual benefits payable at retirement but only how much of that benefit is allocated to the increase during the years presented in the Summary Compensation Table. Please refer to the footnotes to the Pension Benefits table and the narrative following that table for additional information related to actuarial assumptions used to calculate pension benefits.

•

All Other Compensation. The amounts in this column disclose compensation that is not classified as compensation reportable in another column, including perquisites and benefits with an aggregate value of at least $10,000, the value of company-paid life insurance premiums, company matching contributions to an NEO’s 401(k) plan or DCP account, payments under the company’s Tool Kit and (for NEOs who do not participate in the DCP) company matching contributions paid directly to the NEO that would be credited to the 401(k) plan account if Code contribution limits did not apply.

•

Total. The number in this column provides a single figure that represents the total compensation either earned by each NEO for the years indicated or accrued benefits payable in later years and required to be disclosed by SEC rules in this table. It does not reflect actual compensation paid to the NEO during the year but is the sum of the dollar values of each type of compensation quantified in the other columns in accordance with SEC rules.

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Summary Compensation Table

The following table presents information concerning compensation paid or earned by our NEOs for the years ended December 31, 2023, 2022 and 2021 as well as the grant date fair value of stock awards and changes in pension value.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total

Robert M. Blue Chair, President and Chief Executive Officer	2023	$1,225,000		$2,084,904	$1,528,800	$1,250,219	$189,912	$6,278,835
	2022	1,225,000		3,320,036	2,023,514	10,107	216,328	6,794,985
	2021	1,225,000		3,250,001	2,288,232	1,235,648	162,202	8,161,083

Steven D. Ridge Senior Vice President and Chief Financial Officer	2023	641,667		1,033,958	436,800	3,621	204,776	2,320,822
	2022	331,137	$375,000	610,096	423,696	5,604	125,915	1,871,448

Diane Leopold Executive Vice President, Chief Operating Officer and President – Contracted Energy	2023	928,066		800,038	1,318,394	1,184,938	101,700	4,333,136
	2022	897,388		800,070	1,235,731	0	90,276	3,023,465
	2021	871,250		1,000,017	1,474,478	1,150,204	79,824	4,575,773

Carlos M. Brown Senior Vice President, Chief Legal Officer and General Counsel	2023	641,748		400,049	436,800	367,930	39,987	1,886,514
	2022	591,392		300,016	424,042	0	51,862	1,367,312
	2021	543,250		600,052	455,919	233,664	52,188	1,885,073

Edward H. Baine President – Dominion Energy Virginia	2023	528,852		260,011	485,403	600,260	38,583	1,913,109

Daniel G. Stoddard Former Senior Vice President, Chief Nuclear Officer and President – Contracted Assets	2023	443,254		600,044	599,839	442,568	89,968	2,175,673
	2022	737,732		600,033	825,455	244,639	51,988	2,459,847
	2021	708,834		750,066	863,763	500,180	58,214	2,881,057

(1)

Effective March 1, 2023, the NEOs received the following base salary increases: Mr. Ridge: 8.3%; Ms. Leopold: 3.5%; Mr. Brown: 8.2%; Mr. Baine: 3.5%; and Mr. Stoddard: 3.5%. Mr. Blue did not receive a base salary increase.

(2)

The amount in this column represents a one-time cash bonus payment of $350,000 to Mr. Ridge in connection with his promotion to Senior Vice President and CFO and a cash bonus payment of $25,000 in connection with his relocation to Utah in 2022.

(3)

The amounts in this column reflect the grant date fair value of stock awards for the respective year of grant in accordance with FASB guidance for share-based payments. Dominion Energy did not grant any stock options in any of the years shown in the table. See also Note 20 to the Consolidated Financial Statements in Dominion Energy’s 2023 Annual Report on Form 10-K for more information on the valuation of stock-based awards, the Grants of Plan-Based Awards table for stock awards granted in 2023, and the Outstanding Equity Awards at Fiscal Year-End table for a listing of all outstanding equity awards as of December 31, 2023. For Mr. Blue, the award granted in 2023 consisted solely of a performance-based stock award valued at the grant date fair value based on the probable outcome of the performance conditions as of the grant date. For Mr. Ridge, the awards granted in 2023 include a performance-based stock award valued at the grant date fair value based on the probable outcome of the performance conditions as of the grant date. Were these awards paid out at the maximum potential payout levels based on the highest possible achievement of the performance goals, the amount reported in this column for Mr. Blue would have included an additional $2,065,109 and for Mr. Ridge would have included an additional $852,149.

(4)

The 2023 amounts in this column include the payout under Dominion Energy’s 2023 AIP for each of the NEOs and under the 2021 Performance Grants for each of the NEOs other than Messrs. Ridge and Brown, who received their 2021 Performance Grants in the form of performance-based stock. All the NEOs received 96% funding of their 2023 AIP target awards. All the NEOs received 100% payout scores for accomplishments of their goals except for Mr. Stoddard, who received 90%. The 2023 AIP payout amounts were as follows: Mr. Blue: $1,528,800; Mr. Ridge: $436,800; Ms. Leopold: $806,394; Mr. Brown: $436,800; Mr. Baine: $357,403 and Mr. Stoddard: $270,696. See CD&A for additional information on the 2023 AIP and the Grants of Plan-Based Awards table for the range of each NEO’s potential award under the 2023 AIP. The 2021 Performance Grants were issued on January 31, 2021, and the payout amounts were determined based on achievement of performance goals for the performance period ended December 31, 2023. Payouts could range from 0% to 200%. Based on goal achievement, the actual payout was 51.2% of the target amount. However, at Mr. Blue’s request, the CTD Committee exercised negative discretion for his 2021 Performance Grant payout, lowering his payout amount to $0. Therefore, the 2021 Performance Grant payout amounts were as follows: Mr. Blue: $0; Ms. Leopold: $512,000; Mr. Baine: $128,000, and Mr. Stoddard: $329,143. See 2021 Performance Grant Payout in the CD&A for additional information on the 2021 Performance Grants. The 2022 amounts reflect both the 2022 AIP and the 2020 performance grant payouts, and the 2021 amounts reflect both the 2021 AIP and 2019 performance grant payouts. Mr. Stoddard, who retired on August 1, 2023, received prorated payouts of his 2023 AIP and 2021 Performance Grant.

(5)

All amounts in this column represent the aggregate change in the actuarial present value of the NEO’s accumulated benefit under our qualified Pension Plan and nonqualified executive retirement plans. There are no above-market earnings on nonqualified deferred compensation plans. These accruals are not directly in relation to final payout potential and can vary significantly year over year based on (i) promotions and corresponding changes in salary; (ii) other one-time adjustments to salary or incentive target for market or other reasons; (iii) actual age versus predicted age at retirement; (iv) the discount rate used to determine the present value of a benefit; and (v) other relevant factors. Reductions in the actuarial present value of an NEO’s accumulated pension benefits are reported as $0. Mr. Ridge participated in the “cash balance” formula until May 1, 2022, when he elected to participate solely in the 401(k) plan. Each of the other NEOs participates in the “final average earnings” pension formula. For participants in the “final average earnings” formula, a change in the discount rate can be a significant factor in the change reported in this column. A decrease in the discount rate results in an increase in the present value of the accumulated benefit without any increase in the benefits payable to the NEO at retirement and an increase in the discount rate has the opposite effect. The discount rate used in determining the present value of the accumulated benefit decreased from 5.65% used as of December 31, 2022 to a discount rate of 5.37% used as of December 31, 2023. The increase in present value attributed solely to the change in discount rate was as follows: Mr. Blue: $156,871; Mr. Ridge: $133; Ms. Leopold: $176,683; Mr. Brown: $69,182; Mr. Baine: $119,568; and Mr. Stoddard: $34,014.

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(6)	All Other Compensation amounts for 2023 are as follows:

Name	Executive Perquisites(a)	Life Insurance Premiums	401(k) Plan Match / Nonelective(b)	Company Match Above IRS Limits(c)	Relocation Benefits(d)	Accrued Vacation Payable Upon Retirement(e)	Total All Other Compensation

Robert M. Blue	$70,298	$83,046	$ 9,718	$26,850	$ 0	$ 0	$189,912

Steven D. Ridge	0	8,861	33,000	31,166	131,749	0	204,776

Diane Leopold	16,817	51,718	9,123	24,042	0	0	101,700

Carlos M. Brown	10,915	10,054	9,666	9,352	0	0	39,987

Edward H. Baine	9,134	8,295	13,200	7,954	0	0	38,583

Daniel G. Stoddard	5,500	26,392	9,673	3,398	0	45,005	89,968

(a)

Unless noted, the amounts in this column for all NEOs are composed of the financial planning and health and wellness allowance. For Mr. Blue and Ms. Leopold, the amounts in this column include personal use of the corporate aircraft. The value of the personal use of the aircraft for Mr. Blue during 2023 was $70,298. For personal flights, all direct operating costs are included in calculating aggregate incremental cost. Direct operating costs include the following: fuel, airport fees, catering, ground transportation and crew expenses (any food, lodging and other costs). The fixed costs of owning the aircraft and employing the crew are not taken into consideration, as more than 96% of the use of the corporate aircraft is for business purposes.

(b)

Employees hired before 2008 (including Messrs. Blue, Brown, Baine, and Stoddard and Ms. Leopold) who contribute to the 401(k) plan receive a matching contribution of 50 cents for each dollar contributed up to 6% of compensation (subject to IRS limits) for employees who have fewer than 20 years of service, and 67 cents for each dollar contributed up to 6% of compensation (subject to IRS limits) for employees who have 20 or more years of service. Employees hired after 2008 and prior to July 1, 2021 who contribute to the 401(k) plan receive a matching contribution of one dollar for each dollar contributed, up to 4% of compensation (subject to IRS limits) for employees who have fewer than 5 years of service, up to 5% of compensation (subject to IRS limits) for employees who have 5 to 15 years of service, up to 6% of compensation (subject to IRS limits) for employees who have 15 to 25 years of service, and up to 7% of compensation (subject to IRS limits) for employees who have more than 25 years of service. Employees hired on and after July 1, 2021, as well as eligible employees hired before July 1, 2021 who have elected to participate solely in the 401(k) plan (including Mr. Ridge), receive a matching contribution of one dollar for each dollar contributed, up to 4% of compensation (subject to IRS limits) for employees who have fewer than 5 years of service and up to 5% of compensation (up to IRS limits) for employees who have 5 or more years of service as well as a nonelective company contribution of 4% of compensation (subject to IRS limits) for employees who have fewer than 5 years of service and 5% of compensation for employees who have 5 or more years of service. NEOs who elect to defer salary in excess of IRS limits to the DCP receive matching contributions on such deferrals under the DCP at the same rate and subject to the same vesting schedule as under the company’s 401(k) plans, which is either credited to their DCP account or (if elected by the executive) paid to them in cash. For Mr. Ridge, nonelective company contributions to the 401(k) plan in excess of IRS limits are also credited to the DCP.

(c)

Represents each payment of lost 401(k) plan matching contribution due to IRS limits for NEOs who do not participate in the DCP. For Mr. Ridge, this also represents a nonelective company contribution to the 401(k) plan in excess of IRS limits credited to the DCP. For Mr. Baine, this amount represents the 401(k) plan matching contribution credited to his DCP account on his excess deferrals.

(d)

Includes the aggregate incremental cost to the company of certain relocation services, including home-buying decision counseling services, home marketing and selling assistance and home finding assistance, as well as allowances to cover miscellaneous expenses related to relocation, reimbursement of closing costs and a gross-up for taxable benefits ($38,009), provided to Mr. Ridge in connection with his relocation back to Virginia.

(e)

For Mr. Stoddard, the amount shown represents the payout of $43,529 for his accrued unused 2023 vacation days and $1,476 for unused personal holiday hours that were paid upon his retirement from the company.

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Grants of Plan-Based Awards

The following table provides information about stock awards and non-equity incentive awards granted to our NEOs during the year ended December 31, 2023.

Name	Grant Date(1)	Grant Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Options Award ($)(1)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Robert M. Blue

2023 Annual Incentive Plan(2)			$796,250	$1,592,500	$3,185,000

2023 Cash Performance Grant(3)(6)			0	4,980,000	9,960,000

2023 Performance-Based Stock Grant(5)(7)	2/10/2023	2/9/2023				0	55,761	69,701		2,084,904

Steven D. Ridge

2023 Annual Incentive Plan(2)			227,500	455,000	910,000

2023 Performance-Based Stock Grant(5)	12/13/2023	12/13/2023				1,701	13,605	27,210		493,930

2023 Restricted Stock Grant(4)	2/10/2023	1/26/2023							9,070	540,028

Diane Leopold

2023 Annual Incentive Plan(2)			419,997	839,994	1,679,988

2023 Cash Performance Grant(3)			150,000	1,200,000	2,400,000

2023 Restricted Stock Grant(4)	2/10/2023	1/26/2023							13,437	800,038

Carlos M. Brown

2023 Annual Incentive Plan(2)			227,500	455,000	910,000

2023 Cash Performance Grant(3)			75,000	600,000	1,200,000

2023 Restricted Stock Grant(4)	2/10/2023	1/26/2023							6,719	400,049

Edward H. Baine

2023 Annual Incentive Plan(2)			186,147	372,294	744,588

2023 Cash Performance Grant(3)			48,750	390,000	780,000

2023 Restricted Stock Grant(4)	2/10/2023	1/26/2023							4,367	260,011

Daniel G. Stoddard

2023 Annual Incentive Plan(2)			268,547	537,094	1,074,188

2023 Cash Performance Grant(3)			112,500	900,000	1,800,000

2023 Restricted Stock Grant(4)	2/10/2023	1/26/2023							10,078	600,044

(1)

On January 26, 2023, the CTD Committee approved the 2023 long-term incentive compensation awards for our officers, which consisted of a restricted stock grant and a cash performance grant for NEOs other than Mr. Ridge, who received a performance-based stock grant in lieu of a cash performance grant. On February 9, 2023, the CTD Committee approved an additional award of performance-based stock for Mr. Blue in lieu of a restricted stock award. The 2023 restricted stock and performance-based stock awards were issued on February 10, 2023. Under the 2014 Incentive Compensation Plan, fair market value is defined as the closing price of Dominion Energy common stock on the date of grant or, if that day is not a trading day, on the most recent trading day immediately preceding the date of grant. The fair market value for the February 10, 2023, restricted stock grant was $59.54 per share, which was Dominion Energy’s closing stock price on the grant date.

(2)

Amounts represent the range of potential payouts under the 2023 AIP. Actual amounts paid under the 2023 AIP are found in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Under our AIP, officers are eligible for an annual performance-based award. The CTD Committee establishes target awards for each NEO based on their salary level and expressed as a percentage of the individual NEO’s base salary. The target award is the amount of cash that will be paid if the plan is fully funded and payout goals are achieved. For the 2023 AIP, funding was based on the achievement of consolidated operating earnings goals with the maximum funding capped at 200%, as explained under the Annual Incentive Plan section of the CD&A.

(3)

Cash performance grants were awarded on February 1, 2023. Amounts represent the range of potential payouts under the 2023 Performance Grants of our 2023 LTIP. Payouts can range from 0% to 200% of the target award. Threshold represents achievement of the threshold relative P/E ratio performance adder for the three-year TSR component of the awards without achievement of any other goals, which would result in a payout equal to 12.5% of target for all of our NEOs except for Mr. Blue, whose award does not contain the relative P/E ratio performance modifier. Awards will be paid by March 15, 2026 depending on the achievement of performance goals for the three-year period ending December 31, 2025. The amount earned will depend on the level of achievement of three performance metrics: three-year (2023 – 2025) relative TSR—50%, two-year (2024 – 2025) relative TSR—40% and NCGC Performance—10%. Relative TSR measures Dominion Energy’s share performance for the three-year and two-year periods, as applicable, relative to the TSR of the companies in the Compensation Peer Group on the grant date. The NCGC goal measures the company’s wind, solar, nuclear and conventional hydro generation capacity as a percentage of its total generation capacity. There are additional opportunities to earn a portion of the awards based on our relative P/E ratio performance for all NEOs except for Mr. Blue. See the 2023 Performance Grants section of the CD&A.

The performance grant is forfeited in its entirety if an officer voluntarily terminates employment or is terminated with cause before the vesting date. The grant has prorated vesting for retirement, termination without cause, death or disability. In the case of retirement, prorated vesting will not occur if the CEO (or, for the CEO, the CTD Committee) determines the officer’s retirement is detrimental to the company. Payout for an officer who retires or whose employment is terminated without cause is made following the end of the performance period so that the officer is rewarded only to the extent the performance goals are achieved. In the case of death or disability, payout is made as soon as possible to facilitate the administration of the officer’s estate or financial planning. The payout amount will be the greater of the officer’s target award or an amount based on the predicted performance used for compensation cost disclosure purposes in Dominion Energy’s financial statements.

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In the event of a change in control, the performance grant is vested in its entirety and payout of the performance grant will occur as soon as administratively feasible following the change in control date at an amount that is the greater of an officer’s target award or an amount based on the predicted performance used for compensation cost disclosure purposes in Dominion Energy’s financial statements.

(4)

The restricted stock grant is forfeited in its entirety if an officer voluntarily terminates employment or is terminated with cause before the vesting date. The 2023 restricted stock grant fully vests on February 1, 2026. The restricted stock grant provides for prorated vesting if an officer retires, dies, becomes disabled, is terminated without cause, or if there is a change in control. In the case of retirement, prorated vesting will not occur if the CEO (or for the CEO, the CTD Committee) determines the officer’s retirement is detrimental to the company. In the event of a change in control, prorated vesting is provided as of the change in control date, and full vesting if an officer’s employment is terminated, or constructively terminated by the successor entity following the change in control date but before the scheduled vesting date. Dividends on the restricted shares are paid during the restricted period at the same rate declared by Dominion Energy for all shareholders.

(5)

For Mr. Ridge, the 2023 performance-based stock grants have the same performance goals and other terms and conditions as the 2023 cash performance grants (see footnote 3 above) but are denominated and paid in shares of Dominion Energy common stock. For Mr. Blue, relative TSR is the sole performance metric for his 2023 performance-based stock grant. The grant-date value of performance-based stock awards is based on the probable outcome of the performance conditions as of the grant date.

(6)

Mr. Blue’s 2023 cash performance grant has the same performance goals and other terms and conditions as the 2023 cash performance grants described in footnote 3 above, but was amended by the CTD Committee on (i) February 9, 2023 to remove the P/E ratio modifier, thereby eliminating the opportunity for Mr. Blue to earn a portion of the payout based on relative P/E ratio, and (ii) December 13, 2023 to increase the relative TSR performance necessary for an at-target payout from the 50th percentile to the 65th percentile, thereby aligning with the performance required for an at-target payout under the award of performance-based stock. See the Mr. Blue’s 2023 Long-Term Incentive Award Opportunities section of the CD&A for further details.

(7)

Mr. Blue’s 2023 performance-based stock grant has the same terms and conditions as the 2023 performance-based stock grants described in footnote 5 above but is subject to a single performance goal of relative TSR performance over a three-year period, with relative TSR performance at the 65th percentile required for an at-target payout and with payouts ranging from 0% and 125% of target. The grant-date value of performance-based stock awards is based on the probable outcome of the performance conditions as of the grant date. See the Mr. Blue’s 2023 Long-Term Incentive Award Opportunities section of the CD&A for further details.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes equity awards made to NEOs that were outstanding as of December 31, 2023. There were no unexercised or unexercisable option awards outstanding for any of our NEOs as of December 31, 2023.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Performance-Based Stock Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Performance-Based Stock Awards That Have Not Vested ($)

Robert M. Blue	45,691	(2)	$2,147,477

	42,472	(3)	1,996,184

				55,761	(8)	$2,620,767

Steven D. Ridge	1,477	(2)	69,419	756	(5)	35,532

	1,331	(3)	62,557	1,996	(7)	93,812

	3,865	(6)	181,655	13,605	(9)	639,435

	9,070	(4)	426,290

Diane Leopold	14,059	(2)	660,773

	10,235	(3)	481,045

	13,437	(4)	631,539

Carlos M. Brown	4,218	(2)	198,246	2,159	(5)	101,473

	3,838	(3)	180,386

	6,719	(4)	315,793

Edward H. Baine	3,515	(2)	165,205

	2,559	(3)	120,273

	4,367	(4)	205,249

(1)	The market value is based on closing stock price of $47.00 on December 29, 2023.

(2)	Shares vested on February 1, 2024.

(3)	Shares scheduled to vest on February 1, 2025.

(4)	Shares scheduled to vest on February 1, 2026.

(5)	Performance-based shares issued in lieu of cash award under 2021 Performance Grants earned and vested on January 26, 2024.

(6)

In December 2022, Mr. Ridge received a true-up restricted stock grant when he was promoted to Senior Vice President and CFO that vests ratably over three years. 1,933 shares vested on December 1, 2023, 1,932 shares scheduled to vest on December 1, 2024 and 1,933 shares scheduled to vest on December 1, 2025, subject to Mr. Ridge’s continued employment.

(7)	Performance-based shares issued in lieu of cash award under 2022 Performance Grants, reported at target. Shares scheduled to vest on February 1, 2025, subject to achievement of performance goals.

(8)	Performance-based shares issued as part of Mr. Blue’s 2023 LTIP award, reported at target. Shares scheduled to vest on February 1, 2026, subject to achievement of performance goals.

(9)	Performance-based shares issued in lieu of cash award under 2023 Performance Grants, reported at target. Shares scheduled to vest on February 1, 2026, subject to achievement of performance goals.

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Option Exercises and Stock Vested

The following table provides information about the value realized by NEOs during the year ended December 31, 2023, on vested restricted stock and performance-based stock awards. There are no outstanding stock options and there were no option exercises by NEOs in 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Robert M. Blue	28,499		$1,795,054

Steven D. Ridge	3,658		198,731

Diane Leopold	24,321		1,300,133

Carlos M. Brown	2,899	(1)	182,927

Edward H. Baine	2,494		157,371

Daniel G. Stoddard	23,003		1,296,985

(1)	Mr. Brown elected to defer 100% of his 2020 goal-based shares, which totaled 1,208 shares and had a fair market value of $75,440.

Pension Benefits

The following table shows the actuarial present value of accumulated benefits payable to our NEOs, together with the number of years of benefit service credited to each NEO, under the plans listed in the table. Values are computed as of December 31, 2023, using the same interest rate and mortality assumptions used in determining the aggregate pension obligations disclosed in the company’s financial statements. The years of credited service and the present value of accumulated benefits were determined by our plan actuaries, using the appropriate accrued service, pay and other assumptions similar to those used for accounting and disclosure purposes. Please refer to Actuarial Assumptions Used to Calculate Pension Benefits for detailed information regarding these assumptions.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)(3)

Robert M. Blue	Pension Plan – Traditional Pension Formula	18.50	$1,158,804

	Benefit Restoration Plan	18.50	4,005,597

	Frozen Executive Supplemental Retirement Plan	14.25	3,762,769

Steven D. Ridge(4)	Pension Plan – Cash Balance Formula	8.16	66,220

Diane Leopold	Pension Plan – Traditional Pension Formula	28.16	1,912,249

	Benefit Restoration Plan	28.16	4,331,337

	Frozen Executive Supplemental Retirement Plan	23.91	3,734,965

Carlos. M. Brown	Pension Plan – Traditional Pension Formula	16.16	754,487

	Benefit Restoration Plan	16.16	745,955

Edward H. Baine	Pension Plan – Traditional Pension Formula	28.00	1,349,083

	Benefit Restoration Plan	28.00	926,777

	Frozen Executive Supplemental Retirement Plan	23.75	767,723

Daniel G. Stoddard	Pension Plan – Traditional Pension Formula	17.08	1,302,741	$145,261

	Benefit Restoration Plan	17.08	2,314,444

	Frozen Executive Supplemental Retirement Plan	13.25	2,553,761

(1)

Years of credited service shown in this column are actual years accrued by an NEO from their date of participation to December 31, 2023 (October 1, 2019 in the case of the Frozen ESRP). Mr. Ridge’s benefit accruals in the Pension Plan stopped as of May 1, 2022. Mr. Ridge elected to participate solely in the 401(k) plan as of May 1, 2022; his cash balance benefit will continue to receive interest credit, but he will not accrue any additional service credit. Mr. Stoddard’s accruals in the Pension Plan stopped as of July 31, 2023 with his retirement on August 1.

(2)

The amounts in this column are based on actuarial assumptions that all the NEOs would retire at the earliest age they become eligible for unreduced benefits, which, for NEOs participating in the Traditional Pension Formula of the Pension Plan is age 60 for Messrs. Blue, Brown, and Baine and Ms. Leopold. Benefit accruals under the Frozen ESRP were frozen as of October 1, 2019, other than certain cost-of-living adjustments described below.

(3)

Reflects payments paid to Mr. Stoddard from the Pension Plan during 2023, of which, $115,941 represents his payout from his special retirement account (as described below under Traditional Pension Formula) and $29,320 represents his cumulative monthly pension payout from August through December.

(4)	Mr. Ridge did not accrue any benefits in the BRP prior to electing to participate solely in the 401(k) plan and will not accrue any BRP benefits going forward.

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Dominion Energy Pension Plan

The Pension Plan is a tax-qualified defined benefit pension plan. Messrs. Blue, Brown, Baine, and Stoddard and Ms. Leopold were hired before 2008 and therefore participate in the “final average earnings” formula of the Pension Plan (Traditional Pension Formula). Mr. Ridge was hired after January 1, 2008 and therefore participated in the “cash balance” formula of the Pension Plan (Cash Balance Formula), which applies to non-union employees hired on or after January 1, 2008. Mr. Ridge participated in the Cash Balance Formula until May 1, 2022 when his election to cease participation in that plan and participate solely in the 401(k) plan took effect. Participation in the Pension Plan is closed to non-union employees hired or re-hired on or after July 1, 2021.

Traditional Pension Formula

The Traditional Pension Formula provides unreduced retirement benefits at termination of employment at or after age 65 or, with three years of service, at age 60. A participant who has attained age 55 with three years of service may elect early retirement benefits at a reduced amount. If a participant retires between ages 55 and 60, the benefit is reduced 0.25% per month for each month after age 58 and before age 60, and reduced 0.50% per month for each month between ages 55 and 58. All of the NEOs have more than three years of service.

The Traditional Pension Formula benefit is calculated using a formula based on (i) age at retirement; (ii) final average earnings; (iii) estimated Social Security benefits; and (iv) credited service. Final average earnings are the average of the participant’s 60 highest consecutive months of base pay during the last 120 months worked. Final average earnings do not include compensation payable under the AIP, the value of equity awards, gains from the exercise of stock options, long-term cash incentive awards, perquisites or any other form of compensation other than base pay.

Credited service is measured in months, up to a maximum of 30 years of credited service. The estimated Social Security benefit taken into account is the assumed Social Security benefit payable starting at age 65 or actual retirement date, if later, assuming the participant has no further employment after leaving Dominion Energy. These factors are then applied in a formula.

The formula has different percentages for credited service through December 31, 2000, and on and after January 1, 2001. The benefit is the sum of the amounts from the following two formulas.

For Credited Service Through December 31, 2000

For Credited Service On and After January 1, 2001

Credited service is limited to a total of 30 years for all parts of the formula and credited service after 2000 is limited to 30 years minus credited service before 2001.

Benefit payment options are (i) a single life annuity or (ii) a choice of a 50%, 75% or 100% joint and survivor annuity. A Social Security leveling option is available with any of the benefit forms. The normal form of benefit is a single life annuity for unmarried participants and a 50% joint and survivor annuity for married participants. All the payment options are actuarially equivalent in value to the single life annuity. The Social Security leveling option pays a larger benefit equal to the estimated Social Security benefit until the participant is age 62 and then reduced payments after age 62.

Participants in the Traditional Pension Formula also receive a special retirement account, which is in addition to the basic pension benefit. The special retirement account is credited with 2% of base pay each month as well as interest based on the 30-year Treasury bond rate set annually (3.55% in 2023). The special retirement account can be paid in a lump sum or paid in the form of an annuity benefit.

A participant becomes vested in their benefit after completing three years of service. A vested participant who terminates employment before age 55 can start receiving benefit payments calculated using terminated vested reduction factors at any time

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after attaining age 55. If payments begin before age 65, then the following reduction factors for the portion of the benefits earned after 2000 apply: age 64 – 9%; age 63 – 16%; age 62 – 23%; age 61 – 30%; age 60 – 35%; age 59 – 40%; age 58 – 44%; age 57 – 48%; age 56 – 52%; and age 55 – 55%.

Cash Balance Formula

The Cash Balance Formula is based solely on amounts credited to a cash balance account on behalf of the participant. The cash balance account is credited with a percentage of pay each month, depending on years of credited service:

Cash balance accounts are also credited with interest at an annual rate established in accordance with IRS guidelines. Participants in the Cash Balance Formula can receive immediate distribution of benefits following termination of employment at any age, with three years of service. Benefits will be payable as either an immediate lump sum, an immediate annuity or a deferred annuity.

The Code limits the amount of compensation that may be included in determining pension benefits under qualified pension plans. For 2023, the compensation limit was $330,000. The Code also limits the total annual benefit that may be provided to a participant under a qualified defined benefit plan. For 2023, this limitation was the lesser of (i) $265,000 or (ii) the average of the participant’s compensation during the three consecutive years in which the participant had the highest aggregate compensation.

Dominion Energy Retirement Benefit Restoration Plan

The BRP is a nonqualified defined benefit pension plan designed to make up for benefit reductions under the Pension Plan due to the limits imposed by the Code.

A Dominion Energy employee is eligible to participate in the BRP if (i) they are a member of management or a highly compensated employee, (ii) their Pension Plan benefit is or has been limited by the Code compensation or benefit limits and (iii) they have been designated as a participant by the CTD Committee. A participant remains a participant until they cease to be eligible for any reason other than retirement or until their status as a participant is revoked by the CTD Committee.

BRP Benefit with Traditional Pension Formula

For participants in the Traditional Pension Formula, upon retirement, the BRP benefit is calculated using the same formula (except that the IRS salary limit is not applied) used to determine the participant’s default annuity form of benefit under the Pension Plan (single life annuity for unmarried participants and 50% joint and survivor annuity for married participants), and then subtracting the benefit the participant is entitled to receive under the Pension Plan. To accommodate the enactment of Section 409A of the Code, the portion of a participant’s BRP benefit that had accrued as of December 31, 2004, had previously been frozen, but the calculation of the overall restoration benefit did not change. The pre-2005 portion of the BRP was terminated and paid out to participants in January 2020.

BRP benefits are paid in a lump sum. The lump sum calculation includes an amount approximately equivalent to the amount of taxes the participant will owe on the lump sum payment so that the participant will have sufficient funds, on an after-tax basis, to purchase an annuity contract.

A participant who terminates employment before they are eligible for benefits under the Pension Plan generally is not entitled to a restoration benefit. If a vested participant dies when they are retirement eligible (on or after age 55), the participant’s beneficiary will receive the restoration benefit in a single lump sum payment. If a participant dies while employed but before they have attained age 55 and the participant is married at the time of death, the participant’s spouse will receive a restoration benefit calculated in the same way (except that the IRS salary limit is not applied) as the 50% qualified pre-retirement survivor annuity payable under the Pension Plan and paid in a lump sum payment.

BRP Benefit with Cash Balance Formula

Participants in the Cash Balance Formula of the Pension Plan are also eligible to receive a BRP benefit. The benefit is calculated by determining what the cash balance benefit would have been but for the application of the Code limits and then subtracting the amount of the actual cash balance benefit, paid as a lump sum.

Dominion Energy Frozen Executive Supplemental Retirement Plan

The Frozen ESRP is a nonqualified defined benefit plan that provides for an annual retirement benefit equal to 25% of a participant’s final cash compensation (base salary plus target annual incentive award, determined as of the earlier of a participant’s

70 DOMINION ENERGY | 2024 PROXY STATEMENT

retirement or October 1, 2019) payable for a period of 10 years. To accommodate the enactment of Section 409A of the Code, the portion of a participant’s Frozen ESRP benefit that had accrued as of December 31, 2004, had previously been frozen, but the calculation of the overall benefit did not change. The pre-2005 portion of the Frozen ESRP was terminated and paid out to participants in January 2020. Effective July 1, 2013, the Frozen ESRP was closed to any new participants. Effective October 1, 2019, future benefit accruals under the Frozen ESRP were frozen as well. Frozen ESRP benefits will continue to be credited with annual cost-of-living increases (equal to one-half of the first 5 percentage point increase in the average Consumer Price Index for the first quarter of the previous year) on each July 1, starting with July 1, 2020 through the July 1 on or immediately preceding the date of a participant’s retirement.

Before the plan was closed, a Dominion Energy employee became eligible to participate in the Frozen ESRP if (i) they were a member of management or a highly compensated employee and (ii) they had been designated as a participant by the CTD Committee. A participant remains a participant until they cease to be eligible for any reason other than retirement or until their status as a participant is revoked by the CTD Committee.

A participant is entitled to the full Frozen ESRP benefit if they separate from service with Dominion Energy after reaching age 55 and achieving 60 months of service. A participant who separates from service with Dominion Energy with at least 60 months of service but who has not yet reached age 55 is entitled to a reduced, prorated retirement benefit. A participant who separates from service with Dominion Energy with fewer than 60 months of service is generally not entitled to a Frozen ESRP benefit unless the participant separated from service on account of disability or death. Participants younger than age 55 on October 1, 2019 may continue to grow into an unreduced benefit based on their future increases in age prior to retirement. No participant had fewer than 60 months of service in the Frozen ESRP as of the October 1, 2019 freeze date.

Frozen ESRP benefits are paid in the form of a single lump sum cash payment. The lump sum calculation includes an amount approximately equivalent to the amount of taxes the participant will owe on the lump sum payment so that the participant will have sufficient funds, on an after-tax basis, to purchase a 10-year annuity contract. The lump sum benefit is fixed as of October 1, 2019 and will not be further adjusted after that date except to reflect increases in a participant’s frozen accrued benefit due to the participant’s additional age or cost of living adjustments described above after October 1, 2019, using the same actuarial factors used to calculate the lump sum benefit on October 1, 2019. Mr. Blue and Ms. Leopold are currently entitled to a full Frozen ESRP retirement benefit. Mr. Baine is entitled to a reduced Frozen ESRP retirement benefit. Effective July 1, 2013, the Frozen ESRP was closed to any new participants. Messrs. Ridge and Brown became officers after this date and are therefore not eligible to participate in the Frozen ESRP. Mr. Stoddard is entitled to receive his full Frozen ESRP retirement benefit with his retirement on August 1, 2023 per the terms of the plan.

Actuarial Assumptions Used to Calculate Pension Benefits

Actuarial assumptions used to calculate Pension Plan benefits are prescribed by the terms of the Pension Plan based on the Code and Pension Benefit Guaranty Corporation (PBGC) requirements. The present value of the accumulated benefit is calculated using actuarial and other factors as determined by the plan actuaries and approved by Dominion Energy. Actuarial assumptions used for the December 31, 2023 benefit calculations shown in the Pension Benefits table include a discount rate of 5.37% to determine the present value of the future benefit obligations for the Pension Plan and BRP and a lump sum interest rate of 4.62% to estimate the lump sum values of BRP benefits. Each NEO is assumed to retire at the earliest age at which they are projected to become eligible for full, unreduced pension benefits. For purposes of estimating future eligibility for unreduced Pension Plan and Frozen ESRP benefits, the effect of future service is considered. Each NEO is assumed to commence Pension Plan payments at the same age as BRP payments. The longevity assumption used to determine the present value of benefits is the same assumption used for financial reporting of the Pension Plan liabilities, with no assumed mortality before retirement age. Mortality rates are developed from actual and projected plan experience for postretirement benefit plans. Dominion Energy’s actuaries conduct an experience study periodically as part of the process to select a best estimate of mortality. Dominion Energy considers both standard mortality tables and improvement factors as well as the plans’ actual experience when selecting a best estimate. For BRP and Frozen ESRP benefits, other actuarial assumptions include an assumed tax rate of 45% for lump sums. Cash Balance Formula Pension Plan, BRP and Frozen ESRP benefits are assumed to be paid as lump sums; Traditional Pension Formula Pension Plan benefits are assumed to be paid as annuities.

The discount rate for calculating lump sum BRP payments at the time an officer terminates employment is selected by Dominion Energy’s Administrative Benefits Committee and adjusted periodically. For 2023, a 2.62% discount rate was used to determine

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the lump sum payout amounts. This discount rate was selected based on a rolling average of the blended rate published by the PBGC in October of the previous five years. The discount rate for calculating lump sum Frozen ESRP payments was fixed on October 1, 2019 at 2.56%.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)

Robert M. Blue	$—	$—	$—	$—	$—

Steven D. Ridge	—	15,583	1,369	—	18,258

Diane Leopold	—	—	—	—	—

Carlos M. Brown	—	83,653	(40,319)	—	182,004

Edward H. Baine	27,839	22,414	20,515	—	151,422

Daniel G. Stoddard	—	—	37,943	—	298,444

(1)	All amounts reported in these columns have also been reported as compensation to the NEO in the last completed fiscal year or previous years in the Summary Compensation Table.

(2)

Of the amounts reported in this column, $18,258 for Mr. Ridge, $182,004 for Mr. Brown, $151,422 for Mr. Baine and $298,444 for Mr. Stoddard have previously been reported as compensation to the NEO in the Summary Compensation Table for the last completed fiscal year or previous years.

The DCP, effective July 1, 2021, is an unfunded, nonqualified deferred compensation plan that allows eligible participants to voluntarily defer receipt of up to 50% of their salary over IRS limits, 100% of their annual cash bonuses, 100% of cash- and stock-based long-term incentive awards and, effective May 10, 2023, 100% of their retention awards.

The DCP provides for company matching contributions on a participant’s excess compensation deferrals and (for participants hired after July 1, 2021, or hired before July 1, 2021 who have elected to participate solely in the 401(k) plan) company nonelective contributions above the IRS limits that apply to such contributions under the company’s qualified 401(k) plans, each in accordance with the same matching or nonelective contribution formula applicable to the participant under the company’s qualified 401(k) plans (as described in footnote 6(b) to the Summary Compensation Table) and subject to the same vesting schedule as applicable to the participant under the company’s qualified 401(k) plans as well. Participants may elect to have excess matching contributions paid to them currently in lieu of being credited to the DCP.

Amounts credited to a participant’s account are notionally invested in one or more investment funds chosen by the participant which are the same funds offered under the company’s 401(k) plans, including a company stock fund. Notional investments may be changed by the executive daily. During the last fiscal year, the notional investments in the DCP had the following annual rates of return:

Dominion Energy, Inc. - Short Term Investment Fund	5.23%	Target Retirement Income 2025 Trust Plus	14.57%

Intermediate Bond Fund	6.37%	Target Retirement Income 2030 Trust Plus	16.06%

S&P 500 Index Fund	26.28%	Target Retirement Income 2035 Trust Plus	17.22%

Small/Mid Cap Equity Index Fund	25.08%	Target Retirement Income 2040 Trust Plus	18.4%

International Equity Fund	15.71%	Target Retirement Income 2045 Trust Plus	19.55%

Target Retirement Income Trust Plus	10.72%	Target Retirement Income 2050 Trust Plus	20.26%

Small Cap Equity	8.44%	Target Retirement Income 2055 Trust Plus	20.24%

International Equity Index	15.51%	Target Retirement Income 2060 Trust Plus	20.24%

Target Retirement Income 2020 Trust Plus	12.56%	Target Retirement Income 2065 Trust Plus	20.24%

Distributions under the DCP are generally paid in a lump sum or up to ten annual installments, as elected by the participant, upon the participant’s separation from service from the company. Participants may also elect in-service distributions to occur on a fixed date. All distributions are paid in cash, except for amounts attributable to deferrals of restricted stock or performance-based stock awards, which are distributed in shares of the company’s common stock under the company’s 2014 Incentive Compensation Plan.

Eligibility for the DCP is determined by the CTD Committee and is currently limited to executive officers of the company and any other employee with annual salary in excess of IRS annual limits ($330,000 for 2023). The DCP is administered by Dominion Energy Services, Inc.

72 DOMINION ENERGY | 2024 PROXY STATEMENT

Potential Payments Upon Termination or Change in Control

Under certain circumstances, the company provides benefits to eligible employees upon termination of employment, including a termination of employment involving a change in control of the company, that are in addition to termination benefits for other employees in the same situation.

Change in Control

As discussed in the Employee and Executive Benefits section of the CD&A, Dominion Energy has entered into an Employment Continuity Agreement with each of its officers, including the NEOs. Each agreement has a three-year term and is automatically extended annually for an additional year, unless canceled by Dominion Energy.

The Employment Continuity Agreements require two triggers for the payment of most benefits:

•	There must be a change in control; and

•

The executive officer must either be terminated without cause or terminate their employment with the surviving company after a constructive termination. Constructive termination means the executive officer’s salary, incentive compensation or job responsibility is reduced after a change in control or the executive officer’s work location is relocated more than 50 miles without their consent.

For purposes of the Employment Continuity Agreements, a change in control will occur if (i) any person or group becomes a beneficial owner of 20% or more of the combined voting power of Dominion Energy voting stock or (ii) as a direct or indirect result of, or in connection with, a cash tender or exchange offer, merger or other business combination, sale of assets, or contested election, the directors constituting the Dominion Energy Board before any such transaction cease to represent a majority of Dominion Energy’s or its successor’s Board within two years after the last of such transactions.

If an executive officer’s employment following a change in control is terminated without cause or due to a constructive termination, the executive officer will become entitled to the following termination benefits:

•

Lump sum severance payment equal to three times base salary plus AIP award (determined as the greater of: (i) the target annual award for the current year; or (ii) the highest actual AIP payout for any one of the three years preceding the year in which the change in control occurs).

•

Full vesting of benefits under Frozen ESRP and BRP with five years of additional credited age and five years of additional credited service from the change in control date (provided that no additional benefits will accrue under the Frozen ESRP after October 1, 2019 except as provided therein).

•	Group term life insurance. If the officer elects to convert group term life insurance to an individual policy, the company pays the premiums for 12 months.

•

Executive life insurance. The company will continue to pay premium payments until the earlier of (i) the fifth anniversary of the termination date, or (ii) the later of the tenth anniversary of the policy or the date the officer attains age 64.

•

Retiree medical coverage will be determined under the relevant plan with additional age and service credited as provided under an officer’s letter agreement (if any) and include five additional years credited to age and five additional years credited to service.

•	Outplacement services for one year (up to $25,000).

•

If any payments are classified as excess parachute payments for purposes of Section 280G of the Code and the executive officer incurs the excise tax, the company will pay the executive officer an amount equal to the 280G excise tax plus a gross-up multiple.

In January 2013, the CTD Committee approved the elimination of the excise tax gross-up provision included in the Employment Continuity Agreement for any new officer first elected after February 1, 2013. Since Messrs. Ridge and Brown became officers after this date, they are not eligible for the gross-up provision.

The terms of awards made under the LTIP, rather than the terms of Employment Continuity Agreements, will determine the vesting of each award in the event of a change in control. These provisions are described in the Long-Term Incentive Program section of the CD&A and footnotes to the Grants of Plan-Based Awards table.

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Incremental Payments Upon Termination or Change in Control

The following table provides the incremental payments that would be earned by each NEO (other than Mr. Stoddard) if their employment had been terminated, or constructively terminated, as of December 31, 2023. These benefits are in addition to retirement benefits that would be payable on any termination of employment. Please refer to the Pension Benefits table for information related to the present value of accumulated retirement benefits payable to the NEOs.

Name	Non-Qualified Plan Payment	Restricted Stock(1)	Performance Grant(1)	Severance Payments	Retiree Medical and Executive Life Insurance(2)	Out- placement Services	Excise Tax & Tax Gross-Up	Total

Robert M. Blue(3)

Retirement	$0	$3,584,925	$8,911,342	$0	$0	$0	$0	$12,496,267

Death / Disability	0	3,584,925	8,911,342	0	0	0	0	12,496,267

Change in Control(4)	3,375,533	558,736	6,919,425	8,936,571	516,735	25,000	9,206,823	29,538,823

Steven D. Ridge(3)

Termination without Cause	0	445,278	331,961	0	0	0	0	777,239

Termination with Cause/ Voluntary Termination	0	0		0	0	0	0	0

Death / Disability	0	445,278	331,961	0	0	0	0	777,239

Change in Control(4)	0	294,643	470,705	3,315,000	44,305	25,000	0	4,149,653

Diane Leopold(3)

Retirement	0	1,142,664	2,165,714	0	0	0	0	3,308,378

Death / Disability	0	1,142,664	2,165,714	0	0	0	0	3,308,378

Change in Control(4)	2,292,325	630,693	1,234,286	5,620,290	360,634	25,000	3,820,087	13,983,315

Carlos M. Brown(3)

Termination without Cause	0	404,435	682,532	0	0	0	0	1,086,967

Termination with Cause/ Voluntary Termination	0	0	0	0	0	0	0	0

Death / Disability	0	404,435	682,532	0	0	0	0	1,086,967

Change in Control(4)	624,051	289,990	565,714	3,317,757	50,271	25,000	0	4,872,783

Edward H. Baine(3)

Termination without Cause	0	313,490	569,714	0	0	0	0	883,204

Termination with Cause/ Voluntary Termination	0	0	0	0	0	0	0	0

Death / Disability	0	313,490	569,714	0	0	0	0	883,204

Change in Control(4)	2,352,414	177,237	370,286	2,845,539	41,474	25,000	2,604,280	8,416,230

Daniel G. Stoddard(5)

Retirement	0	748,204	329,143	0	26,392	0	0	1,103,739

(1)

Grants made in 2021, 2022 and 2023 under the LTIP vest pro rata upon termination without cause, death or disability. These grants vest pro rata upon retirement provided the CEO (or, in the case of the CEO, the CTD Committee) determines the NEO’s retirement is not detrimental to the company; amounts shown assume this determination was made. The amounts shown in the restricted stock column are based on the closing stock price of $47.00 on December 29, 2023.

(2)

Amounts in this column represent the value of the annual incremental benefit the NEOs would receive for executive life insurance and retiree medical coverage. Mr. Blue and Ms. Leopold are entitled to executive life insurance coverage and retiree medical benefits upon any termination since they are retirement eligible and have completed 10 years of service. Messrs. Ridge, Brown and Baine would not be eligible for retiree medical benefits under a change in control because even with five years of extra age, they would not reach the age of 58 required for eligibility. As of December 31, 2023, Messrs. Ridge, Brown and Baine were not vested in their executive life insurance policies because they were not age 55, but under a change in control, the company would continue to pay premiums for five additional years.

(3)

Mr. Blue and Ms. Leopold are eligible for retirement as defined in the company’s long-term incentive awards, and this table above assumes they would retire in connection with any termination event. With the additional five years of age credit, Mr. Baine would reach the early retirement age of 55. Messrs. Ridge and Brown even with the additional five years of age credit would not reach the early retirement age of 55.

(4)

Change in control amounts assume that a change in control and a termination or constructive termination takes place on December 31, 2023. The amounts indicated upon a change in control are the incremental amounts attributable to five years of additional age and service credited pursuant to the Employment Continuity Agreements that each NEO would receive over the amounts payable upon a retirement (Mr. Blue and Ms. Leopold) or termination without cause (Messrs. Ridge, Brown and Baine). The restricted stock and performance grant amounts represent the value of the awards upon a change in control that is above what would be received upon a retirement or termination.

(5)

Mr. Stoddard was not eligible to receive any payments or benefits in the event of a termination on December 31, 2023, since he retired from the company on August 1, 2023. However, as a result of his retirement, Mr. Stoddard was eligible to receive the following: a payout of his accrued nonqualified plan benefits as outlined in the Pension Benefits table on page 68 which is payable in February 2024; prorated payouts of his 2021, 2022 and 2023 restricted stock and performance grant awards (pro-rated 2021 performance grant and 2021, 2022 and 2023 restricted stock grants paid out as shown above; the remaining 2022 and 2023 performance grants will be paid according to schedule); and coverage through the Dominion Energy retiree medical and life insurance programs, as described in the above table.

74 DOMINION ENERGY | 2024 PROXY STATEMENT

Equity Compensation Plans

As of December 31, 2023	Number of securities to be issued upon exercise of outstanding options (a)	Weighted average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Plans approved by shareholders	—	$—	15,869,744

Plans not approved by shareholders	—	—	0

Total	—	—	15,869,744

CEO Pay Ratio

This section presents required disclosure, in accordance with SEC rules, of (i) the median of the annual total compensation of all our employees, other than our CEO, (ii) the annual total compensation of our CEO and (iii) the ratio of (ii) to (i), which is referred to as the “CEO pay ratio.”

Mr. Blue had 2023 annual total compensation of $6,278,835 as reflected in the “Total” column of the Summary Compensation Table. Our median employee’s annual total compensation for 2023 was $112,683. As a result, we estimate that the ratio of the annual total compensation of our CEO to the annual compensation of our median employees was 56:1.

We identified our median employee for 2023 from our employee population as of December 31, 2023. On that date we had approximately 17,838 employees, all of whom were employed in the United States. To determine our median employee, we chose base pay as our consistently applied compensation measure. We then conducted our analysis using a clustered sampling methodology, which divides the population into clusters or groups, to identify employees within a 1% range of the median. To accomplish this, we used payroll data to determine the base pay actually paid to each employee in our sample during a measurement period from January 1, 2023 through December 31, 2023. Using this methodology, we identified the median employee from the sampled group and calculated annual total compensation for that employee for 2023 using the same methodology we used for our NEOs as set forth in the Summary Compensation Table on page 64.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

DOMINION ENERGY | 2024 PROXY STATEMENT 75

Pay versus Performance
In this section, we are providing information about the relationship between the compensation paid to our NEOs and the financial performance of the company, as required by SEC rules. The following table shows the past four fiscal years’ total compensation for our CEO and other NEOs (expressed as an average) as set forth in the
Summary Compensation Table
, the total compensation actually paid (CAP) to our CEO and other NEOs (expressed as an average), our TSR, our peer group’s TSR over the same period, our net income and our operating EPS.
Pay vs. Performance Table

					Average Summary Compensation Table Total for Non-CEO NEOs (3) ($)	Average Compensation Actually Paid to Non-CEO NEOs (3)(6) ($)	Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO (1) ($)	Compensation Actually Paid to CEO (1)(6) ($)	Summary Compensation Table Total for CEO (2) ($)	Compensation Actually Paid to CEO (2)(6) ($)			Total Shareholder Return (4) ($)	Peer Group Total Shareholder Return (4) ($)	Net Income ($) (5) (in millions)	Operating Earnings Per Share (5) ($)

2023	6,278,835	2,851,310	N/A	N/A	2,525,850	1,690,381	67	112	1,994	1.99

2022	6,794,985	5,095,318	N/A	N/A	2,042,074	1,260,497	83	120	1,321	3.06

2021	8,161,083	7,796,007	N/A	N/A	5,002,308	4,186,674	102	119	3,399	2.89

2020	7,912,643	6,307,480	16,040,625	15,518,646	3,960,554	3,207,595	95	101	(401)	2.68

(1)
The amounts in these columns reflect the
Summary Compensation Table
and Compensation Actually Paid totals, respectively, for Mr. Blue for fiscal years 2020–2023. Mr. Blue became CEO on October 1, 2020. See footnote 6 below for additional information on how CAP is calculated.

(2)
The amounts in these columns reflect the
Summary Compensation Table
and Compensation Actually Paid totals, respectively, for Mr. Thomas F. Farrell, II, who was CEO until October 1, 2020. As he was CEO for a portion of 2020, information is included for the year 2020. See footnote 6 below for additional information on how CAP is calculated.

(3)
The amounts in these columns reflect the average
Summary Compensation Table
and average Compensation Actual Paid totals, respectively, for our non-CEO
NEOs. For 2023, our
non-CEO
NEOs were Messrs. Ridge, Brown, Baine and Stoddard; and Ms. Leopold. For 2022, our
non-CEO
NEOs were Messrs. Ridge, Stoddard, Brown and Chapman; and Ms. Leopold. For 2021, our
non-CEO
NEOs were Messrs. Chapman, Stoddard, Brown and Farrell; and Ms. Leopold. For 2020, our
non-CEO
NEOs were Messrs. Chapman, Stoddard and Brown; and Ms. Leopold. See footnote 6 below for additional information on how CAP is calculated.

(4)
The calculation of TSR is based on the value of an initial fixed investment of $100 from the beginning of 2020 through the end of 2023 in the table, assuming reinvestment of dividends. The peer group TSR is represented by the S&P 500 Utilities Index.

(5)	See Reconciliation of Reported Earnings (GAAP) to Operating Earnings (non-GAAP) in Appendix A.

(6)	SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine CAP as reported in the Pay vs. Performance Table . The following table details these adjustments:

Year	Executives	Summary Compensation Table Total ($)	Deduct Change in Pension Value ($)	Deduct Stock Awards ($)	Add Pension Valuation Adjustment (a) ($)	Add Equity Award Adjustment (b) ($)	CAP ($)

2023	CEO	6,278,835	1,250,219	2,084,904	276,663	(369,065)	2,851,310

	Other NEOs	2,525,850	519,863	618,820	108,993	194,221	1,690,381

(a)	SEC rules require certain adjustments be made to pension compensation totals to determine CAP. The following table details these adjustments:

Year	Executives	Pension Service Cost Adjustment ($)	Prior Service Cost Adjustment ($)	Pension Valuation Adjustment ($)

2023	CEO	276,663	0	276,663

	Other NEOs	108,993	0	108,993

(b)	SEC rules require certain adjustments be made to equity award totals to determine CAP. The following table details these adjustments:

		Unvested Awards		Vested Awards
Year	Executives	Year End Fair Value of Equity Awards Granted During Year and Outstanding and Unvested at Year End ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards at Year End ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested During Year ($)	Change as of Vesting Date from Prior Year End of Prior Awards that Vested During Year ($)	Deduct Forfeited Awards (Fair Value at End of Prior Year) ($)	Value of Dividends and Earnings Paid ($)	Equity Award Adjustment ($)

2023	CEO	616,159	(1,262,494)	—	41,875	—	235,395	(369,065)

	Other NEOs	407,679	(143,927)	17,573	(74,192)	(68,617)	55,705	194,221

76
 DOMINION ENERGY | 2024 PROXY STATEMENT

Relationship between Performance Measures and Compensation Actually Paid
The following charts provide a graphic representation of the relationship between executive compensation actually paid to the company’s CEO and other NEOs (expressed as an average) and the performance measures included in the Pay vs. Performance Table (Total Shareholder Return, Peer Group Total Shareholder Return, Net Income, and Operating EPS).
CAP vs. Total Shareholder Return

CAP vs. Net Income

CAP vs. Operating Earnings Per Share

Most Important Performance Measures Table
The three items listed below represent the most important performance measures we used to link compensation actually paid to our NEOs for 2023 to company performance, as further described in the
Annual Incentive Plan
and the
Long-Term Incentive Plan
sections of our
CD&A
.

Operating Earnings Per Share	Relative Total Shareholder Return	Return on Invested Capital

DOMINION ENERGY | 2024 PROXY STATEMENT
77

ITEM 3

Ratification of Appointment of Independent Auditor

As noted in its charter, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent audit firm retained to audit the company’s financial statements, including the compensation of the firm and related fee negotiations. The Audit Committee has appointed Deloitte as the company’s independent auditor for the fiscal year ending December 31, 2024. Deloitte has served as Dominion Energy’s independent auditor continuously since 1988. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent audit firm. Further, in conjunction with the mandated rotation of the auditing firm’s lead engagement partner, the Audit Committee and its chair will continue to be directly involved in the selection of Deloitte’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of Deloitte to serve as the company’s independent auditor is in the best interests of Dominion Energy and its shareholders.

The Board has determined that it would be desirable to request an expression of opinion from the shareholders on the appointment of Deloitte. If the shareholders do not ratify the selection of Deloitte, the selection of the independent auditor will be reconsidered by the Audit Committee. However, even if the selection of Deloitte is ratified, the Audit Committee in its discretion may appoint a different independent auditor at any time during the year if it is determined that such a change would be in the best interest of Dominion Energy and its shareholders.

Your Board of Directors recommends that you vote FOR this item.

Audit Committee Matters

Auditor Fees and Pre-Approval Policy

The Audit Committee has a pre-approval policy for Deloitte’s services and fees. Each year, the Audit Committee pre-approves a schedule that details the services to be provided for the following year and an estimated charge for such services. The Audit Committee approved the schedule of services and fees for 2024. In accordance with Dominion Energy’s pre-approval policy, any changes to the schedule may be approved by the Audit Committee at its next meeting.

The following table presents fees paid to Deloitte for the fiscal years ended December 31, 2023 and 2022, all of which were pre-approved by the Audit Committee.

Type of Fees (millions)	2023	2022
Audit Fees(1)	$8.26	$7.85
Audit-Related Fees(2)	0.72	1.38
Tax Fees(3)	—	0.02
All Other Fees(4)	0.19	—
Total	$9.17	$9.25

(1)

These amounts represent fees of Deloitte for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly Form 10-Q reports, the audit of internal control over financial reporting and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings and similar engagements for the fiscal year, such as comfort letters, attest services, consents and assistance with review of documents filed with the SEC.

(2)

These amounts consist of assurance and related services that are reasonably related to the performance of the audit or review of Dominion Energy’s consolidated financial statements or internal control over financial reporting. This category may include fees related to the performance of audits and attest services not required by statute or regulations, including audits in connection with acquisitions and divestitures, audits of our employee benefit plans, due diligence related to mergers, acquisitions and investments, examinations of management assertions on financial reporting-related matters and accounting consultations about the application of GAAP to proposed transactions.

(3)	These amounts are for tax compliance services, tax consulting services and related costs.

(4)	All other fees for 2023 consist of permissible advisory services associated with a new system pre-implementation review as well as access to Deloitte research tools and subscription services.

78 DOMINION ENERGY | 2024 PROXY STATEMENT

Independent Auditors for 2024

The Audit Committee discussed with management and reviewed with our independent auditor its plans and proposed fees for auditing the 2024 consolidated financial statements and internal control over financial reporting of Dominion Energy and its subsidiaries, as well as its proposed audit-related services and fees. Based on these discussions and review of the proposed fee schedule, the Audit Committee retained Deloitte as Dominion Energy’s independent auditor for 2024 and in accordance with the pre-approval policy, approved the fees for the services presented to the Audit Committee.

Representatives of Deloitte will be present at the 2024 Annual Meeting. They will have an opportunity to make a statement if they desire and will be available to respond to appropriate shareholder questions.

Audit Committee Report

Our Committee is responsible for assisting the Board in fulfilling its responsibility for oversight of the quality and integrity of Dominion Energy’s accounting, auditing and financial reporting practices.

Management is responsible for Dominion Energy’s financial statements and internal control over financial reporting. The company’s independent auditor, Deloitte, is responsible for performing an independent audit of those financial statements and the effectiveness of the company’s internal control over financial reporting and expressing an opinion on the conformity of the company’s financial statements to GAAP and an opinion on the effectiveness of internal control over financial reporting. Throughout 2023, our Committee met with the internal auditors and Deloitte, with and without management present, to discuss the plans for, and scope and results of, their audits and reviews of Dominion Energy’s financial statements and internal control over financial reporting, and the overall quality of Dominion Energy’s financial reporting. At three of the Committee’s meetings, we also met with the company’s internal auditor, Deloitte and management in separate executive sessions.

Management has represented that Dominion Energy’s consolidated financial statements were prepared in accordance with GAAP. We reviewed and discussed the audited consolidated financial statements and management’s report on the company’s internal control over financial reporting with management and Deloitte. In accordance with the applicable requirements adopted by the Public Company Accounting Oversight Board (United States) (PCAOB) and approved by the SEC, this discussion included a review of significant accounting policies, critical accounting policies and practices, critical accounting estimates and the quality of Dominion Energy’s accounting principles.

We have received written disclosures and letters from Deloitte required by both the applicable requirements of the PCAOB regarding Deloitte’s communications with the Committee concerning independence and the NYSE governance standards regarding internal quality-control procedures. We have discussed with Deloitte the issue of Deloitte’s independence from Dominion Energy, including any non-audit services performed by Deloitte. We rely, without independent verification, on the information provided to us and on the representations made by management, the internal auditors and Deloitte.

Relying on these reviews and discussions, we recommended to the Board, and the Board approved, the inclusion of the audited financial statements in Dominion Energy’s 2023 Annual Report on Form 10-K, for filing with the SEC.

Joseph M. Rigby, Chair

D. Maybank Hagood

Kristin G. Lovejoy

Pamela J. Royal, M.D.

Vanessa Allen Sutherland

DOMINION ENERGY | 2024 PROXY STATEMENT 79

ITEM 4

Approval of the 2024 Incentive Compensation Plan

You are being asked to approve the 2024 Incentive Compensation Plan, which would replace the 2014 Incentive Compensation Plan and allow a continuation of the current design of our executive compensation program. Additional information on the 2024 Incentive Compensation Plan is available on the following pages.

Your Board of Directors recommends that you vote FOR this item.

Equity and equity-based awards are an integral part of our executive compensation program. We use equity and equity-based awards to motivate our executives to increase the company’s performance over the long term, to align the interests of our executives with the interests of our shareholders and to support our share ownership guidelines. We believe that substantial stock ownership by executives also helps us to effectively manage enterprise key risks. In 2023, approximately 30% of Mr. Blue’s and an average of approximately 27% of our other NEOs’ target total direct compensation opportunities were in the form of equity awards.

We grant equity and equity-based awards under an equity compensation plan that, in accordance with NYSE listing standards and applicable tax laws, is subject to shareholder approval. Our current plan is the Dominion Resources, Inc. 2014 Incentive Compensation Plan, which was approved by shareholders in 2014 (2014 ICP). As of December 31, 2023, there are approximately 15.5 million shares still available for issuance under the 2014 ICP, and approximately 1.9 million shares that are subject to currently outstanding awards.

We are proposing that shareholders approve a new equity compensation plan, the 2024 Incentive Compensation Plan (2024 ICP), to replace the 2014 ICP, which is scheduled to terminate on the day after our 2024 Annual Meeting. The 2024 ICP would provide for the same types of awards as are currently available under the 2014 ICP, would not expire until the day after our 2034 Annual Meeting and would reflect new laws and corporate governance best practices since the 2014 ICP was last updated.

As of its effective date, the 2024 ICP would authorize an aggregate of (i) 27,000,000 shares, less (ii) one share for every one share that was subject to an award granted under the 2014 ICP after December 31, 2023 and prior to the effective date of the 2024 ICP. In addition, any shares previously reserved for issuance under the 2014 ICP that are subject to outstanding awards under the 2014 ICP that expire, are forfeited or otherwise terminate will be added to the 2024 ICP share reserve.

All share numbers in this summary are subject to adjustment in the case of certain recapitalization events as described below, unless otherwise specified.

Based on historical grant practices, we believe the number of shares that would be reserved and available for issuance under the 2024 ICP would be sufficient to meet the company’s equity compensation-related needs for the foreseeable future, though future share usage may differ from our current expectation.

If shareholders approve the 2024 ICP, it will become effective on May 7, 2024, the date of the 2024 Annual Meeting, and will replace the 2014 ICP. No further awards will be made under the 2014 ICP and the remaining balance under the 2014 ICP will no longer be available for issuance (although outstanding awards under the 2014 ICP will remain in effect in accordance with their terms). We will also reduce the number of shares reserved under the 2024 ICP by a number equal to the number of shares subject to awards granted under the 2014 ICP after December 31, 2023 and prior to the date the 2024 ICP is approved.

Why You Should Vote for This Item

Equity and equity-based awards form an integral part of our executive compensation program because they help us achieve several of the key objectives driving our compensation philosophy, including:

•	Fostering a pay-for-performance culture by allowing us to make a substantial portion of NEO compensation equity-based and/or subject to performance goals;

•	Attracting, developing and retaining an experienced and highly qualified executive officer team;

•	Motivating and rewarding superior performance that supports our business and strategic plans; and

•	Aligning executive management’s interests with those of our shareholders.

We believe our future success depends on our ability to continue achieving these objectives, and our ability to provide equity and equity-based awards under the 2024 ICP is critical to those efforts. Thus, approving the 2024 ICP would further these objectives by allowing us to continue to grant equity and equity-based awards based on our historic grant practices.

80 DOMINION ENERGY | 2024 PROXY STATEMENT

If the 2024 ICP is not approved, we would be at a significant competitive disadvantage with our peer companies, and we would be compelled to consider increasing significantly the cash component of our employee compensation, which would use cash that might be better utilized elsewhere. Moreover, the compensation philosophy objectives discussed above would be harder to achieve.

Finally, as noted in more detail below, we believe our outstanding awards and historical grant practices demonstrate effective management of equity and equity-based awards.

Outstanding Awards and Historical Grants

In determining the proposed share reserve under the 2024 ICP, the CTD Committee considered various factors relating to our equity compensation plans, including outstanding awards under the 2014 ICP and our Non-Employee Directors Compensation Plan, our historical grant practice and the impact of dilution on our shareholders. As detailed below, the CTD Committee believes the proposed share reserve under the 2024 ICP represents a reasonable amount of potential equity dilution to accommodate our long-term strategic priorities and demonstrates our commitment to a sound equity compensation practice.

The following table presents certain information as of December 31, 2023 regarding the dilution associated with the company’s equity compensation plans:

	As of December 31, 2023	% of shares of common stock as of December 31, 2023
Total number of shares subject to outstanding options/SARs	—	—
Weighted average exercise price of outstanding options/SARs	—	—
Weighted average remaining term of outstanding options/SARs	—	—
Total number of shares subject to outstanding full-value awards	1,871,380	0.22%
Total number of shares subject to outstanding awards	1,871,380	0.22%
Total number of shares outstanding	836,796,771	—

The following table provides certain additional information regarding the estimated number of shares that will be available under the 2024 ICP, assuming approval of the 2024 ICP by shareholders, and the shares available for future awards under our Non-Employee Directors Compensation Plan as of December 31, 2023.

Proposed number of shares available for future grants under the 2024 ICP(1)	27,000,000

Number of shares available for future grants under the Non-Employee Directors Compensation Plan	394,232

(1)

The proposed share reserve is subject to reduction for any awards granted under the 2014 ICP after December 31, 2023. As of December 31, 2023, there were 15,475,512 shares available for future awards under the 2014 ICP. The 2014 ICP automatically expires on May 8, 2024, and no further awards may be issued under the 2014 ICP after that date.

The total shares of our common stock subject to outstanding awards as of December 31, 2023 (1,871,380), plus the proposed share reserve under the 2024 ICP (27,000,000), plus the shares available for future awards under the Non-Employee Directors Compensation Plan (394,232), represent an approximate fully-diluted overhang of 3.38%. For this purpose, fully-diluted overhang is calculated as the sum of grants outstanding and shares available for future awards (numerator) divided by the sum of the numerator and the total number of shares outstanding, with all data effective as of December 31, 2023.

Another metric we evaluated in determining the share reserve associated with the 2024 ICP is our burn rate, which measures our equity compensation activity, for the prior three fiscal years. Our three-year average during that period was 0.09%.

Fiscal Year	Stock Options Granted (A)	Full-Value Awards Granted (B)	Total (A) + (B)	Basic Weighted Average Common Shares Outstanding	Burn Rate
2023	—	1,050,935	1,050,935	836,453,853	0.13%
2022	—	620,427	620,427	824,834,778	0.08%
2021	—	546,658	546,658	808,455,955	0.07%
Three-year average					0.09%

DOMINION ENERGY | 2024 PROXY STATEMENT 81

Compensation and Governance Best Practices

The 2024 ICP has a number of provisions and limitations that the Board believes enhances our pay-for-performance philosophy and our share ownership culture, and that are consistent with the long-term interests of shareholders and sound corporate governance practices.

•

No evergreen provision. The 2024 ICP provides for a fixed share reserve and does not provide for any automatic increase of authorized shares. Other than in connection with certain recapitalization events described below, the number of shares reserved under the 2024 ICP may not be increased without shareholder approval.

•

Minimum vesting provisions. The 2024 ICP generally provides for a minimum three-year vesting schedule on all restricted stock and restricted stock unit awards that are not subject to performance-based criteria (provided that up to 2.5 million shares may be issued pursuant to awards that vest over a shorter period) and a minimum one-year vesting schedule on all performance-based stock awards, subject in each case to accelerated vesting on certain events (such as death, disability or a change in control) to the extent provided by the terms of the award.

•

Conservative share counting. Any shares delivered to the company or withheld to pay the exercise price of options or applicable withholding taxes for awards under the 2024 ICP will count against the 2024 ICP share reserve. The company may not use the proceeds from option exercises to purchase shares on the open market for re-use under the 2024 ICP. Any stock-settled stock appreciation rights (SARs) issued under the 2024 ICP will count against the 2024 ICP share reserve based on the gross number of SARs issued (rather than the net number of shares delivered pursuant to the award).

•	Clawback. The 2024 ICP contains a “clawback” provision that is applicable in the event of accounting restatements, fraud or intentional misconduct.

•	No Tax Gross-Ups. The 2024 ICP does not provide for any excise tax gross-up payments.

•

Best-practice limitations on options and SARs. The 2024 ICP sets the maximum term for stock options and SARs at eight years (instead of the customary ten years), expressly prohibits the repricing of stock options and SARs without prior shareholder approval, prohibits the use of discounted stock options and SARs (except in certain merger or acquisition transactions) and prohibits the use of “reload” options (meaning new stock options that are automatically granted upon exercise of existing stock options).

•

Conservative change-in-control definition. A change in control may result in accelerated vesting, payment or exercisability of an award under the 2024 ICP only if the change in control actually occurs.

•	Plan administered by independent CTD Committee. The 2024 ICP is administered by the CTD Committee, which is composed solely of independent, non-employee directors.

•

Material amendments require shareholder approval. In general, any amendments to the 2024 ICP that increase the number of shares reserved for issuance, expand the class of eligible participants or otherwise materially change benefits or rights of participants are subject to shareholder approval.

Key Features of the 2024 ICP

The 2024 ICP retains many of the features of the 2014 ICP in addition to including updates of certain provisions. Key features of the 2024 ICP are summarized below, but are qualified in their entirety by reference to the full text of the 2024 ICP Plan attached as Appendix B to this Proxy Statement.

Administration of the Plan; Eligibility

The CTD Committee will administer the 2024 ICP for all present and future employees and other service providers of Dominion Energy and its subsidiaries. All employees, officers, consultants, advisors and independent contractors of Dominion Energy and its subsidiaries are eligible to receive incentive awards under the 2024 ICP if the CTD Committee determines that an individual has contributed, or can be expected to contribute, significantly to Dominion Energy or its subsidiaries. The CTD Committee has the power and complete discretion to select eligible individuals to receive awards and to determine the size and type of award and its terms and conditions. Currently, approximately 16,000 individuals, including approximately 70 executive officers, would be eligible to receive awards under the 2024 ICP, if approved. Non-employee directors are not eligible to participate in the 2024 ICP. Instead, they are eligible to receive equity awards under the Dominion Resources, Inc. Non-Employee Directors Compensation Plan.

Stock Reserved

The 2024 ICP authorizes an aggregate of 27,000,000 shares to be available for awards under the plan, less one share for every one share that was subject to an award granted under the 2014 ICP after December 31, 2023 and prior to the effective date of the 2024 ICP. Shares issued pursuant to awards under the 2024 ICP will count against the shares available for issuance as one share for every one share issued in connection with the award. In no event could more than 25 million shares be issued pursuant to options that qualify as incentive stock options under the 2024 ICP. No more than 2.5 million share-denominated awards may be issued pursuant to awards granted to any individual participant during any single year.

82 DOMINION ENERGY | 2024 PROXY STATEMENT

Shares subject to an award under the 2024 ICP or, after December 31, 2023, shares allocable to incentive awards or portions thereof granted under the 2014 ICP that remained outstanding as of December 31, 2023, that are forfeited or cancelled, or that otherwise expire or terminate unexercised and without issuance of any shares, do not count against the share reserve (or will be added to such share reserve with respect to 2014 ICP awards) and may be used for future awards under the plan.

Any shares delivered to the company or withheld to pay the exercise price of options or applicable withholding taxes for awards under the 2024 ICP will count against the 2024 ICP share reserve. The company may not use the proceeds from option exercises to purchase shares on the open market for re-use under the 2024 ICP. Any stock-settled SARs issued under the 2024 ICP will count against the 2024 ICP share reserve based on the gross number of SARs issued (rather than the net number of shares delivered pursuant to the award).

In the event of any merger, consolidation, recapitalization, stock dividend, stock split, combination of shares or similar transaction or change in corporate structure affecting the shares of our common stock, the CTD Committee will equitably and proportionately adjust the type and number of shares reserved under the 2024 ICP and subject to any outstanding awards to maintain the intended effect of the 2024 ICP and outstanding awards.

Types of Incentive Awards That May Be Granted

The following types of incentive awards may be granted under the 2024 ICP: performance grants, restricted stock, restricted stock units (RSUs), goal-based stock, stock options and SARs.

Performance Grants. Performance grants are cash-denominated awards (including cash-settled performance share units) that are earned over the course of a designated performance period and are subject to the achievement of pre-established performance goals. Performance grants include awards made to executive officers under our AIP.

Goals for performance grants are determined by the CTD Committee and may include, but are not limited to, one or more or a combination of the following criteria:

•	total shareholder or unit holder return

•	book value

•	return on total or invested capital, equity, revenue or assets

•	earnings (before or after interest, taxes, deductions, depreciation and/or amortization, including consolidated operating earnings)

•	revenues

•	income (before or after taxes)

•	profitability

•	cash flow, including free and distributed cash flow

•	cost savings under the Six Sigma discipline, or other cost savings or process improvement goals

•	capital expenditures

•	combined net worth

•	debt-to-equity ratio
•	stock or unit price or price appreciation

•	employee turnover or retention

•	environmental considerations

•	safety

•	reliability

•	training

•	compliance

•	workforce or customer diversity

•	employee and/or customer satisfaction or engagement

•	corporate social responsibility

•	receipt of regulatory or regulatory body approval

•	supplier diversity

•	any other objective or subjective measures determined by the CTD Committee

Performance grants may be paid in cash or stock, or both. The aggregate maximum amount payable as a performance grant to any participant in any year cannot exceed 0.5% of Dominion Energy’s consolidated operating income, before taxes and interest.

Restricted Stock Awards. Restricted stock awards are shares of our common stock that are subject to vesting and other terms and conditions as imposed by the CTD Committee and are nontransferable during the vesting period. The minimum vesting period applicable to any restricted stock award that is not subject to performance-vesting conditions is three years from the date of grant, provided that up to 2.5 million restricted shares and RSUs may be issued under the 2024 ICP with a shorter vesting period. The minimum vesting period for a restricted stock award that is subject to performance-vesting conditions is one year from the date of grant. The CTD Committee may provide for the accelerated vesting of all or a portion of the restricted stock awards upon any events as it deems appropriate, including the participant’s death or disability or the occurrence of a change in control. Unless otherwise provided by the CTD Committee, a participant is entitled to receive any dividends with respect to restricted stock awards on the same basis as the company’s other shareholders.

Restricted Stock Units. RSUs are rights to receive shares of our common stock that are subject to vesting and other terms and conditions as imposed by the CTD Committee. The minimum vesting period applicable to any RSU award that is not subject to

DOMINION ENERGY | 2024 PROXY STATEMENT 83

performance-vesting conditions is three years from the date of grant, provided that up to 2.5 million restricted shares and RSUs may be issued under the 2024 ICP with a shorter vesting period. The minimum vesting period for an RSU award that is subject to performance-vesting conditions is one year from the date of grant. RSUs that vest based on the achievement of performance goals may also be referred to as performance share units. The CTD Committee may provide for the accelerated vesting of all or a portion of the RSU awards upon any events as it deems appropriate, including the participant’s death or disability or the occurrence of a change in control. The CTD Committee may grant dividend equivalents with respect to an RSU award in its discretion and subject to the terms and conditions that the committee imposes. RSUs may be paid in cash in lieu of shares.

Goal-Based Stock Awards. Goal-based stock awards are rights to receive shares of our common stock that are earned over the course of a performance period and are subject to the achievement of performance goals, as defined in the Performance Grant section above. Shares are not issued pursuant to an award unless and until the CTD Committee determines in its discretion that the performance goals (and any other terms and conditions with respect to the award) have been met. The minimum performance period for a goal-based stock award is one year from the date of grant, provided that the CTD Committee may provide for the accelerated vesting of all or a portion of the goal-based stock awards upon any events as it deems appropriate, including the participant’s death or disability or the occurrence of a change in control. Goal-based stock awards may also be referred to as performance shares. The CTD Committee may grant dividend equivalents with respect to a goal-based stock award in its discretion and subject to any terms and conditions that the committee imposes, provided that dividend equivalents will be paid only if and to the extent the underlying performance goals are achieved.

Stock Options. Stock options are rights to purchase shares of our common stock during a fixed period at a fixed price, subject to vesting and other terms and conditions as imposed by the CTD Committee. The exercise price of a stock option may not be less than 100% of the fair market value of our common stock on the grant date. Fair market value for purposes of the 2024 ICP is the closing price of our common stock on the grant date as reported by the financial reporting service selected by the company. Stock options may be either incentive stock options or nonstatutory stock options. Incentive stock options are subject to additional limitations under the Code. Stock options cannot be exercised after eight years from the date granted. Upon exercise, participants may pay the exercise price by delivering cash or by any other method of payment approved by the CTD Committee.

Stock Appreciation Rights. SARs are rights to receive the spread value between the fair market value of a share of our common stock on the date of grant and the fair market value of our common stock on the exercise or settlement date, subject to vesting terms and other terms and conditions as may be set by the CTD Committee. SARs may be granted in tandem on all or any part of a stock option or granted separately. SARs may be paid in shares of our common stock or cash, or both. SARs cannot be exercised after eight years from the date granted.

Transferability of Awards

Participants generally may not sell, transfer or pledge their interest in awards under the 2024 ICP, provided that certain transfers for estate planning purposes may be permitted under the terms of an award, subject to any terms and conditions imposed by the CTD Committee.

Termination and Amendment

If approved by the shareholders, the 2024 ICP will become effective May 7, 2024, and will terminate on the day immediately following our 2034 Annual Meeting, unless the Board terminates it prior to that date. The Board may amend or terminate the 2024 ICP and awards thereunder in its discretion, provided that, except to the extent otherwise provided in the 2024 ICP, any amendments to outstanding awards that materially adversely affect a participant’s rights under the award are not permitted without the participant’s consent, and any amendments to the 2024 ICP that would (i) increase the number of Dominion Energy shares reserved and available for issuance; (ii) materially change or affect the classes of individuals who are eligible to participate; or (iii) materially change the benefits that participants may receive under the 2024 ICP are not permitted without shareholder approval.

Treatment of Outstanding Awards upon a Change in Control

Unless otherwise provided by the terms of an award, in the event of a change in control of Dominion Energy where Dominion Energy is not the surviving entity, and if the successor to Dominion Energy (or a parent thereof) does not agree to continue and assume the award following the change in control, then any outstanding awards under the 2024 ICP will be accelerated and paid as of the date of the change in control. If the award is performance-based, then any payment under the award will be based on the actual performance achieved to the date of the change in control. The CTD Committee may provide for the settlement in cash of any unexercised stock options based on the spread value of the award as of the change in control date. Treatment of awards in other types of changes in control will be determined based on the terms of the award.

84 DOMINION ENERGY | 2024 PROXY STATEMENT

New Plan Benefits

No awards have been granted under the 2024 ICP as of the date of this Proxy Statement. If approved by the shareholders, future awards under the 2024 ICP will depend on the CTD Committee’s actions and the value of those awards will depend on the fair market value of our common stock at various future dates, as well as other variables that are not known to us at this time. Therefore, it is not possible for us to determine the benefits that may be received by executive officers and other service providers under the 2024 ICP.

Federal Income Tax Consequences

This is a summary of the principal federal income tax consequences of the 2024 ICP as of the date of this Proxy Statement. All other tax consequences, including federal excise, employment, gift and estate tax consequences, and all state, local and foreign tax consequences, are not addressed here. Federal income tax laws are subject to change at any time. A participant in the 2024 ICP should consult his or her own tax advisors regarding the potential tax consequences to him or her of any award under the 2024 ICP.

A participant will generally not recognize any income for federal income tax purposes when granted an award under the 2024 ICP, unless the participant makes a valid election under Section 83(b) of the Code with respect to a restricted stock award. If the participant makes an election, the participant will be treated as having recognized ordinary income equal to the fair market value of all or a portion of the shares subject to the award (as elected by the participant), determined based on the closing price of our common stock as of the grant date, and will not recognize any additional income if and when the award vests or the restrictions on the award otherwise lapse.

Unless the participant has made the election under Section 83(b) of the Code, upon vesting in shares of restricted stock, the participant will recognize ordinary income equal to the fair market value of the shares on the vesting date, based on the closing price of our common stock on that date. A participant will also generally recognize ordinary income equal to the amount of cash or the fair market value of any shares of stock that are paid or issued to the participant under the terms of a performance grant, restricted stock unit award or goal-based stock award, at the time when the payment is received.

Upon exercise of a nonstatutory stock option, the participant will generally recognize ordinary income equal to the spread value of the option on the date of exercise, meaning the aggregate excess of the fair market value of the shares exercised over the exercise price paid for the shares. No income is received for federal income tax purposes when an incentive stock option is exercised, unless the participant is subject to the alternative minimum tax (AMT). Subject to the application of AMT, if a participant disposes of shares acquired upon exercise of an incentive stock option prior to expiration of the applicable holding period (which is the later of one year after the date of exercise or two years after the date of grant), he or she will generally recognize ordinary income upon the disposition equal to the lesser of the spread value of the option on the date of exercise or the excess of the fair market value of the shares on the disposition date over the price paid for the shares, and any remaining income will be capital gain. The exercise or settlement of a SAR is generally treated the same for federal income tax purposes as the exercise of a nonstatutory option.

If the participant is an employee, the company will generally be required to withhold federal income taxes at the time the employee recognizes ordinary income in connection with an award. The employee is responsible for making arrangements satisfactory to the company to pay the applicable withholding taxes, and the company may withhold payment under an award until arrangements have been made.

The company will also usually be entitled to a business expense deduction at the time and in the amount that the participant recognizes ordinary income in connection with an award. No deduction is allowed in connection with an incentive stock option unless the participant disposes of the shares prior to expiration of the applicable withholding period. In addition, there may be circumstances in which the company is not allowed a deduction with respect to an award, due to the application of the golden parachute rules under Section 280G of the Code or the $1 million compensation deduction limitation under Section 162(m) of the Code.

Furthermore, there may be circumstances under which a participant is required to recognize ordinary income in connection with an award at a time that is earlier than the times described above, due to application of the tax doctrines of constructive receipt or assignment of income or a violation of the nonqualified deferred compensation rules under Section 409A of the Code. If an award violates Section 409A of the Code, the participant will also generally owe additional federal income taxes (on top of his or her ordinary federal income taxes) with respect to the award. To avoid a violation of Section 409A, the company may impose certain restrictions on awards under the 2024 ICP, including a six-month payment delay following separation from service for a participant who is one of the company’s top-paid officers or who otherwise qualifies as a “specified employee” for purposes of Section 409A.

DOMINION ENERGY | 2024 PROXY STATEMENT 85

Shareholder Proposals

ITEM 5

Shareholder Proposal Regarding a Policy to Require an Independent Chair

You are being asked to vote on a shareholder proposal, if properly presented at the 2024 Annual Meeting, regarding a policy to require an independent chair of the Board of Directors. Details of the proposal are included below. The company’s opposing statement explaining why we recommend a vote against the proposal can be found beginning on page 87.

Your Board of Directors recommends that you vote AGAINST this item.

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, holder of 100 shares of Dominion Energy, Inc. common stock, has notified us that he intends to present the following proposal at the annual meeting.

Proposal 5 - Independent Board Chairman

Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO.

Whenever possible, the Chairman of the Board shall be an Independent Director.

The Board has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board on an expedited basis.

It is a best practice to adopt this policy soon. However this policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition.

The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent of the CEO and our company.

A lead director is no substitute for an independent Board Chairman. The Dominion Energy Lead Director, Mr. Robert Spilman, violates the most important attribute of a Lead Director—independence. As director tenure goes up director independence goes down. Mr. Spilman has 15 years long director tenure at Dominion Energy.

Mr. Spilman received the highest against director votes at Dominion Energy in 2022. In 2023 Mr. Spilman came in second to Ms. Pamela Royal who seems unqualified. According to the 2023 Dominion Energy annual meeting proxy Ms. Royal’s top business expereice for 33-years is as the owner of Royal Dermatology and Aesthetic Skin Care. According to one source Royal Dermatology has less than $5 million revenue under Ms. Royal’s 33-years of ownership. And Ms. Royal chairs the nomination committee of Dominion Energy, a $40 Billion company.

A lead director can be given a list of duties but there is no rule that prevents the Chairman from overriding the lead director in any of the so-called lead director duties and ignoring the advice of the lead director.

Perhaps there should be a rule against a person, who is currently both a CEO and a Chairman at the same time elsewhere, being named as Lead Director. Dominion Energy Lead Director Mr. Spilman now has the dual jobs of CEO and Chairman elsewhere. Ironically Mr. Spilman, as a Chairman and CEO, apparently has his own lap dog Lead Director with the same long tenure issue whose occupational stature is a “Private Investor” of no particular net worth.

Present holders of both jobs of Chairman and CEO elsewhere at the same time would seem to have a special affinity with the Dominion Energy person who now has the 2 most important Dominion Energy jobs, Chairman and CEO. Affinity is inconsistent with the purported oversight role of a Lead Director.

Please vote yes:

Independent Board Chairman - Proposal 5

86 DOMINION ENERGY | 2024 PROXY STATEMENT

Opposing Statement

Your Board of Directors recommends that you vote AGAINST this item.

Our directors are highly qualified and respected leaders from their respective fields who are committed to consistent and experienced independent oversight of the company and have received resounding support from our shareholders in prior elections. The Board would like to note that Mr. Chevedden’s attacks on individual Board members are not only unfounded, but they are also unnecessary statements that do little to further his position. Our Lead Director is independent under all applicable standards and during his tenure he has developed a wealth of knowledge about our company that is important to independent oversight by the Board.

The Board believes maintaining flexibility to determine the Board’s leadership structure serves the best interests of the company and its shareholders because it allows the Board to choose the optimal leadership structure for the company and its shareholders at any point in time. Furthermore, our strong corporate governance framework already ensures independent and objective Board oversight.

The Board should have maximum flexibility to choose an appropriate leadership structure based on the company’s needs at any given time. Currently, the Board believes that combining the Chair and CEO roles is in the best interests of the company and its shareholders.

The Board recognizes that no single leadership model is appropriate in all circumstances. As a result, the Board believes that it is important to preserve the flexibility to determine the most appropriate leadership structure for the company at any given time based on its assessment of the company’s needs and circumstances. Currently, our Corporate Governance Guidelines provide the Board with the flexibility to determine the optimal leadership structure, including separating the positions of Chair and CEO if circumstances warrant. As part of its annual review of our corporate governance framework, the Board evaluates the appropriate leadership structure for the company and its shareholders, including whether to maintain the current structure of combining or separating the Chair and CEO roles. The Board believes that the directors are best positioned to lead this evaluation given their knowledge of the company’s leadership team, strategic goals, opportunities and challenges.

Mr. Blue’s service as both our Chair and CEO has proven to be an effective leadership structure for Dominion Energy, which we believe will serve the company well as it implements our repositioned strategy developed under his guidance. His knowledge of the company, its business and our industry is exceptional. With more than 16 years of experience with the company, he is well qualified to help the Board identify and understand both the material risks inherent to our business and future opportunities. With this understanding and clear focus, he can ensure that the Board and its committees give appropriate attention to these areas of concern and opportunity. In the future, as circumstances and dynamics change, the Board may re-evaluate the company’s leadership structure and determine that a different Board leadership structure may serve the company and its shareholders more effectively and efficiently. The Board believes that Dominion Energy and its shareholders are best served by the Board retaining the flexibility to determine the most effective and efficient leadership structure at any given time.

Our strong governance framework already ensures an objective and independent Board.

All directors, except for the Chair, are independent, and all members of our five Board committees are independent. Our Corporate Governance Guidelines require the independent directors to appoint a Lead Director when one person holds the Chair and CEO positions, and set forth the responsibilities of the Lead Director, which include serving as a liaison between the Chair and CEO and the independent directors on Board-wide issues, leading, in conjunction with the CTD Committee, the annual process for evaluating the performance and compensation of the CEO and communicating to the CEO the results of the evaluation,1 and ensuring the Board’s ability to review and provide input on and monitor management’s execution of the company’s long-term strategy (as discussed in more detail under Board Leadership Structure on page 24 above).

At each regularly scheduled Board meeting, our Lead Director presides over an executive session of our independent directors, without management present, to discuss any matters of concern, including evaluation of the performance of the CEO and other members of senior management; management succession planning; board informational needs; and board effectiveness.

[1]

For example, following the announcement of the strategic review, the Board modified the CEO’s compensation structure for 2023 to align his economic incentives more closely with the financial interests of our shareholders. As a result, 100% of his 2023 long-term incentive compensation became performance-based, with 94% premised solely on relative total shareholder return over a two and three-year period with at-target payout at the 65th percentile. On January 25, 2024, the CTD Committee approved the 2024 Long-Term Incentive Program awards for its officers, including the CEO. As structured, 100% of the CEO’s 2024 Long-Term Incentive Program awards are performance-based which is consistent with awards granted to the CEO in 2023 and the objectives of the strategic review. Additionally, at the CEO’s request, the CTD Committee exercised discretion to lower the payout for the CEO’s 2021 long-term performance award to $0.

DOMINION ENERGY | 2024 PROXY STATEMENT 87

We have a strong and experienced independent Lead Director, Mr. Spilman, who has served in that role since November 2020. Mr. Spilman promotes dialogue among independent members of the Board and directly, clearly and regularly communicates the views of the Board to the Chair and CEO and management. As a long-tenured president and chief executive officer of a leading publicly traded furniture manufacturer and distributor and as the former lead director of Harris Teeter Supermarkets, Inc., Mr. Spilman provides strong independent Board leadership. In addition to executive sessions, Mr. Spilman meets with each director individually on an annual basis to discuss management performance and Board effectiveness, including the Board leadership structure. He also meets independently with the CEO on a regular basis to discuss Board oversight matters, such as management’s execution of the company’s long-term strategy.

Having an independent chair is not a majority practice in the S&P 500, and there is currently no evidence that an independent chair would improve the company’s or the Board’s effectiveness.

Most companies in the S&P 500 do not take a rigid approach to Board leadership structure. According to a 2023 report on Board Leadership and Structure by the Conference Board, 76% of companies in the S&P 500 provide their boards with flexibility to determine its leadership structure and only 17% state that the CEO and Chair role should be separated. In addition, there is no evidence supporting the claim that an independent Chair would improve the company’s or the Board’s effectiveness. Instead, the Board believes that the current Board leadership structure leads to certain efficiencies and allows the company to speak with one, clear, unified voice as it tackles the many challenges and opportunities it faces.

Our shareholders rejected similar efforts to require an independent Chair in 2020, 2021 and 2023.

In 2020, 2021 and 2023, our shareholders rejected substantially similar proposals to restrict the Board’s flexibility with respect to the Board leadership structure and to require the Chair and CEO to be separate individuals. Our shareholders should do the same at this Annual Meeting.

The Board believes that mandating a rigid leadership structure without considering the specific facts and circumstances of the company at a given time could impede the Board’s effectiveness and ability to act in the best interests of the company and its shareholders. For the reasons discussed above, the Board believes that rather than taking a “one-size-fits-all” approach to board leadership, Dominion Energy and its shareholders are best served by the Board retaining the flexibility to implement the leadership structure that is best suited to the needs and circumstances of the company and its shareholders at any given time. For the reasons discussed above, we recommend you vote against this proposal.

ITEM 6

Shareholder Proposal Regarding Amending the Articles of Incorporation to Become a Benefit Corporation

You are being asked to vote on a shareholder proposal, if properly presented at the 2024 Annual Meeting, regarding conversion of the company to a benefit corporation. Details of the proposal are included on the following pages. The company’s opposing statement explaining why we recommend a vote against the proposal can be found beginning on page 89.

Your Board of Directors recommends that you vote AGAINST this item.

Ms. Ruth McElroy Amundsen, 5614 Shenandoah Avenue, Norfolk, Virginia 23509, holder of 500 shares of Dominion Energy, Inc. common stock, has notified us that she intends to present the following proposal at the annual meeting.

RESOLVED: Shareholders request that our Board of Directors take steps necessary to amend the articles of incorporation of Dominion Energy, Inc. (“Dominion”) to become a Benefit Corporation pursuant to Article 22 of the Virginia Code, including approval of shareholders.

SUPPORTING STATEMENT: Dominion’s 2022 Climate Report stated, “we must act to manage climate and climate-related change.” The 2021 Sustainability and Corporate Responsibility Report states “Dominion Energy’s vision is to become the most sustainable energy company in America.”

Yet in cases before the Virginia State Corporation Commission (SCC), solar developers argue Dominion is “throttling the development of new solar projects,” and the SCC declared Dominion’s solar interconnection rules contrary to Virginia law.1,2

[1]	https://www.virginiamercury.com/2023/09/01/utility-regulators-suspend-dominions-rules-for-connecting-solar-projects-to-grid/
[2]	https://www.scc.virginia.gov/docketsearch/DOCS/7t%25601!.PDF

88 DOMINION ENERGY | 2024 PROXY STATEMENT

Dominion receives volumes of negative press,3 for exceeding allowed profit4 and for the 2023 Integrated Resources Plan violating Virginia law by increasing fossil fuel use and slowing renewables5. Virginians do not seem to agree that Dominion is meeting its sustainability goals.

Even if the Company believed that slowing its own climate transition enhances financial performance, failure to address climate change harms its diversified shareholders, who depend upon healthy systems to support the economy in which their investments are embedded: a warming planet will create serious economic costs globally,6 and lowered GDP will directly reduce returns to diversified investors.7

As of September 2023, Dominion’s top three holders were Vanguard, BlackRock and State Street, many of whose clients are generally indexed or otherwise broadly diversified. Any improved Company financial performance that comes at the expense of the environment and economy is a bad trade for such shareholders. The impact of excess carbon emissions on the global economy may reduce the compound annual returns of an average portfolio by 30% over the next 40 years.8

Resistance to customer-generated and community solar projects may stem from the Company’s status as a traditional Virginia corporation. Focused on short-term financial gains, directors prioritize shareholders, potentially hindering sustainability initiatives. The Institutional Investors Group on Climate report9 warns that overlooking long-term factors, like carbon asset risk, exposes utilities to increasing liabilities, challenging their conventional business models.

As a Benefit Corporation, Dominion’s directors and executives could balance the interests of shareholders, employees, customers, communities in which the company operates, the local and global environment, short-term and long-term interests of the corporation, and the ability to accomplish its general and any specific public benefit purpose. This would give legal status to its promises of sustainability and protecting the portfolios of its diversified shareholders from the threat of climate change.

Green Mountain Power shows the promise of this approach. In 2014, Green Mountain Power became registered as a Vermont benefit corporation and as a Certified B Corp, a certification of its commitment to sustainability, transparency, and accountability. Since then, its net income has risen, and the company has earned significant recognition for innovation and leadership in energy transformation.10

[3]	https://powerforthepeopleva.com/2023/09/07/if-dominions-plan-is-so-bad-is-there-a-better-one-spoiler-alert-yes-there-is/
[4]	https://energycentral.com/news/scc-staff-dominion-customers-should-get-312m-refund-rate-cut-dominion-virginia-customers-should
[5]	https://powerforthepeopleva.com/2023/05/15/law-what-law-pandering-to-the-governor-dominions-new-plan-ignores-virginias-climate-law/
[6]

https://www.cftc.gov/sites/default/files/2020-09/9-9-20%20Report%20of%20the%20Subcommittee%20on%20Climate-Related%20Market%20Risk%20-%20Managing%20Climate%
20Risk%20in%20the%
20U.S.%20Financial%20System%20for%20posting.pdf

[7]	https://theshareholdercommons.com/wp-content/uploads/2022/09/Climate-Change-Case-Study-FINAL.pdf
[8]	https://www.gic.com.sg/wp-content/uploads/2023/04/GIC-ThinkSpace-Climate-Scenario-Analysis.pdf
[9]	Expectations of Electric Utilities Companies: Looking down the line at carbon asset risk, https://www.aefinfo.fr/assets/medias/documents/3/9/399130.pdf
[10]	https://greenmountainpower.com/about/

Opposing Statement

Your Board of Directors recommends that you vote AGAINST this item.

The proponent requests that Dominion Energy take the necessary steps to become a benefit corporation, which is a corporation with the purpose of creating a general public benefit that has a material public impact on society and the environment taken as a whole, as measured by a third-party standard. As demonstrated by our mission and our actions, we do not need to become a benefit corporation–which could create unnecessary cost and uncertainty for us, while providing shareholders and other stakeholders with little, if any, benefit–to continue to have a positive material impact on society and the environment. We recommend that you vote against this proposal.

The proponent’s request is unnecessary.

Our mission is to provide the reliable, affordable and increasingly clean energy that powers our customers every day. Over the past two decades under our current organizational structure, the company’s operations have benefited the community by substantially reducing our greenhouse gas emissions while providing the reliable energy necessary to power our customers’ homes, businesses, schools, medical centers and more. The company regularly engages with our stakeholders and operates the business in a way that supports our communities.

Dominion Energy’s actions demonstrate a long history of our commitment to being a good corporate citizen and steward for our shareholders, customers, employees and the communities we serve. As an energy provider, Dominion Energy is invested in the

DOMINION ENERGY | 2024 PROXY STATEMENT 89

long-term growth and success of the communities where we provide service, not only because it is the right thing to do, but also because we believe it positively impacts long-term shareholder value.

In response to our customers’ desire for clean, reliable and affordable energy, the company continues to develop our renewable energy portfolio to deliver energy in a way that reduces our impact on the environment. As of December 31, 2023, we had 2.5 GWs of solar generation capacity in operation across five states with projects representing another 7.6 GWs of potential generating capacity and storage in development. CVOW is the largest offshore wind project under development in the United States and is expected to provide clean energy to as many as 660,000 customers at peak output. With clean, renewable energy like our solar operations and CVOW, the company has diversified our energy grid with clean energy while keeping our customers supplied with reliable energy during peak usage. The company’s commitment to developing our renewable energy portfolio has helped it substantially reduce our environmental impact, including a 47% reduction in carbon dioxide emissions from electric generation from 2005 through 2022 led by clean energy innovations and growth. Likewise, we have reduced methane emissions from our natural gas business by 38% (2010 through 2022).1

Throughout our operations, the company seeks to understand and support our communities. The company engages with investors, non-profits, community associations, customer focus groups, business associations, civic organizations, tribal communities, members of the media, cultural and historic-resource stewardship organizations, the military, organizations that represent the needs of underrepresented communities, individual property owners and a host of other stakeholders to understand their needs. We put our beliefs into action through our environmental justice policies seeking purposeful, sincere, inclusive collaboration to ensure that communities have a meaningful voice in our development process regardless of race, color, national origin, or income. The company sources materials from a range of diverse suppliers that share our commitment to integrity, ethics and accountability because we believe it is a smart business decision that expands our supplier base and leads to improved supplier performance and pricing. We are committed to have 20% of our total procurement spending come from diverse suppliers by 2025.2 By supporting the communities where we do business, the company achieves better results for our shareholders, customers and the communities we serve.

You can read more about the company’s efforts in these areas in our Sustainability and Corporate Responsibility Report (available on our website at https://sustainability.dominionenergy.com/) and our Diversity, Equity and Inclusion Report (available on our website at https://dei.dominionenergy.com/).

Proponent’s request could create unnecessary cost and uncertainty, while providing shareholders and other stakeholders with limited, if any, benefit.

The benefit corporation model is novel, especially for large U.S. publicly-traded companies like Dominion Energy and few U.S. publicly-traded corporations are benefit corporations. To our knowledge, since 2011, when Article 22 of the Virginia Stock Corporation Act was enacted to allow for benefit corporations in Virginia, no existing Virginia publicly-traded corporation has elected to become a benefit corporation. As a result, it is difficult to predict the impact that converting to a benefit corporation would have on our long-term success. Conversion could result in operational and investor uncertainty, which could impact the company’s short-and long-term stock price, market capitalization, ability to attract investors and overall operational and financial performance. Uncertainty also exists as to how regulatory agencies and rating agencies would view conversion to a benefit corporation. Additionally, the legal costs, other expenses and administrative burden of converting to a benefit corporation, including the costs of inevitable lawsuits and derivative actions against the company that may result from such a conversion, could be significant. These risks and significant costs may be borne by shareholders with respect to their investment in our company. The risk and uncertainty surrounding conversion to a benefit corporation does not serve the interests of our shareholders, customers, employees and the communities that we serve and, therefore, is inappropriate for the company.

The proponent’s request is unlikely to succeed.

As a practical matter, Virginia law requires unanimous shareholder support for the benefit corporation amendment proposed by Ms. Amundsen. Therefore, even if this proposal were to receive majority support by shareholders, it would require unanimous shareholder approval of the amended articles. For a widely held, large publicly-traded corporation like us, this is highly unlikely to occur.

Overall, we believe that the company’s organizational structure and operations already promote the interests of our stakeholders and that converting to a benefit corporation poses unnecessary risks and expenses while delivering minimal benefit to our shareholders and stakeholders. For the reasons discussed above, we recommend you vote against this proposal.

[1]

Metrics are inclusive of assets owned in 2022, except Hope Gas, Inc., which was sold in August 2022. Dominion Energy expects future reporting will be adjusted to reflect the outcome(s) of the companywide business review announced in November 2022.

[2]	In 2023, we spent $1.43 billion with diverse suppliers.

90 DOMINION ENERGY | 2024 PROXY STATEMENT

Security Ownership of Certain

Beneficial Owners and Management

The following table sets forth, as of March 7, 2024, the number of shares of our common stock beneficially owned by each of our directors and NEOs, and by all directors and executive officers as a group.

Beneficial Ownership as of March 7, 2024(1)

Name	Shares of Common Stock	Deferred Stock Accounts(2)	Restricted Shares	Total(3)

James A. Bennett	8,941	15,590	—	24,531

Robert M. Blue	138,076	—	42,472	180,548

Paul M. Dabbar	1,539	—	—	1,539

D. Maybank Hagood	3,656	13,391	—	17,047

Ronald W. Jibson	24,963	—	—	24,963

Mark J. Kington	92,036	110,380	—	202,416

Kristin G. Lovejoy	—	8,051	—	8,051

Joseph M. Rigby	8,417	22,231	—	30,648

Pamela F. Royal, M.D.	13,774	34,772	—	48,546

Robert H. Spilman, Jr.	32,060	16,339	—	48,399

Susan N. Story	22,773	13,531	—	36,304

Vanessa Allen Sutherland	—	1,575	—	1,575

Michael E. Szymanczyk	75,208	11,325	—	86,533

Edward H. Baine	27,238	—	12,725	39,963

Carlos M. Brown	17,790	3,616	20,222	41,628

Diane Leopold	61,586	—	36,559	98,145

Steven D. Ridge	5,636	—	23,931	29,567

Daniel G. Stoddard(4)	50,733	—	—	50,733

All directors and executive officers as a group (20 persons)(4)(5)	617,425	250,801	161,248	1,029,474

(1)

For purposes of this Proxy Statement, beneficial ownership includes securities over which a person, directly or indirectly, has sole or shared voting or investment power and securities that a person has a right to acquire beneficial ownership of within 60 days after March 7, 2024. Unless otherwise noted, all securities are held directly by the director or executive officer and such person has sole voting and investment power with respect to such securities.

(2)	Includes shares in trust under the Non-Employee Directors Compensation Plan for which a director has voting rights and officer deferred shares held in the DCP.

(3)

Includes shares as to which a director or executive officer (i) has sole voting and/or investment power or (ii) voting and/or investment power is shared with or controlled by another person as follows: Mr. Blue, 292 (shares held in trust); Mr. Jibson, 6,315 (shares held by jointly owned company); Mr. Kington, 10,785 (shares held in joint tenancy); Mr. Spilman, 2,834 (shares held in trust); Mr. Szymanczyk, 52,630 (shares held in trust); Mr. Brown, 28 (shares held in joint tenancy with spouse); Mr. Stoddard, 200 (shares held by spouse); and all directors and executive officers as a group (20 persons), 73,008.

(4)

Mr. Stoddard previously served as Senior Vice President, Chief Nuclear Officer and President – Contracted Assets. In connection with his impending retirement, Mr. Stoddard transitioned to Senior Vice President and President – Contracted Assets effective July 1, 2023. He retired on August 1, 2023. Mr. Stoddard is not included in the group totals.

(5)	Neither any individual director or executive officer nor all of the directors and executive officers as a group owns more than 1% of Dominion Energy’s outstanding shares as of March 7, 2024.

Significant Shareholders

Name and Address of Beneficial Owner	Beneficial Ownership of Shares of Common Stock	Percentage of Common Stock Outstanding

The Vanguard Group, 100 Vanguard Boulevard, Malvern, PA 19355(1)	76,175,576	9.10%

BlackRock, Inc., 50 Hudson Yards, New York, NY 10001(2)	58,953,343	7.0%

State Street Corporation, 1 Congress Street, Boston, MA 02114(3)	47,918,597	5.73%

(1)

According to its Schedule 13G filing for December 31, 2023, this shareholder has shared voting power over 1,436,577 shares, sole dispositive power over 72,209,011 shares and shared dispositive power over 3,966,565 shares.

(2)	According to its Schedule 13G filing for December 31, 2023, this shareholder has sole voting power over 54,468,257 shares and sole dispositive power over 58,953,343 shares.

(3)	According to its Schedule 13G filing for December 31, 2023, this shareholder has shared voting power over 29,529,860 shares and shared dispositive power over 47,786,569 shares.

DOMINION ENERGY | 2024 PROXY STATEMENT 91

Questions and Answers About the 2024 Annual Meeting and Voting

How do I attend the 2024 Annual Meeting?

The 2024 Annual Meeting will be held in a virtual format only, via the Internet, with no physical in-person meeting. Whether or not you plan to attend the meeting, please vote by proxy as soon as possible. Your vote is very important to us, and we want your shares to be represented at the meeting.

To attend the virtual meeting, you will need the 16-digit control number included on your Notice, proxy card or voting instruction form. The meeting webcast will begin promptly at 9:30 a.m., Eastern Time, on Tuesday, May 7, 2024 and online access to the webcast will open approximately 15 minutes prior to the start of the 2024 Annual Meeting. If you experience technical difficulties during the check-in process or during the meeting, please call the technical support number that will be posted on the virtual meeting log-in page at www.virtualshareholdermeeting.com/D2024.

We are committed to ensuring that shareholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/D2024.

Why did I receive these proxy materials?

You received these materials because you owned shares of Dominion Energy common stock as of March 1, 2024, and are therefore eligible to vote at the 2024 Annual Meeting. These materials allow you to exercise your right to vote at the 2024 Annual Meeting and provide you with important information about Dominion Energy and the items to be presented for a vote at this meeting.

What is a proxy?

A proxy is your legal designation of another person to vote your shares on your behalf at the 2024 Annual Meeting. The person you designate is called a proxy. When you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.

The proxy card accompanying this Proxy Statement is solicited by your Board for the 2024 Annual Meeting. By signing and returning it, you will be designating two independent directors of the Board and Dominion Energy’s Corporate Secretary as proxies to vote your shares at the 2024 Annual Meeting based on your direction. You also may designate your proxies and direct your votes over the Internet or by telephone as described below.

Who is entitled to vote?

All shareholders who owned Dominion Energy common stock at the close of business on the record date of March 1, 2024, may vote. Each share of Dominion Energy common stock is entitled to one vote on each matter properly brought before the 2024 Annual Meeting. There were 837,593,305 shares of Dominion Energy common stock outstanding on March 1, 2024.

What are the matters on which I will be casting a vote?

You will be voting on the following:

Board Vote Recommendation

Item 1.	Election of the 11 director nominees named in this Proxy Statement	FOR each director nominee

Item 2.	Advisory vote on approval of executive compensation (Say on Pay)	FOR

Item 3.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending December 31, 2024	FOR

Item 4.	Approval of the 2024 Incentive Compensation Plan	FOR

Item 5.	Shareholder proposal – independent chair, if properly presented	AGAINST

Item 6.	Shareholder proposal – benefit corporation conversion, if properly presented	AGAINST

92 DOMINION ENERGY | 2024 PROXY STATEMENT

Management and the Board are not aware of any matters that may properly be brought before the 2024 Annual Meeting other than the matters disclosed in this Proxy Statement. If any other matters not disclosed in this Proxy Statement are properly presented at the 2024 Annual Meeting for consideration, the person or persons voting the proxies solicited by the Board for the meeting will vote them in accordance with their best judgment.

What are the voting requirements to elect the directors and to approve each of the other items in this Proxy Statement and what is the effect of abstentions and broker non-votes?

	Votes Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes

Item 1. Election of directors	Majority of votes cast for each director	No effect	No effect

Item 2. Advisory vote on approval of executive compensation (Say on Pay)	Majority of votes cast	No effect	No effect

Item 3. Ratification of appointment of independent auditor	Majority of votes cast	No effect	Discretionary voting by broker permitted

Item 4. Approval of the 2024 Incentive Compensation Plan	Majority of votes cast	No effect	No effect

Item 5. Shareholder proposal – independent chair	Majority of votes cast	No effect	No effect

Item 6. Shareholder proposal – benefit corporation conversion	Majority of votes cast	No effect	No effect

Our Bylaws and Corporate Governance Guidelines require that directors be elected by a majority of the votes cast unless the election is contested. A majority of the votes cast means that the number of shares voted “For” a director exceeds the number of votes cast “Against” the director. In an uncontested election, if an incumbent nominee does not receive a majority of the votes cast “For” his or her election, he or she will continue to serve on the Board as a “holdover director” and will be required to submit a letter of resignation promptly to the Board for consideration. In a contested election, where the number of director nominees exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast.

What is discretionary voting by brokers?

If you hold your shares in street name (see How do I vote my shares? – Beneficial Owners below) and you do not provide your broker with timely voting instructions, NYSE rules permit brokerage firms to vote at their discretion on certain “routine” matters. At this meeting, the only routine matter is Item 3, the ratification of the appointment of Deloitte as our independent auditor. Brokerage firms may not vote without instructions from you on any of the other matters. Without your voting instructions on these items, a “broker non-vote” will occur.

How do I ask questions during the meeting?

To submit questions in advance of the 2024 Annual Meeting, visit www.proxyvote.com/dominion, enter your 16-digit control number and follow the instructions provided. To submit questions during the 2024 Annual Meeting, visit www.virtualshareholdermeeting.com/D2024, enter your 16-digit control number and follow the instructions provided. We will endeavor to answer as many shareholder-submitted questions during the meeting as time permits. We reserve the right to edit profanity or other inappropriate language and to exclude questions that are not pertinent to meeting matters, do not comply with the meeting rules of conduct or are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

DOMINION ENERGY | 2024 PROXY STATEMENT 93

How do I vote my shares?

Your voting method depends on whether you are a Shareholder of Record, Beneficial Owner or participant in one of Dominion Energy’s employee savings plans.

Shareholders of Record

If your shares are registered directly in your name on Dominion Energy’s records (including any shares held in Dominion Energy Direct®, Dominion Energy’s direct stock purchase and dividend reinvestment plan), you are considered, for those shares, to be the “Shareholder of Record.” The proxy materials or Notice have been sent directly to you by Dominion Energy.

You may vote your shares by proxy over the Internet, by telephone or by completing, signing and dating and returning your proxy card by mail in the envelope provided. During the meeting, you may also vote online by following the instructions at www.virtualshareholdermeeting.com/D2024. Even if you plan to attend the virtual meeting, we encourage you to vote your shares ahead of time with the instructions below to ensure your shares will be represented and voted.

BY INTERNET www.proxyvote.com/dominion (before the meeting) www.virtualshareholdermeeting.com/D2024 (during the meeting)	BY TELEPHONE Call (800) 690-6903 if you are a registered shareholder or an employee savings plan participant.	BY MAIL You can vote by mail by marking, dating and signing your proxy card and returning it in the postage-paid envelope.

•

Have your Notice or proxy card with the 16-digit control number available when voting by the Internet or by telephone. All proxies must be received by the proxy tabulator no later than 11:59 p.m., Eastern Time, on May 6, 2024.

•

You may revoke your proxy and change your vote before the 2024 Annual Meeting by submitting a written notice to our Corporate Secretary, by submitting a later dated and properly signed proxy (including by means of a telephone or Internet vote), or by voting in person at the 2024 Annual Meeting.

•

If you properly vote your proxy by one of the methods listed above, all shares will be voted according to your instructions. If you sign your proxy card but do not specify how you want your shares voted on any matter, you will be deemed to have directed the proxies to vote your shares as recommended by the Board. See What are the matters on which I will be casting a vote? for more information. However, no vote will be recorded if you do not properly sign your proxy card, regardless of whether you specify how you want your shares voted.

Beneficial Owners

If your shares are held in a stock brokerage account or by a bank or other Shareholder of Record such as the trustee of the employee savings plans sponsored by Dominion Energy or its subsidiaries (Plans), you are considered a “Beneficial Owner” of shares held in street name. The proxy materials or Notice, including voting and revocation instructions, have been forwarded to you by the institution that holds your shares. As the Beneficial Owner, you have the right to direct your broker, bank or other Shareholder of Record on how to vote your shares.

•	Follow the instructions on the voting instruction form or Notice provided by the institution that holds your shares.

•

If your shares are held by a broker and you do not provide your broker with timely voting instructions, your broker will not be able to vote on most of the items on the agenda of the 2024 Annual Meeting. Please see What is discretionary voting by brokers? above.

•

Shares beneficially owned through the Plans will be voted in accordance with the terms of the Plans, except as otherwise provided in accordance with the Employee Retirement Income Security Act of 1974, as amended. Please refer to the instructions forwarded to you by the trustee for more information.

How many shares must be present to hold the 2024 Annual Meeting?

In order for us to conduct the 2024 Annual Meeting, a majority of the shares outstanding on the record date of March 1, 2024 must be present virtually or represented by proxy. This is referred to as a quorum. Your shares are counted as present if you attend the 2024 Annual Meeting virtually or if you submit a properly executed proxy by mail, Internet or telephone. Abstentions and broker-non votes are counted for purposes of determining whether a quorum in present. Please see What is discretionary voting by brokers? above.

94 DOMINION ENERGY | 2024 PROXY STATEMENT

Who will pay for the cost of this proxy solicitation and who will count the votes?

Dominion Energy will pay for the cost of this proxy solicitation. Some of our employees may communicate with shareholders after the initial solicitation but will not receive any special compensation for making such communications. We have also retained Georgeson LLC, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $15,000 and reimbursement of expenses. In addition, we may reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the Beneficial Owners of our common stock. We have retained Broadridge Corporate Issuer Solutions, Inc. (Broadridge) to tabulate the votes and to assist with the 2024 Annual Meeting.

Can I access the Notice of Annual Meeting, 2024 Proxy Statement, 2023 Annual Report and 2023 Annual Report on Form 10-K over the Internet?

Yes. These documents may be viewed at investors.dominionenergy.com/proxy or at the website address provided on your proxy card or voting instructions.

Why did I receive a Notice Regarding the Availability of Proxy Materials instead of printed proxy materials?

Most shareholders received a Notice instead of a full set of printed proxy materials. The Notice provides access to proxy materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to shareholders. On or around March 22, 2024, we began mailing the Notice to certain shareholders of record as of March 1, 2024, and posted our proxy materials on the website referenced in the Notice. As more fully described in the Notice, shareholders may choose to access our proxy materials on the website or may request to receive a printed set of our proxy materials. The Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email for this meeting and on an ongoing basis. Shareholders who previously requested printed proxy materials or electronic materials on an ongoing basis received those materials in the format requested.

How can I receive future proxy materials and annual reports electronically?

You can consent to receive these materials electronically in the future by following the instructions to vote using the Internet and, when prompted, indicating that you agree to receive or access shareholder communications electronically going forward. You will receive a Notice by mail next year with instructions containing the Internet address to access these documents and how to vote. If you vote by Internet, you will have the opportunity to consent to receive an email message when future proxy materials are available to view online. By agreeing to access your proxy materials online, you will save Dominion Energy the cost of producing and mailing documents to you and help preserve environmental resources. Your choice will remain in effect until you notify Dominion Energy that you wish to resume mail delivery of these documents. You can also request paper copies of these documents by writing us at Dominion Energy, Inc., Shareholder Services, P.O. Box 26532, Richmond, Virginia 23261; by calling us at (800) 552-4034; or by emailing us at shareholderrelations@dominionenergy.com. If you are a Beneficial Owner of shares, please refer to the information provided by the institution that holds your shares for instructions on how to elect similar options.

What is “householding” and how does it affect me?

Householding refers to practices used to reduce the number of copies of proxy materials sent to one address. For Shareholders of Record who received printed proxy materials, a single copy of the 2024 Proxy Statement, 2023 Annual Report and 2023 Annual Report on Form 10-K (annual report package) has been sent to multiple shareholders who reside at the same address, unless we have received instructions from you to the contrary (each shareholder, however, will receive a separate proxy card). Any shareholder who would like to receive a separate annual report package may call or write us at the telephone number and address above, and we will promptly deliver it. If you received multiple copies of the annual report package and would like to receive a single copy of these materials in the future, please contact Shareholder Services as shown above. Beneficial Owners of shares should contact the institution that holds their shares regarding combined mailing.

DOMINION ENERGY | 2024 PROXY STATEMENT 95

Other Information

How to Contact Us

Our Directors. Shareholders and other stakeholders can communicate with our directors individually, including our Lead Director, committee chairs and non-management directors, as the full Board, or by Board committee, in each case by sending correspondence by mail, care of the Corporate Secretary, Dominion Energy, Inc., P.O. Box 26532, Richmond, Virginia 23261. Concerns relating to accounting, internal accounting controls and auditing matters may also be submitted confidentially and anonymously by mail.

The Board has directed the Corporate Secretary or his representative to monitor, review and sort all written communications sent to the directors. Communications related to matters that are within the scope of the responsibilities of the Board are forwarded to the Board, the Board committee or individual directors, as appropriate.

The Corporate Secretary and his representative are authorized to exclude, and thus not forward to the Board, communications that are related to routine business and customer service matters, bulk advertising or otherwise inappropriate communications, including, but not limited to, business and product solicitations, unsolicited publications, résumés and job inquiries, spam, junk mail, mass mailing and material containing profanity, hostility or material of a similar nature. The Board has also directed the Corporate Secretary or his representative to forward correspondence related to routine business and customer service matters to the appropriate management personnel. When appropriate, the Corporate Secretary will consult with the Audit Committee Chair, who will determine whether to communicate further with the Audit Committee and/or the full Board with respect to the correspondence received.

Investor Relations. Shareholders may contact our Investor Relations team at any time at investor.relations@dominionenergy.com.

Shareholder Services (Transfer Agent). Broadridge is the transfer agent, registrar and dividend-paying agent for Dominion Energy’s common stock and is the administrator for Dominion Energy Direct®, Dominion Energy’s direct stock purchase and dividend reinvestment plan. For transfer agent matters, shareholders may communicate with Dominion Energy through Broadridge by writing to Dominion Energy Shareholder Services, c/o Broadridge Corporate Issuer Solutions, P.O. Box 1342, Brentwood, New York 11717, by calling Dominion Energy Shareholder Services care of Broadridge at (800) 552-4034 or by sending an email to shareholder@broadridge.com. Additional information regarding Dominion Energy Shareholder Services can be found at investors. dominionenergy.com/stock-information/shareholder-services.

Corporate Governance Materials Available on Our Website

On our website, dominionenergy.com/our-company/leadership-and-governance, you can find, among other things:

•	Information regarding the current members of our Board;

•	Code of Ethics and Business Conduct;

•	Descriptions of each of our Board committees (Audit, CTD, Finance and Risk Oversight, N&G and SCR), as well as each committee’s current charter and members;

•	Articles of Incorporation;

•	Bylaws;

•	Corporate Governance Guidelines;

•	Related Party Transaction Guidelines; and

•	Information related to our political contributions and lobbying activities.

You may request a paper copy of any of our governance documents at no charge by writing to our Corporate Secretary at Dominion Energy, Inc., P.O. Box 26532, Richmond, Virginia 23261. Information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any other filings with the SEC.

Delinquent Section 16(a) Reports

To the company’s knowledge, no executive officer, director or 10% beneficial owner failed to file, on a timely basis, the reports required by Section 16(a) of the Exchange Act for the fiscal year ended December 31, 2023, except a late Form 4 that was filed

96 DOMINION ENERGY | 2024 PROXY STATEMENT

on September 25, 2023 to report eight transactions of common stock by Ms. Story. The transactions occurred in a brokerage account managed by a third-party separate account manager with discretionary authority over the account. The transactions were made by the third-party separate account manager in contradiction of the reporting person’s instructions and without Ms. Story’s express approval.

Business Proposals and Nominations by Shareholders

Shareholder Business Proposals for Inclusion in the 2025 Proxy Statement (SEC Rule 14a-8)

Under SEC rules, a proposal that a shareholder wishes to include in our proxy statement for the 2025 Annual Meeting must be received by our Corporate Secretary no later than 5 p.m., Eastern Time, on November 22, 2024. Proposals should be sent to our Corporate Secretary at Dominion Energy, Inc., 600 East Canal Street, Richmond, Virginia 23219. Shareholders wishing to submit a proposal should refer to Rule 14a-8 of the Exchange Act, which sets standards for eligibility and specifies the types of proposals that are not appropriate for inclusion in our proxy statement.

Shareholder Director Nominations for Inclusion in the 2025 Proxy Statement (Proxy Access)

We have adopted a proxy access right to permit, under certain circumstances, a shareholder or a group of shareholders to include in our annual meeting proxy statement director candidates whom they have nominated. These proxy access provisions in our Bylaws provide, among other things, that a shareholder or group of up to 20 shareholders seeking to include director candidates in our annual meeting proxy statement must own, in the aggregate, at least 3% of the company’s outstanding common stock continuously for at least the previous three years. The number of shareholder-nominated candidates appearing in any annual meeting proxy statement cannot exceed the greater of 20% of our Board or two directors. A shareholder who wishes exercise the proxy access right must deliver written notice to our Corporate Secretary no less than 120 days and not more than 150 days prior to the one-year anniversary of the date that the company issued its proxy materials for the 2024 Annual Meeting. Shareholder(s) and the nominee(s) must satisfy the other requirements outlined in Article XII of our Bylaws.

Shareholder Director Nominations and Other Shareholder Business Proposals for Presentation at the 2025 Annual Meeting

Under our Bylaws, any shareholder of record entitled to vote in the election of directors may nominate persons for election as directors or propose other business (in each case, not submitted either under proxy access or SEC Rule 14a-8) at the 2025 Annual Meeting by delivering written notice to our Corporate Secretary no less than 90 days and not more than 120 days prior to the one-year anniversary of the date of the 2024 Annual Meeting.

The notice regarding a director nominee must contain the information and conform to the requirements specified in Article XI of our Bylaws. The notice regarding a proposal for other shareholder business must contain the information and conform to the requirements specified in Article X of our Bylaws and must be a proper subject for shareholder action under applicable law.

Submission	Rules and Requirements	Deadline

Shareholder proposals for inclusion in next year’s annual meeting proxy materials	SEC Rule 14a-8	No later than 5 p.m., Eastern Time, on November 22, 2024

Notice Provision for Other Items of Business	Article X of Bylaws	No earlier than January 7, 2025, and no later than 5 p.m., Eastern Time, on February 6, 2025

Notice Provision for non-Proxy Access Director Nominees	Article XI of Bylaws	No earlier than January 7, 2025, and no later than 5 p.m., Eastern Time, on February 6, 2025

Proxy Access Director Nominees	Article XII of Bylaws	No earlier than October 23, 2024 and no later than 5 p.m., Eastern Time, on November 22, 2024

Where to submit: Corporate Secretary, Dominion Energy, Inc., 600 East Canal Street, Richmond, Virginia 23219.

We encourage shareholders who wish to submit a proposal or nomination to seek independent counsel. Dominion Energy will not consider any proposal or nomination that is not timely or otherwise does not meet the Bylaw and SEC requirements. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

DOMINION ENERGY | 2024 PROXY STATEMENT 97

Appendix A

Reconciliation of Reported Earnings (GAAP) to Operating Earnings (non-GAAP)

(Millions, Except Per Share Amounts)	2023	2022	2021	2020

Reported Earnings (GAAP)(1)	$1,994	$1,321	$3,399	$(401)

Adjustments to reported earnings(2):

Pre-tax loss (income)	(1,713)	1,624	(636)	3,205

Income tax	1,462	(311)	(355)	(516)

Total adjustments	(251)	1,313	(991)	2,689

Operating Earnings (non-GAAP)	$1,743	$2,634	$2,408	$2,288

Earnings per common share – diluted:

Reported Earnings (GAAP)(3)	$2.29	$1.49	$4.12	$(0.57)

Adjustments to reported earnings (after-tax)(3)	(0.30)	1.57	(1.23)	3.25

Operating Earnings (non-GAAP)(3)	$1.99	$3.06	$2.89	$2.68

(1)

During 2023, Dominion Energy changed its method of accounting for investment tax credits from the flow-through method to the deferral method, which has been retrospectively applied in its Consolidated Financial Statements at December 31, 2023 and 2022 and for the three years ended December 31, 2023. The amounts included above for 2023, 2022 and 2021 reflect this change. For additional information, see Note 2 to the Consolidated Financial Statements in Dominion Energy’s 2023 Annual Report on Form 10-K. The reported earnings for the year ended December 31, 2020 have not been recast for such change. In addition, during 2023, Dominion Energy determined that certain entities, including gas utility companies and its noncontrolling interest in Cove Point, met the requirements to be reported as discontinued operations and recast certain of its previously issued Consolidated Financial Statements to reflect this change. The amounts included above for 2023, 2022, 2021 and 2020 reflect this change. For additional information, see Dominion Energy’s 2023 Annual Report on Form 10-K and its Current Report on Form 8-K filed with the SEC on November 8, 2023 to recast the Consolidated Financial Statements previously included in Dominion Energy’s Annual Report on Form 10-K for the year ended December 31, 2022 (2022 Annual Report on Form 10-K).

(2)	Adjustments to reported earnings are reflected in the following table:

(Millions, Except Per Share Amounts)	2023	2022	2021		2020

Pre-Tax loss (income):

Nonregulated asset impairments and other charges	$118	$851	$		$626

Regulated asset retirements and other charges	370	830		564	1,108

Sale of Kewaunee		649

Net (gain) loss on nuclear decommissioning trust funds	(411)	559		(568)	(335)

Mark-to-market impact of economic hedging activities	(758)	(277)		252	(117)

Discontinued operations	(1,130)	(1,091)		(1,732)	1,500

Sale of non-wholly owned nonregulated solar facilities				538

Merger litigation and integration charges				97	236

Other items	98	103		213	187

	(1,713)	1,624		(636)	3,205

Income tax expense (benefit):

Tax effect of above adjustments to reported earnings*	637	(311)		(314)	(467)

Deferred taxes associated with sale of gas distribution operations(4)	825

Other income tax adjustments				(41)	(49)

	$1,462	$(311)		$(355)	$(516)

(3)

The calculation of reported and operating EPS on a consolidated basis utilizes shares outstanding on a diluted basis with all dilutive impacts, primarily consisting of potential shares which had not yet been issued reflected in the Corporate and Other segment. Effective January 2022, the calculation of diluted reported and operating EPS assumes conversion, if dilutive, of the Series A preferred stock to common stock as of January 1, 2022. The Series A preferred stock was reclassified to a liability in June 2022 and redeemed in September 2022. In prior periods, a fair value adjustment of the Series A preferred stock was included in the calculation of diluted reported EPS if dilutive. No adjustments were necessary for the year ended December 31, 2021. For the year ended December 31, 2020, the fair value adjustment required for diluted reported EPS was $11 million. In 2022, the calculation of reported and operating EPS includes the impact of preferred dividends of $93 million and $81 million, respectively. In 2021 and 2020, the calculation of both reported and operating EPS includes the impact of preferred dividends of $68 million and $65 million, respectively. See Dominion Energy’s 2022 Annual Report on Form 10-K for additional information.

(4)	Represents deferred taxes related to the basis in the stock of the gas distribution operations expected to be sold to Enbridge Inc. that will reverse upon the completion of each sale.
*	Income taxes for individual pre-tax items include current and deferred taxes using a transactional effective tax rate.

Operating earnings is a financial measure that is not required by or presented in accordance with GAAP. This non-GAAP financial measure should not be considered as an alternative to GAAP measures, such as reported earnings, and may be calculated differently from, and therefore may not be comparable to, similarly titled measures used at other companies.

Dominion Energy uses operating earnings as the primary performance measurement of its earnings outlook and results for public communications with analysts and investors. Dominion Energy also uses operating earnings internally for budgeting, for reporting to the Board of Directors, for the company’s incentive compensation plans and for its targeted dividend payouts and other purposes. Dominion Energy management believes operating earnings provide a more meaningful representation of the company’s fundamental earnings power.

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Appendix B

Dominion Energy, Inc.

2024 Incentive Compensation Plan, Effective May 7, 2024

1. Purpose. To support a pay-for-performance compensation program, this Dominion Energy, Inc. 2024 Incentive Compensation Plan (the “Plan”) is the primary component that ties compensation to the long-term performance of Dominion Energy, Inc. (“Dominion”). The Plan seeks to further the long-term stability and financial success of Dominion by attracting and retaining employees and other service providers through the use of cash and stock incentives; rewarding employees and other service providers for the achievement of certain performance goals that may be attached to the incentives; and further aligning the interests of employees and other service providers with those of Dominion and its shareholders.

2. Effect on Prior Plan. The Plan replaces the Dominion Resources, Inc. 2014 Incentive Compensation Plan (the “Prior Plan”). Upon the effective date of the Plan (as provided in Section 16) (the “Effective Date”), the Prior Plan shall terminate and no further awards shall be made under the Prior Plan. Existing awards under the Prior Plan as of the date of the Prior Plan’s termination will continue in effect in accordance with their terms.

3. Definitions. As used in the Plan, the following terms have the meanings indicated:

(a)	“Act” means the Securities Exchange Act of 1934, as amended.
(b)	“Applicable Withholding Taxes” means the aggregate amount of federal, state and local income and payroll taxes that an Employer is required to withhold in connection with any Incentive Award.
(c)	“Beneficiary” means the individual, individuals, entity, entities or the estate of a Participant entitled to receive the amounts payable under an Incentive Award, if any, upon the Participant’s death.
(d)	“Change of Control” means the occurrence of any of the following events:
(i)

any person (other than those persons in control of Dominion as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of Dominion or any Dominion Company), including a “group” as defined in Section 13(d)(3) of the Act, becomes the owner or beneficial owner (as defined in Rule 13d-3 under the Act), directly or indirectly, of Dominion securities having 20% or more of the combined voting power of the then outstanding Dominion securities that may be cast for the election of Dominion’s directors (the “Outstanding Voting Power”), other than as a result of an issuance of securities initiated by Dominion, or open market purchases approved by the Dominion Board (as long as the majority of the Dominion Board approving the purchases is also the majority at the time the purchases are made), or a Business Combination described in clause (iii) below which does not constitute a Change of Control thereunder;

(ii)

the persons who were directors of Dominion as of the Effective Date (the “Initial Directors”), or whose election to the Board or nomination for election by Dominion’s shareholders after the Effective Date was approved by the majority of the Initial Directors then in office, cease to constitute a majority of the Dominion Board, or any successor’s board, within any two consecutive-year-period; provided that any director who was not a director of Dominion as of the Effective Date but whose election to the Board or nomination for election by Dominion’s shareholders after the Effective Date was approved by the majority of the Initial Directors then in office (including directors who are deemed to be Initial Directors by application of this proviso) shall be deemed Initial Directors for purposes hereof;

(iii)

consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Dominion or any Dominion Company, a sale or other disposition of all or substantially all of the assets of Dominion, or the acquisition of assets or stock of another entity by Dominion or any Dominion Company (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the owners or beneficial owners (as defined in Rule 13d-3 under the Act), directly or indirectly, of the Outstanding Voting Power immediately prior to such Business Combination are the owners or beneficial owners (as defined in Rule 13d-3 under the Act), directly or indirectly, of more than fifty percent (50%) of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Voting Power, and (2) a Change of Control is not triggered pursuant to clauses (i) or (ii) above;

(iv)	A complete liquidation or dissolution of Dominion, in the context of a transaction that does not constitute a Change of Control of Dominion under clause (iii) above.
(e)	“Code” means the Internal Revenue Code of 1986, as amended.
(f)

“Committee” means the Compensation and Talent Development Committee of the Dominion Board (or any successor Board committee designated by the Board to administer this Plan), provided that, if any member of the Compensation and Talent Development Committee does not qualify as a non-employee director for purposes of Rule 16b-3 under the Act, the remaining

DOMINION ENERGY | 2024 PROXY STATEMENT B-1

members of the committee (but not less than two members) shall be constituted as a subcommittee to act as the Committee for purposes of the Plan.
(g)

“Company Stock” means common stock of Dominion. In the event of a change in the capital structure of Dominion (as provided in Section 18), the shares resulting from the change shall be deemed to be Company Stock within the meaning of the Plan.

(h)

“Date of Grant” means (i) with respect to an Option or Stock Appreciation Right, the date on which the Committee completes the corporate action necessary to create an offer of stock for sale to a Participant under the terms and conditions of, or to create a legally binding right constituting, the Option or Stock Appreciation Right; and (ii) with respect to an Incentive Award other than an Option or Stock Appreciation Right, the date on which the Committee grants the Incentive Award. With respect to any Incentive Award, the Committee may specify a future date on which the Incentive Award is to be granted or become effective.

(i)

“Disability” or “Disabled” means, as to an Incentive Stock Option, a Disability within the meaning of Code section 22(e)(3). With respect to an Incentive Award that provides for a deferral of compensation within the meaning of Code section 409A and that is payable under its terms on a Participant’s Disability, Disability shall have the meaning set forth in Code section 409A and the regulations thereunder. As to all other Incentive Awards, the Committee shall determine whether a Disability exists and the determination shall be conclusive.

(j)	“Dominion” has the meaning set forth in Section 1 hereof.
(k)	“Dominion Board” means the Board of Directors of Dominion.
(l)

“Dominion Company” means any corporation or other entity in which Dominion owns stock or other equity possessing at least 50% of the combined voting power of all classes of stock or other equity or which is in a chain of corporations or other entities with Dominion in which stock or other equity possessing at least 50% of the combined voting power of all classes of stock or other equity is owned by one or more other corporations or other entities in the chain.

(m)	“Employer” means, with respect to a Participant, Dominion or the Dominion Company that employs the Participant or for whom the Participant otherwise provides services.
(n)

“Fair Market Value” means the closing price of a share of Company Stock on the New York Stock Exchange on the Date of Grant or any other date for which the value of Company Stock must be determined under the Plan, or if the determination date is not a trading day, on the most recent trading day immediately preceding the determination date.

(o)	“Goal-Based Stock” means an award to receive a target number of shares of Company Stock in the future subject to continued service and the achievement of Performance Goals as provided in Section 10.
(p)

“Grant Agreement” means a written or electronic agreement between Dominion and a Participant evidencing the terms of an Incentive Award. An Incentive Award shall not be deemed to have been made unless and until the Grant Agreement evidencing such award has been executed by the Participant; provided, however, the Committee may in its discretion waive the requirement that a Participant execute the Grant Agreement and treat the Participant’s acceptance of the award as his or her agreement to the terms of the Grant Agreement instead.

(q)	“Incentive Award” means a Performance Grant or the award of Restricted Stock, Restricted Stock Units, Goal-Based Stock, Options or Stock Appreciation Rights under the Plan.
(r)	“Incentive Stock Option” means an Option intended to meet the requirements of, and qualify for favorable federal income tax treatment under, Code section 422.
(s)

“Nonstatutory Stock Option” means an Option that does not meet the requirements of Code section 422, or, even if meeting the requirements of Code section 422, is not intended to be an Incentive Stock Option and is so designated.

(t)	“Option” means a right to purchase Company Stock during a fixed period of time and at a determinable exercise price, as provided in Section 11 of the Plan.
(u)	“Participant” means any employee, officer, consultant or advisor of Dominion or a Dominion Company who receives an Incentive Award under the Plan.
(v)

“Performance Criteria” means any metric determined by the Committee and used to establish Performance Goals, which may include, but are not limited to, one or more or a combination of the following: total shareholder or unitholder return; book value; return on total or invested capital, equity, revenue or assets; earnings (before or after interest, taxes, deductions, depreciation and/or amortization, and including consolidated operating earnings); revenues; income (before or after taxes); profitability; cash flow, including free and distributed cash flow; cost savings under the Six Sigma discipline, or other cost savings or process improvement goals; capital expenditures; combined net worth; debt to equity ratio; stock or unit price or price appreciation; employee turnover or retention; environmental considerations; safety; reliability; training; compliance; workforce or customer diversity; employee and/or customer satisfaction or engagement; corporate social responsibility; receipt of regulatory or regulatory body approval; supplier diversity; or any other objective or subjective measures determined by the Committee. The financial metrics identified above can be measured on an as reported (GAAP), gross, net, operating, or pension-adjusted basis, on a total or continuing basis, on an annual or cumulatively over a defined period of time basis, and can be measured on an absolute, relative, growth, per-share or per-unit basis. The metrics may be set on a consolidated basis or with respect to any segment,

B-2 DOMINION ENERGY | 2024 PROXY STATEMENT

sector, subsidiary or affiliate, division, business unit or individual. The metrics may be measured including or excluding extraordinary items such as restructuring charges, casualty losses, insurance recoveries, and other one-time, non-recurring items. Any of these metrics also may be based on peer group or index comparisons.
(w)	“Performance Goal” means any goal established by the Committee with respect to one or more Performance Criteria for a given Incentive Award.
(x)

“Performance Grant” means an award to receive a target amount of cash (including cash-settled performance share units) in the future subject to continued service and the achievement of Performance Goals as provided in Section 6.

(y)	“Plan Year” means January 1 to December 31.
(z)	“Prior Plan” has the meaning set forth in Section 2 hereof.
(aa)

“Qualifying Change of Control” means an event which meets the requirements for a Change of Control (as defined in Section 3(d) above) and which, in addition, constitutes a “change in control event” as defined in Treas. Regs. section 1.409A-3(i)(5)(i).

(bb)	“Restricted Stock” means Company Stock awarded upon the terms and subject to the restrictions set forth in Section 7.
(cc)

“Restricted Stock Unit” or “RSU” means a right to receive a share of Common Stock or a cash amount equal to the Fair Market Value thereof in the future subject to continued service and/or Performance Goals, as provided in Section 8.

(dd)	“Separation from Service” means a Participant’s separation from service within the meaning of Treas. Regs. section 1.409A-1(h), applying the default terms thereof.
(ee)

“Stock Appreciation Right” or “SAR” means a right to receive an amount payable in cash or shares of Company Stock equal to the excess of the Fair Market Value of a share of Company Stock on the exercise or settlement date over the exercise or base price per share of the SAR as set forth in the Grant Agreement, as provided in Section 12.

(ff)

“Surviving Entity” means Dominion if immediately following any merger, consolidation or similar transaction, the holders of outstanding voting securities of Dominion immediately prior to the merger or consolidation own equity securities possessing more than 50% of the voting power of the entity existing following the merger, consolidation or similar transaction (or its parent). In all other cases, Surviving Entity means the other entity that merges or consolidates with or into Dominion, or with or into which Dominion merges or consolidates, and not Dominion. In making the determination of ownership by the shareholders of Dominion immediately after the merger, consolidation or similar transaction, equity securities which the shareholders owned immediately before the merger, consolidation or similar transaction as shareholders of another party to the transaction (other than a Dominion Company) shall be disregarded. Further, outstanding voting securities of an entity shall be calculated by assuming the conversion of all equity securities convertible (immediately or at some future time) into shares entitled to vote.

(gg)	“Taxable Year” means the fiscal period used by Dominion for reporting taxes on income under the Code.

4. Share Reserve.

(a)

Subject to Section 18 of the Plan and the share counting provisions below, as of the Effective Date, there shall be authorized and available for Incentive Awards granted under the Plan an aggregate of (i) twenty seven million (27,000,000)[1] shares of Company Stock, less (ii) one share for every one share that was subject to an award granted under the Prior Plan after December 31, 2023 and prior to the Effective Date of the Plan. Shares issued pursuant to all Incentive Awards will count against the shares of Company Stock available for issuance under the Plan as 1 share for every 1 share issued in connection with the Incentive Award. Shares of Company Stock reserved for issuance under the Plan may be authorized but unissued shares or treasury shares. No fractional shares of Company Stock shall be issued under the Plan and cash may be paid in lieu of any fractional shares in settlements of awards under the Plan.

(b)

Up to twenty-five million (25,000,000) shares of Company Stock reserved for issuance under the Plan may be issued upon the exercise of Options that qualify as Incentive Stock Options. No more than two million five hundred thousand (2,500,000) shares may be allocated to any share-denominated Incentive Awards, including the maximum amounts payable under a Goal-Based Stock award, that are granted to any individual Participant during any single Taxable Year. The aggregate maximum cash amount payable under the Plan under all Performance Grants or other cash-denominated awards granted under the Plan to any individual Participant during any single Taxable Year shall not exceed 0.5% of Dominion’s consolidated operating income, before taxes and interest, as reported on its annual financial statements for the prior Taxable Year.

(c)

Shares of Company Stock allocable to Incentive Awards or portions thereof granted under the Plan, or, after December 31, 2023, shares allocable to incentive awards or portions thereof granted under the Prior Plan that remained outstanding as of December 31, 2023, that expire, are forfeited, or otherwise terminate unexercised shall not count against the share reserve under the Plan (or shall be added to such share reserve with respect to Prior Plan awards) and may be reused for future Incentive Awards under the Plan (including, in the case of Incentive Awards (and awards granted under the Prior Plan that are outstanding

[1]

The share reserve amount is equal to the number of shares that remained available for future grants under the Prior Plan as of December 31, 2023 (15,475,212 shares), plus the additional, newly authorized shares under this Plan (11,524,788 shares).

DOMINION ENERGY | 2024 PROXY STATEMENT B-3

on December 31, 2023) that were variable upon grant, the difference between the number of shares ultimately received and the number of shares counted against the applicable share reserve, if the former is less than the latter). Any shares of Company Stock used to pay the exercise price of, or any withholding taxes with respect to, an Incentive Award (or, after December 31, 2023, an award previously granted under the Prior Plan) shall count against the share reserve under the Plan (or shall not be added to such share reserve with respect to Prior Plan awards, as applicable). Stock-settled SARs (or, after December 31, 2023, stock-settled stock appreciation rights previously granted under the Prior Plan) shall count against the share reserve under the Plan based on the gross number of shares of Company Stock subject to the award (as opposed to the net number of shares of Company Stock actually issued under the award). The cash proceeds from the exercise of Options (or, after December 31, 2023, any options previously granted under the Prior Plan) shall not be used to repurchase shares of Company Stock on the open market for reuse under the Plan. Any shares of Company Stock that again (or newly become, with respect to the Prior Plan awards) available for grant pursuant to this Section 4(c) shall be added back at the share ratio that they were initially deducted from the Plan or Prior Plan, as applicable.
(d)

Any shares of Company Stock that are issued by Dominion, and any awards that are granted by, or become obligations of, Dominion, through the assumption by Dominion (or a Dominion Company) of, or in substitution for, outstanding awards previously granted by an acquired company (including a predecessor of the acquired company), or any direct or indirect parent thereof, in the case of persons that become employed by Dominion (or a Dominion Company) in connection with a business or asset acquisition or similar transaction, shall not be counted against the shares available for issuance under the Plan (and shall not be added to the shares available for Incentive Awards under the Plan in the case of expiration, forfeiture, or other termination).

5. Eligibility. All present and future employees, officers, advisors and consultants of Dominion or a Dominion Company (whether now existing or hereafter created or acquired) whom the Committee determines to have contributed or who can be expected to contribute significantly to Dominion or a Dominion Company shall be eligible to receive Incentive Awards under the Plan. The Committee shall have the power and complete discretion, as provided in Section 19, to select eligible employees, officers, advisors and consultants to receive Incentive Awards and to determine for each employee, officer, advisor or consultant the nature and the terms and conditions of each Incentive Award. Members of the Board who are not employees of Dominion shall not be eligible to receive Incentive Awards under the Plan.

6. Performance Grants.

(a)

The Committee may make Performance Grants to eligible employees of Dominion or a Dominion Company. Each Performance Grant shall contain the Performance Goals for the award, including the Performance Criteria, the target and maximum amounts payable and any other terms and conditions as are applicable to the Performance Grant. The terms of a Performance Grant may be set forth in Dominion’s Annual Incentive Plan (AIP) or in any other plan or agreement that is identified by the Committee as containing the terms and conditions applicable to a Performance Grant. In the event of any conflict between a Performance Grant and the Plan, the terms of the Plan shall govern.

(b)

The Committee shall establish the Performance Criteria and Performance Goals for Performance Grants and the weighting of the Performance Goals. The Committee may vary the Performance Criteria, Performance Goals and weightings from Participant to Participant, Performance Grant to Performance Grant and Plan Year to Plan Year.

(c)

The Committee shall establish for each Performance Grant the amount of cash or Company Stock payable at specified levels of achievement of the Performance Goals. All determinations regarding the achievement of any Performance Goals will be made by the Committee.

(d)

The payments to a Participant under a Performance Grant will be based on the level of achievement of the Performance Goal or Goals under the award. All calculations of payments shall be made by the Committee and the Committee shall determine in its discretion the extent, if any, to which the Performance Goals have been met.

(e)

Performance Grants may be paid in cash, Company Stock or both, at the time or times as are provided in the Performance Grant. A Performance Grant payable in cash may allow a Participant to elect to receive a payment in Restricted Stock or RSUs with a greater Fair Market Value than the cash award, subject to such terms and conditions as the Committee may determine, as provided in Section 9 below. A Participant shall not have any rights as a shareholder with respect to a Performance Grant payable in shares of Company Stock unless and until the shares have been issued.

7. Restricted Stock.

(a)

The Committee may grant Restricted Stock to eligible employees, officers, consultants or advisors of Dominion or a Dominion Company. Each award of Restricted Stock shall be evidenced by a Grant Agreement, which shall state the number of shares of Restricted Stock granted and the terms and conditions to which the Restricted Stock is subject. Restricted Stock may be awarded by the Committee in its discretion without cash consideration.

(b)

The Committee shall establish as to each award of Restricted Stock the terms and conditions upon which the shares subject to the award shall vest and the restrictions on transferability of the shares shall lapse. The shares of Restricted Stock shall be

B-4 DOMINION ENERGY | 2024 PROXY STATEMENT

nontransferable during the vesting period (and for such additional periods following the vesting period as may be provided for in the Grant Agreement), except as otherwise provided in Section 14. The minimum vesting period for an award of Restricted Stock which vests solely based on continued service and the passage of time shall be three (3) years from the Date of Grant of the award, with vesting occurring on a graded or cliff basis as determined by the Committee; provided that up to an aggregate maximum of 2,500,000 shares subject to Restricted Stock and Restricted Stock Unit awards may be issued under the Plan without regard to this limitation. The minimum vesting period for an award of Restricted Stock which vests based on the achievement of Performance Goals shall be one (1) year from the Date of Grant.
(c)

Upon the acceptance by a Participant of an award of Restricted Stock, the Participant shall, subject to the restrictions on transferability set forth in the Grant Agreement, have all the rights of a shareholder with respect to the shares of Restricted Stock, including, but not limited to, the right to vote the shares of Restricted Stock and to receive any dividends or other distributions thereon, as provided herein. Unless the Grant Agreement provides otherwise, (i) any stock dividends or other distributions with respect to any outstanding shares of Restricted Stock shall be issued subject to the same vesting conditions and transferability restrictions as the underlying shares of Restricted Stock, and (ii) any cash dividends or other distributions with respect to any outstanding shares of Restricted Stock shall be paid to the Participant at the same time as dividends are paid to other shareholders of record.

(d)

Upon issuance, Dominion shall direct its registrar and transfer agent to make a book entry for the shares of Restricted Stock and no certificates representing the shares of Restricted Stock shall be issuable until the shares have vested and any restrictions on transferability have lapsed or been removed.

8. Restricted Stock Units.

(a)

The Committee may grant Restricted Stock Units to eligible employees, officers, consultants or advisors of Dominion or a Dominion Company. Each award of Restricted Stock Units shall be evidenced by a Grant Agreement, which shall state the number of Restricted Stock Units granted and the terms and conditions to which the Restricted Stock Units are subject.

(b)

The Committee shall establish as to each award of Restricted Stock Units the terms and conditions upon which the award shall vest. The minimum vesting period for an award of Restricted Stock Units which vests solely based on continued service and the passage of time shall be three (3) years from the Date of Grant of the award, with vesting occurring on a graded or cliff basis as determined by the Committee; provided that up to an aggregate maximum of 2,500,000 shares subject to Restricted Stock and Restricted Stock Unit awards may be issued under the Plan without regard to this limitation. The minimum vesting period for an award of Restricted Stock Units which vests based on the achievement of Performance Goals shall be one (1) year from the Date of Grant. For the avoidance of doubt, awards of Restricted Stock Units which vest based on the achievement of Performance Goals may also be referred to as performance share units.

(c)

A Participant shall have no rights as a shareholder with respect to an award of Restricted Stock Units, unless and until shares of Company Stock are issued to the Participant in payment thereof. The Committee may provide in the Grant Agreement that an award of Restricted Stock Units shall be entitled to dividend equivalent rights. Unless otherwise provided in the Grant Agreement, dividend equivalents, if any, will be credited with respect to an award of Restricted Stock Units as follows: (i) in the case of a stock dividend or other distribution, by crediting the Participant with an additional number of Restricted Stock Units equal to the number of shares of Company Stock the Participant would have received in the dividend with respect to his or her Restricted Stock Units had the Restricted Stock Units been outstanding shares of Company Stock on the dividend payment date; and (ii) in the case of a cash dividend or other distribution, by crediting the Participant with an additional number of Restricted Stock Units equal to the quotient of (A) the aggregate cash amount the Participant would have received in the dividend with respect to his or her Restricted Stock Units had the Restricted Stock Units been outstanding shares of Company Stock on the dividend payment date, divided by (B) the Fair Market Value of a share of Company Stock on the dividend payment date, rounded down to the nearest whole share. Any dividend equivalents that are granted in respect of Restricted Stock Units shall be subject to the same vesting and other terms and conditions as the underlying Restricted Stock Units.

(d)

Restricted Stock Units shall be converted into an equivalent number of shares of Company Stock and paid to the Participant on the vesting date or such other date as may be provided for in the Grant Agreement; provided however, that the Committee may provide in the Grant Agreement for the payment of all or a portion of the Restricted Stock Units to be made in cash in lieu of shares of Company Stock, based on the Fair Market Value of a share of Company Stock on the applicable payment date.

9. Elective Restricted Stock and RSU Awards.

(a)

To the extent authorized by the Committee, a Participant may elect to forego receipt of all or a portion of an annual cash incentive plan award and instead receive shares of Restricted Stock or Restricted Stock Units in place of the designated cash award. The Committee shall determine which cash incentive plan awards are eligible for this election and the type of award (Restricted Stock or RSUs) that a Participant may elect to receive with respect thereto. The Committee may coordinate eligibility for the election with any share ownership guidelines applicable to a Participant.

DOMINION ENERGY | 2024 PROXY STATEMENT B-5

(b)

To the extent this Section 9 applies, on the date the designated annual cash incentive award would otherwise be paid, Dominion shall issue shares of Restricted Stock or Restricted Stock Units to the Participant in an amount equal to a pre-designated percentage of the designated annual cash incentive award. The number of shares of Restricted Stock or number of Restricted Stock Units to be issued will be determined by dividing the applicable percentage of the annual cash incentive award by the Fair Market Value of a share of Company Stock as of the date on which the annual cash incentive award would otherwise have been paid, rounding down to the nearest whole share or unit.

(c)

Any shares of Restricted Stock or any Restricted Stock Units issued in lieu of the annual cash incentive award as described herein shall be subject to such vesting and other terms and conditions as the Committee may determine. Unless the Committee provides otherwise, such shares of Restricted Stock and the Restricted Stock Units will cliff vest, the restrictions on transferability of such shares of Restricted Stock will lapse, and the Restricted Stock Units shall be converted into shares of Company Stock on the earliest of (i) the third anniversary of the Date of Grant of the Restricted Stock or Restricted Stock Unit award, (ii) the date of the Participant’s termination of employment or other service due to the Participant’s death or Disability; or (iii) upon a Change of Control (or, if necessary to comply with Code section 409A, a Qualifying Change of Control).

(d)

The Committee may provide for additional shares of Restricted Stock or additional Restricted Stock Units to be issued to a Participant who makes the election described herein to compensate for any additional risk of forfeiture to which the applicable portion of the Participant’s annual cash incentive award is subject as a result of making the above-described election. The Committee shall have sole discretion to determine the number of additional shares of Restricted Stock or additional Restricted Stock Units to be issued, if any. The election procedures and other terms and conditions of the arrangement described herein shall be designed and operated in a manner designed to comply with Code section 409A.

10. Goal-Based Stock.

(a)

The Committee may grant Goal-Based Stock awards to eligible employees, officers, consultants and advisors of Dominion or a Dominion Company. Each Goal-Based Stock award shall be evidenced by a Grant Agreement, which shall state the target number of shares of Goal-Based Stock and the Performance Goals and other terms and conditions to which the Goal-Based Stock award is subject. For the avoidance of doubt, awards of Goal-Based Stock may also be referred to as performance shares.

(b)

The Committee shall establish the performance period for an award of Goal-Based Stock, the target, minimum and/or maximum number of shares of Company Stock payable under the award at different levels of performance, and the Performance Goals on which the vesting and payment of the shares will be based. The minimum performance period for an award of Goal-Based Stock shall be one (1) year.

(c)

After the end of the performance period and subject to the determination of the performance results by the Committee in its discretion, the number of shares of Company Stock that have been earned under the award pursuant to the terms of the Grant Agreement shall be issued to the Participant. The issued shares may be subject to additional service-based vesting conditions or transferability restrictions as provided by the Committee in the Grant Agreement. The Committee may at any time, in its sole discretion, remove or revise any Performance Goals for an award of Goal-Based Stock.

(d)

A Participant shall have no rights as a shareholder until the Committee has determined in its discretion that the Performance Goals of the Goal-Based Stock award have been achieved and shares of Company Stock have been issued. The Committee may grant dividend or dividend equivalent rights in its discretion with respect to any award of Goal-Based Stock in the form of Restricted Stock or Restricted Stock Units, consistent with the requirements of Section 7(c) or 8(c) above, as applicable. Any dividends or dividend equivalents with respect to any Goal-Based Stock in the form of Restricted Stock or Restricted Stock Units award shall only be paid to the extent the underlying award vests and the performance objectives are achieved.

11. Options.

(a)

The Committee may grant Options to eligible employees, officers, consultants and advisors of Dominion or a Dominion Company. Each Option award shall be evidenced by a Grant Agreement stating the number of shares of Company Stock for which Options are granted, the exercise price per share, whether the Options are Incentive Stock Options or Nonstatutory Stock Options, the extent, if any, to which associated Stock Appreciation Rights are granted, the conditions to which the grant and exercise of the Options are subject, and all other terms and conditions to which the Option is subject.

(b)	The exercise price per share of an Option shall be no less than 100% of the Fair Market Value of the shares on the Date of Grant, except as provided in Section 18.
(c)

Options may be exercised in whole or in part at the times as may be specified by the Committee in the Participant’s Grant Agreement; provided that no Option may be exercised after the expiration of eight years from the Date of Grant.

(d)	Incentive Stock Options may be granted only to employees of Dominion or a Dominion Company and shall be subject to the following provisions:
(i)

No Incentive Stock Option may be exercised after the first to occur of (x) eight years from the Date of Grant, (y) three months following the date of the Participant’s retirement or termination of employment for reasons other than Disability or death, or (z) one year following the date of the Participant’s termination of employment on account of Disability or death.

B-6 DOMINION ENERGY | 2024 PROXY STATEMENT

(ii)

An Incentive Stock Option by its terms shall be exercisable in any calendar year only to the extent that the aggregate Fair Market Value (determined at the Date of Grant) of the Company Stock with respect to which Incentive Stock Options are exercisable for the first time during the calendar year does not exceed $100,000 (the “Limitation Amount”). Incentive Stock Options granted under the Plan and all other plans of any Employer shall be aggregated for purposes of determining whether the Limitation Amount has been exceeded. The Committee may impose any conditions as it deems appropriate on an Incentive Stock Option to ensure that the foregoing requirement is met. If Incentive Stock Options that first become exercisable in a calendar year exceed the Limitation Amount, the excess Options will be treated as Nonstatutory Stock Options to the extent permitted by law.

(e)

Options may be exercised by the Participant giving written notice of the exercise to Dominion, stating the number of shares the Participant has elected to purchase under the Option. The notice shall be effective only if accompanied by the exercise price in full in cash; provided, however, if the Committee so permits, the Participant may (i) to the extent permitted by applicable law, deliver a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to Dominion, from the sale or loan proceeds with respect to the sale of Company Stock or a loan secured by Company Stock, the amount necessary to pay the exercise price and any Applicable Withholding Taxes, (ii) request that Dominion withhold from the shares of Company Stock that would otherwise be deliverable upon exercise of the Option a number of shares with an aggregate Fair Market Value (as of the exercise date) equal to all or any portion of the aggregate exercise price and Applicable Withholding Taxes owed with respect to such exercise; (iii) deliver Company Stock with an aggregate Fair Market Value (as of the exercise date) equal to all or any portion of the aggregate exercise price and Applicable Withholding Taxes, or (iv) use any other methods of payment as the Committee, at its discretion, deems appropriate. Until a Participant has paid the exercise price and any Applicable Withholding Taxes, no shares of Company Stock shall be issued and the Participant shall have no rights with respect thereto.

(f)

“Reload options,” meaning new Options issued upon the exercise of an Option to replace shares of Company Stock used to pay the exercise price of, or any withholding taxes with respect to, the Option, are expressly prohibited.

(g)	In no event will dividend or dividend equivalent rights be granted with respect to Options.

12. Stock Appreciation Rights.

(a)

The Committee may grant Stock Appreciation Rights to eligible employees, officers, consultants and advisors of Dominion or a Dominion Company. Each Stock Appreciation Right award shall be evidenced by a Grant Agreement stating the number of shares for which Stock Appreciation Rights are granted, the exercise or base price per share, whether the Stock Appreciation Right is exercisable by the Participant or is to be settled on a fixed date or event, and all other terms and conditions to which the Stock Appreciation Rights are subject. Stock Appreciation Rights may be granted in connection with all or any part of a Nonstatutory Stock Option to a Participant or as a standalone award.

(b)

Stock Appreciation Rights shall entitle the Participant, upon exercise or settlement, to receive from Dominion an amount equal to the excess, if any, of (x) the aggregate Fair Market Value of the Company Stock covered by the exercised or settled Stock Appreciation Right on the date of exercise or settlement over (y) the aggregate exercise price or base price of the Stock Appreciation Right being exercised or settled. Stock Appreciation Rights may be paid or settled in cash or in shares of Company Stock or any portion thereof as set forth in the Grant Agreement, with the number of any shares of Company Stock to be issued upon exercise or settlement determined by dividing the aggregate payment or settlement amount of the Stock Appreciation Right upon exercise or settlement by the Fair Market Value per share of the Company Stock on the date of exercise or settlement, rounded down to the nearest whole share. A Participant shall not have any rights as a shareholder with respect to a stock-settled Stock Appreciation Right unless and until the shares have been issued. In no event will dividend or dividend equivalent rights be granted with respect to Stock Appreciation Rights.

(c)

The exercise price per share of a Stock Appreciation Right that is exercisable by a Participant shall not be less than 100% of the Fair Market Value of a share of the Company Stock on the Date of Grant, subject to adjustment under Section 18 below. The base price of a Stock Appreciation Right that is not exercisable by a Participant shall be any amount determined by the Committee in its sole discretion.

(d)

Stock Appreciation Rights that are exercisable by a Participant shall be exercisable at such times and subject to such conditions as are set forth in the Grant Agreement, but in any event shall not be exercisable for more than eight (8) years after the Date of Grant. Stock Appreciation Rights that are not exercisable by a Participant shall be settled on the dates or events set forth in the Grant Agreement. Stock Appreciation Rights that are exercisable by a Participant may be exercised by the Participant giving written notice of the exercise to Dominion, stating the number of Stock Appreciation Rights the Participant has elected to exercise.

(e)

Stock Appreciation Rights that are granted in tandem with Nonstatutory Stock Options shall entitle the Participant, upon exercise of all or any part of the Stock Appreciation Rights, to surrender to Dominion unexercised that portion of the related Nonstatutory Stock Option relating to the same number of shares of Company Stock as is covered by the Stock Appreciation Rights (or the

DOMINION ENERGY | 2024 PROXY STATEMENT B-7

portion of the Stock Appreciation Rights so exercised) and to receive in exchange from Dominion an amount equal to the excess of (x) the aggregate Fair Market Value on the date of exercise of the Company Stock covered by the surrendered portion of the related Nonstatutory Stock Option over (y) the aggregate exercise price of the Company Stock covered by the surrendered portion of the related Nonstatutory Stock Option. Upon the exercise of a Stock Appreciation Right and surrender of the related portion of the related Nonstatutory Stock Option, the Nonstatutory Stock Option, to the extent surrendered, shall not thereafter be exercisable. A tandem Stock Appreciation Right shall be exercisable only to the extent that the related Nonstatutory Stock Option is exercisable and only at a time when the Fair Market Value of the Company Stock covered by the Stock Appreciation Right exceeds the exercise price of the Company Stock covered by the related Nonstatutory Stock Option. A tandem Stock Appreciation Right shall have the same Date of Grant and expiration date as the related Nonstatutory Stock Option and the exercise price per share of the tandem Stock Appreciation Right shall equal the exercise price per share of the related Nonstatutory Stock Option. For avoidance of doubt, Stock Appreciation Rights may not be granted in tandem with Incentive Stock Options.

13. Repricings of Options and SARs Expressly Prohibited. Notwithstanding anything in the Plan to the contrary, the Committee is expressly prohibited, whether through amendment or otherwise, from (i) reducing the exercise price of any outstanding Option or Stock Appreciation Right, (ii) granting a new Option, Stock Appreciation Right or other Incentive Award in substitution for or upon the cancellation of any previously granted Option or Stock Appreciation Right, which has the effect of reducing the exercise price thereof, (iii) exchanging any underwater Option or Stock Appreciation Right for stock, cash or other consideration, or (iv) taking any other action that would be considered a “repricing” of an Option or Stock Appreciation Right under the listing standards of the New York Stock Exchange, unless in connection with an event described in Section 18 below or as approved by Dominion’s shareholders.

14. Transferability of Incentive Awards. Except as otherwise provided in this Section 14, by applicable law or by the terms of a Grant Agreement, (i) all Incentive Awards are non-transferable and shall not be subject in any manner to anticipation, alienation, assignment, pledge, encumbrance or charge; (ii) Options and Stock Appreciation Rights shall be exercised only by the Participant; and (iii) amounts payable or shares issuable pursuant to an Incentive Award shall be delivered only to (or for the account of) the Participant. The foregoing exercise and transfer restrictions shall not apply to: (a) transfers to Dominion upon forfeiture or cancellation of an Incentive Award or to pay the exercise price of an Option or to an Employer to pay Applicable Withholding Taxes; (b) transfers to or exercises by the Participant’s beneficiary in the event of a Participant’s death, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution; (c) transfers pursuant to a qualified domestic relations order (as defined in the Code) (in the case of Incentive Stock Options, to the extent such transfers are permitted by the Code); or (d) if the Participant is incapacitated, permitted transfers to or exercises on behalf of the Participant by his or her legal representative. The Committee may expressly provide in the Grant Agreement that an Incentive Award (other than an Incentive Stock Option) may be transferred to, exercised by and paid to members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, for estate and/or tax planning purposes, for no consideration, and in compliance with applicable securities laws.

15. Applicable Withholding Taxes. An Employer shall have the right to deduct from any exercise, payment, vesting or settlement of an Incentive Award made under the Plan, including the delivery or vesting of shares, a sufficient amount to cover Applicable Withholding Taxes or to take such other action as may be necessary to satisfy any such withholding obligations. The Committee may permit the Participant to remit separate payment in cash or shares of Company Stock to satisfy Applicable Withholding Taxes in lieu of Employer withholding. Any shares withheld by or remitted to the Employer in satisfaction of Applicable Withholding Taxes shall be valued at their Fair Market Value as of the exercise, payment or settlement date of the applicable Incentive Award.

16. Effective Date of the Plan. The Effective Date of the Plan shall be May 7, 2024, the date of Dominion’s 2024 annual meeting of shareholders, subject to approval of the Plan by Dominion’s shareholders at such meeting. Until the Plan has been approved by Dominion’s shareholders and the requirements of all applicable securities laws have been met, no Incentive Awards shall be granted or exercised under the Plan, unless the grant or exercise is contingent on the occurrence of these events.

17. Termination and Amendment. If not sooner terminated by the Board, the Plan shall terminate at the close of business on the date after the 2034 annual meeting of Dominion’s shareholders. No Incentive Awards shall be made under the Plan after its termination. The Board may terminate the Plan at any time before then, and may amend the Plan and any Incentive Awards under the Plan at any time and in any respects as it shall deem advisable; provided that, except as otherwise expressly provided herein or in Section 18 below or in a Participant’s Grant Agreement, no termination or amendment of the Plan or any Incentive Award under the Plan shall materially adversely affect a Participant’s rights with respect to any outstanding Incentive Award without that

B-8 DOMINION ENERGY | 2024 PROXY STATEMENT

Participant’s consent. Furthermore, no amendment shall be effective without the approval of the Company’s stockholders if stockholder approval is required by applicable law, rule or regulations, including any applicable rule of the New York Stock Exchange, or such amendment seeks to modify Section 13 hereof. Notwithstanding the foregoing, the Board may amend the Plan and Incentive Awards without having to obtain the consent of any affected Participant as it deems necessary or appropriate to ensure compliance with applicable laws or to cause Incentive Awards to avoid adverse tax consequences under the Code and regulations thereunder.

18. Change in Capital Structure.

(a)

In the event of any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Company Stock; any exchange of shares of Company Stock or other securities of Dominion; or any similar, unusual or extraordinary corporate transaction in respect of the Company Stock, the number and kind of shares of stock or securities of Dominion to be subject to the Plan and to Incentive Awards then outstanding or to be granted thereunder, the maximum number of shares or securities which may be delivered under the Plan, the limits on Incentive Awards under Sections 4, 7(b) and 8(b) of the Plan, the exercise price of Options and the exercise or base price of Stock Appreciation Rights, and any other relevant terms or conditions of the Plan or outstanding Incentive Awards thereunder shall be equitably and proportionally adjusted by the Committee, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any Incentive Award, the Committee may adjust appropriately the number of shares covered by the award so as to eliminate the fractional shares. Unless otherwise expressly provided in the applicable Grant Agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described herein, or a sale of all or substantially all of the business or assets of Dominion as an entirety, the Committee shall equitably and proportionately adjust the Performance Goals applicable to any then-outstanding Incentive Awards to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the awards. It is intended that, if possible, any adjustments contemplated by this Section 18(a) be made in a manner that satisfies applicable legal, tax (including, without limitation and as applicable in the circumstances, Code sections 424 and 409A) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

(b)

Notwithstanding anything to the contrary in Section 18(a), the provisions of this Section 18(b) shall apply to an outstanding Incentive Award if a Change of Control occurs. If Dominion undergoes a Change of Control and Dominion is not the Surviving Entity and the successor to Dominion (if any) (or a parent thereof) does not agree in writing prior to the occurrence of the Change of Control to continue and assume the award following the Change of Control, or if for any other reason the award would not continue after the Change of Control, then upon the Change of Control: (i) if the award is an Option or SAR, it shall vest fully and completely, any and all restrictions on exercisability or otherwise shall lapse, and it shall be fully exercisable; and (ii) if the award is any other type of award other than an Option or SAR, it shall immediately vest fully and completely, and all restrictions shall lapse, and the award shall be paid or settled; provided, however, that if the award is performance-based, any payment under the award shall be computed based on the performance terms of the award and based on actual performance achieved to the date of the Change of Control, as determined in the sole discretion of the Committee. No acceleration of vesting, exercisability and/or payment of an outstanding Incentive Award shall occur in connection with a Change of Control if either (i) Dominion is the Surviving Entity, or (ii) the successor to Dominion (if any) (or a parent thereof) agrees in writing prior to the Change of Control to assume the award; provided, however, that individual awards may provide for acceleration under these circumstances as contemplated by Section 18(c) below. If an Option or SAR is fully vested or becomes fully vested as provided in this paragraph but is not exercised or paid prior to the Change of Control and Dominion is not the Surviving Entity and the successor to Dominion (if any) (or a parent thereof) does not agree in writing prior to the occurrence of the Change of Control to continue and assume the award following the Change of Control, or if for any other reason the award would not continue after the Change of Control, then the Committee may provide for the settlement in cash of the award (such settlement to be calculated as though the award was paid or exercised simultaneously with the Change of Control and based upon the then Fair Market Value of a share of Company Stock). An Option or SAR so settled by the Committee shall automatically terminate. If, in such circumstances, the Committee does not provide for the cash settlement of an Option or SAR, then upon the Change of Control such Option or SAR shall terminate; provided that the Participant shall be given reasonable notice of such intended termination and an opportunity to exercise the Option or SAR prior to or upon the Change of Control.

(c)

Notwithstanding the provisions of Section 18(b), Incentive Awards issued under the Plan may contain specific provisions regarding the consequences of a Change of Control and, if contained in an award, those provisions shall be controlling in the event of any inconsistency. (For example, and without limitation, an award may provide that acceleration will occur in connection with a Change of Control if the Participant is terminated by his or her Employer without cause or the Participant terminates employment for good reason.) The occurrence of a particular Change of Control under the Plan shall have no effect on any award granted under the Plan after the date of that Change of Control.

DOMINION ENERGY | 2024 PROXY STATEMENT B-9

(d)

The Committee may make adjustments pursuant to Section 18(a) and/or deem an acceleration of vesting of awards pursuant to Section 18(b) to occur sufficiently prior to an event if necessary or deemed appropriate to permit the participant to realize the benefits intended to be conveyed with respect to the shares underlying the award; provided, however, that the Committee shall reinstate the original terms of an award if the related event does not actually occur.

(e)

Notwithstanding anything in the Plan to the contrary, the Committee may take any action contemplated under this Section 18 without the consent of any Participant, and the Committee’s determination shall be conclusive and binding on all persons for all purposes.

19. Administration of the Plan.

(a)

The Plan shall be administered by the Committee. Subject to the express provisions and limitations set forth in this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of this Plan, including, without limitation, the following:

(i)	to prescribe, amend and rescind policies relating to this Plan, and to interpret the Plan, including defining terms not otherwise defined;
(ii)	to determine which persons will be Participants, to which of the Participants, if any, Incentive Awards shall be granted hereunder and the timing of any Incentive Awards;
(iii)

to grant Incentive Awards to Participants and determine the terms and conditions thereof, including the number of shares of Company Stock subject to Incentive Awards and the exercise or purchase price of the shares of Company Stock and the circumstances under which Incentive Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of Performance Goals, the occurrence of certain events, or other factors;

(iv)

to establish or verify the extent of satisfaction of any Performance Goals or any other terms and conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Incentive Award;

(v)	to determine whether, to what extent and under what circumstances any Incentive Award shall be canceled or suspended, or vesting terms or other restrictions continued, waived or accelerated;
(vi)	to prescribe and amend the terms of the Grant Agreements or other documents evidencing Incentive Awards made under this Plan (which need not be identical);
(vii)	to determine whether, and the extent to which, adjustments are required pursuant to Section 18;
(viii)

to interpret and construe this Plan, any policies under this Plan and the terms and conditions of any Incentive Award granted hereunder, and to make exceptions to any provisions for the benefit of Dominion;

(ix)

to delegate any portion of its authority under the Plan to make Incentive Awards to an executive officer of Dominion, subject to compliance with applicable state law and the requirements of Rule 16b-3 under the Act and any other conditions that the Committee may establish;

(x)

to establish subplans and the like as may be necessary to comply with provisions of the laws and applicable regulatory rulings of countries in which Dominion or any Dominion Company operates in order to assure the viability of Incentive Awards granted under the Plan and to enable Participants employed in such countries to receive advantages and benefits under the Plan and such laws and rulings; and

(xi)	to make all other determinations deemed necessary or advisable for the administration of this Plan.
(b)

The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive as to any Participant. The Committee may consult with counsel, who may be counsel to Dominion, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

(c)

A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

(d)

The Committee may delegate the administration of the Plan to an officer or officers of Dominion, and the administrator(s) may have the authority to execute and distribute agreements or other documents evidencing or relating to Incentive Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Incentive Awards, to process or oversee the issuance of shares of Company Stock upon the exercise, vesting and/or settlement of an Incentive Award, to interpret the terms of Incentive Awards and to take any other actions as the Committee may specify, provided that in no case shall any administrator be authorized to grant Incentive Awards under the Plan. Any action by an administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any administrator, provided that the actions and interpretations of any administrator shall be subject to review and approval, disapproval or modification by the Committee.

20. Notice. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows (a) if to Dominion—at the

B-10 DOMINION ENERGY | 2024 PROXY STATEMENT

principal business address of Dominion to the attention of the Corporate Secretary of Dominion; and (b) if to any Participant—at the last address of the Participant known to the sender at the time the notice or other communication is sent.

21. Interpretation. The Plan is intended to operate in compliance with the provisions of all applicable federal and state securities laws and to facilitate compliance with, and optimize the benefits from, the applicable provisions of the Code. Unless otherwise specifically provided under the terms of any such plan or program, settlements of awards received by participants under the Plan shall not be deemed a part of a participant’s regular, recurring compensation for purposes of calculating payments or benefits from any benefit plan or severance program of Dominion or a Dominion Company or any severance pay law of any country. Nothing contained in the Plan will be deemed in any way to limit or restrict Dominion or any Dominion Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect. The terms of this Plan shall be governed by the laws of the Commonwealth of Virginia, without regard to its conflict of law principles.

22. Beneficiary Matters. If permitted by the Committee, a Participant may designate a Beneficiary to receive benefits due under an Incentive Award, if any, upon the Participant’s death. Designation of a Beneficiary shall be made by execution of a form approved or accepted by the Committee. In the absence of a valid Beneficiary designation, a Participant’s surviving spouse, if any, and if none, the Participant’s estate, shall be the Beneficiary. A Participant may change a prior Beneficiary designation made under this Section 22 by a subsequent execution of a new Beneficiary designation form. The change in Beneficiary will be effective upon receipt by the Committee. Any payment made to a Beneficiary under this Plan in good faith shall fully discharge Dominion and the Dominion Companies from all further obligations with respect to that payment. If the Committee has any doubt as to the proper Beneficiary to receive a payment under this Plan, the Committee shall have the right to withhold such payment until the matter is fully adjudicated. In making any payment to or for the benefit of any minor or an incompetent Participant or Beneficiary, the administrator, in its sole and absolute discretion, may make a distribution to a legal or natural guardian or other relative of a minor or court-appointed representative of such incompetent. Alternatively, it may make a payment to any adult with whom the minor or incompetent temporarily or permanently resides. The receipt by a guardian, representative, relative or other person shall be a complete discharge of Dominion and the Dominion Companies’ obligations under the Plan. Dominion shall have no responsibility to see to the proper application of any payment so made. The Plan shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

23. Section 409A Matters.

(a)

The Plan and any Incentive Awards granted hereunder that provide for a deferral of compensation for purposes of Code section 409A are intended to comply with the applicable provisions of Code section 409A and shall be interpreted to the maximum extent possible in accordance with such intent. Notwithstanding the foregoing, the Company makes no representation that any or all of the payments or benefits described in the Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Code section 409A from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Code section 409A.

(b)

With respect to any Incentive Award that provides for a deferral of compensation for purposes of Code section 409A and that is payable under its terms on a Participant’s termination of employment or other service, (i) any references herein and in the Participant’s Grant Agreement to the Participant’s termination of employment or date of termination of employment shall refer to the Participant’s Separation from Service or date of Separation from Service, as the case may be; and (ii) notwithstanding any provision herein or in the Participant’s Incentive Award to the contrary, if at the time of payment under such an Incentive Award, the Participant is a “specified employee” (as defined below), such payment is not exempt from Code section 409A as a short-term deferral or otherwise, and to the extent necessary to avoid the imposition of taxes under Code section 409A, then no such payment shall occur prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of the Participant’s Separation from Service, or (B) the date of the Participant’s death. Upon the expiration of the six (6)-month deferral period referred to in the preceding sentence or the Participant’s death, all amounts that would otherwise have been paid during such period but for this Section 23 shall be paid and any amounts that remain to be paid under the Award shall be paid in accordance with the terms hereof and of the Award Agreement. The term “specified employee” shall have the same meaning as assigned to that term under Code section 409A(a)(2)(B)(i) and whether a Participant is a specified employee shall be determined in accordance with written guidelines adopted by Dominion for such purposes.

(c)

With respect to any Award that provides for a deferral of compensation for purposes of Code section 409A and that is payable under its terms upon a Change of Control, or under which the time or form of payment of the Award varies depending on whether a Change of Control has occurred, any references herein and in the Participant’s Grant Agreement to a Change of Control or date of the Change of Control shall refer to a Qualifying Change of Control or the date of a Qualifying Change of Control, as the case may be.

DOMINION ENERGY | 2024 PROXY STATEMENT B-11

24. Securities Law Compliance. If at any time on or after the effective date of this amended and restated Plan as described in Section 16 above, the Committee should determine that the issuance of any shares of Company Stock under an Incentive Award granted under the Plan, whether pursuant to the exercise of an Option or Stock Appreciation Right or otherwise, would result in the violation of any applicable federal or state securities laws with respect to the Plan, then no shares of Company Stock shall be issued, and no Options or Stock Appreciation Rights shall be exercised, unless and until the Committee has determined that the issuance of such shares or the exercise of such Options or Stock Appreciation Rights would not result in such violation. If a Participant’s right to exercise an Option or Stock Appreciation Right is suspended pursuant to the preceding sentence, the Committee may provide that any time period to exercise the Option or Stock Appreciation Right is extended or tolled during such period of suspension.

25. No Right to Continued Service. The grant of an Incentive Award shall not obligate an Employer to pay an employee, officer, advisor or consultant any particular amount of remuneration, to continue the employment or other service of the employee, officer, advisor or consultant after the grant or to make further grants to the employee, officer, advisor or consultant at any time thereafter.

26. Unfunded Plan. Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between Dominion and any Participant or other person. To the extent any person holds any rights by virtue of an Incentive Award granted under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of Dominion.

27. Clawback of Incentive Awards. Notwithstanding any other provisions in this Plan, any Incentive Award shall be subject to clawback, recovery or recoupment as set forth in any Grant Agreement and/or pursuant to any clawback or recoupment policy adopted by Dominion, including, but not limited to, any policy adopted in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and resulting rules issued by the Securities and Exchange Commission or national securities exchanges thereunder.

B-12 DOMINION ENERGY | 2024 PROXY STATEMENT

Dominion Energy®

120 Tredegar Street
Richmond, Virginia 23219

DominionEnergy.com

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DOMINION ENERGY, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717

Use one of the voting methods below up until 11:59 p.m. Eastern Time on May 6, 2024, or 11:59 p.m. Eastern Time on May 2, 2024 for shares held in one of the employee savings plans sponsored by Dominion Energy, Inc. or its subsidiaries.

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Mark, sign and date your proxy card and return it in the postage-paid envelope provided to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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V35163-P06001	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

DOMINION ENERGY, INC.

Election of Directors—The Board of Directors recommends a vote FOR each of the director nominees.

1.	Election of Directors. The nominees are:		For	Against	Abstain

	1A. 1B. 1C. 1D. 1E. 1F. 1G. 1H. 1I. 1J. 1K.	James A. Bennett Robert M. Blue Paul M. Dabbar D. Maybank Hagood Mark J. Kington Kristin G. Lovejoy Joseph M. Rigby Pamela J. Royal, M.D. Robert H. Spilman, Jr. Susan N. Story Vanessa Allen Sutherland	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐
						The Board of Directors recommends a vote FOR Items 2, 3 and 4.		For	Against	Abstain
						2.	Advisory Vote on Approval of Executive Compensation (Say on Pay)	☐	☐	☐
						3.	Ratification of Appointment of Independent Auditor	☐	☐	☐
						4.	Approval of 2024 Incentive Compensation Plan	☐	☐	☐
						The Board of Directors recommends a vote AGAINST Items 5 and 6.		For	Against	Abstain
						5.	Shareholder Proposal Regarding a Policy to Require an Independent Chair	☐	☐	☐
						6.	Shareholder Proposal Regarding Amending the Articles of Incorporation to Become a Benefit Corporation	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

DOMINION ENERGY, INC.

2024 Annual Meeting of Shareholders

Tuesday, May 7, 2024, 9:30 a.m. ET

Attending the Annual Meeting

We are pleased to welcome shareholders to the 2024 Annual Meeting. This year’s Annual Meeting will be held in a virtual format.

To attend, vote and submit questions during the Annual Meeting, visit www.virtualshareholdermeeting.com/D2024 and enter the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card. Online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting. Attendance at the Annual Meeting is subject to capacity limits set by the virtual meeting platform provider. To submit questions in advance of the Annual Meeting, visit www.proxyvote.com/dominion and enter the 16-digit control number.

Even if you plan on attending the Annual Meeting, we encourage you to vote your shares in advance online, or if you requested printed copies of the proxy materials, by phone or by mail, to ensure that your vote will be represented at the Annual Meeting. For more detailed information, see the section entitled “Questions and Answers About the 2024 Annual Meeting and Voting” in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting:

The Notice of Annual Meeting, 2024 Proxy Statement, 2023 Annual Report and

2023 Annual Report on Form 10-K are available at www.proxyvote.com/dominion.

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V35164-P06001

DOMINION ENERGY, INC.

2024 Annual Meeting of Shareholders

Tuesday, May 7, 2024, 9:30 a.m. ET

This Proxy is solicited on behalf of the Board of Directors.

The undersigned appoints Pamela J. Royal, M.D., Robert H. Spilman, Jr. and Carlos M. Brown, or any one of them, with the power of substitution, as proxies to vote all shares of the undersigned at the 2024 Annual Meeting of Shareholders on May 7, 2024, and at any and all adjournments or postponements thereof. This proxy, when properly executed, will be voted as directed on the reverse side by the undersigned. If this card is returned signed with no direction given, this proxy will be voted “FOR” each of the 11 director nominees named in Item 1, “FOR” Items 2, 3 and 4 and “AGAINST” Items 5 and 6. In their discretion, the proxies are authorized to vote on any other matters that properly come before the 2024 Annual Meeting.

This card also serves as voting instructions to the applicable Trustee of each of the employee savings plans sponsored by Dominion Energy, Inc. or its subsidiaries (the Employee Savings Plans). This card, when properly executed, directs the applicable Trustee to vote the Dominion Energy shares related to your Employee Savings Plan account at the 2024 Annual Meeting as indicated on the reverse side. If this card is returned signed with no direction given or is not returned at all, shares will be voted by the applicable Trustee as directed by an independent fiduciary hired by the Plan Administrator for all Employee Savings Plans. All voting instructions will be kept confidential. You may not vote your Employee Savings Plan shares at the 2024 Annual Meeting. To be counted in the final tabulation, the applicable Trustee must receive your proxy instructions and vote your Employee Savings Plan shares no later than 11:59 p.m. Eastern Time on May 2, 2024.

(This card must be signed and dated on the other side).